Exhibit 4.1

MACY’S, INC.,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

AND

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Collateral Trustee

8.375% Senior Secured Notes due 2025

INDENTURE

Dated as of June 8, 2020

TABLE OF CONTENTS

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INDENTURE dated as of June 8, 2020, by and between MACY’S, INC., a Delaware corporation (the “Issuer” or the “Company”), the Guarantors party hereto from time to time and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”) and as collateral trustee (the “Collateral Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) its 8.375% Senior Secured Notes due 2025 issued on the date hereof (the “Initial Notes”) and (ii) any additional Notes (“Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued after the Issue Date.

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer, and (ii) to make this Indenture a valid agreement of the Issuer have been done;

WHEREAS, the Notes will be guaranteed on a senior secured basis by each Secured Guarantor and a senior unsecured basis by the Unsecured Guarantor; and

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

Article I
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1          Definitions.

“Access and Use Rights Agreement” means that certain Access and Use Rights Agreement, dated as of the Issue Date, by and among Bank of America, N.A., as administrative agent and collateral agent on behalf of each ABL Secured Party (as defined therein) and the Collateral Trustee, on behalf of itself and each Other Secured Party (as defined therein), as amended, amended and restated and otherwise modified pursuant to the terms of this Indenture or the Collateral Trust Agreement, as applicable

“Additional Assets” means:

(1)                any real property (other than Capital Stock) used or to be used by Propco or a Real Estate Subsidiary of Propco (it being understood that capital expenditures on real property or to replace any real property that is the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)                the Capital Stock of a Person that owns real property of a similar nature to the Real Property Collateral and has no other material assets, and that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Propco or a Subsidiary of Propco; or

(3)                Capital Stock constituting a minority interest in any Person that at such time is a Real Estate Subsidiary of Propco;

provided, that any such real property and Capital Stock are pledged as Collateral securing the Notes; provided further, that for purposes of the calculation of Applicable Proceeds, any such real property shall be valued at fair market value based on one or more broker opinions of value from a broker of national standing selected by the Company.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“AI” means an “accredited investor” as described in Rule 501(a)(4) under the Securities Act.

“Alternative Currency” means any currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars (as determined in good faith by the Company).

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a)                 the present value at such redemption date of (i) the redemption price of such Note at June 15, 2022 (such redemption price (expressed in percentage of principal amount) being set forth in the table under Section 5.6(e) (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over

(b)                the outstanding principal amount of such Note; in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two (2) Business Days prior to the redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to June 15, 2022; provided, however, that if the period from the redemption date to June 15, 2022 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets constituting Collateral of Propco or any of its Subsidiaries (each referred to in this definition as a “disposition”) other than:

(1)                a disposition by Propco or a Subsidiary of Propco to Propco or a Subsidiary of Propco;

(2)                a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3)                a disposition of inventory, goods or other assets in the ordinary course of business or consistent with past practice;

(4)                transactions permitted under Section 4.1 or a transaction that constitutes a Change of Control;

(5)                an issuance of Capital Stock by a Subsidiary of Propco to Propco or to another Subsidiary of Propco;

(6)                the making of any Permitted Investment;

(7)                dispositions in connection with Permitted Liens, Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(8)                dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(9)                conveyances, sales, transfers, licenses, sublicenses, cross-licenses or other dispositions of intellectual property, software or other general intangibles and licenses, sublicenses, cross-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(10)             the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice and, with respect to real property constituting Collateral of Propco or any of its Subsidiaries, pursuant to the Master Lease;

(11)             (i) foreclosure, condemnation, expropriation, forced disposition or any similar action with respect to any property or other assets, provided that any net cash proceeds are applied to invest in additional Collateral or an amount equal to the fair market value of such property or other assets is applied pursuant to Section 3.5; and (ii) the granting of Liens not prohibited by this Indenture;

(12)             any disposition of Capital Stock of a Subsidiary of Propco pursuant to an agreement or other obligation with or to a Person (other than Propco or a Subsidiary of Propco) from whom such Subsidiary was acquired, or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition, provided that any net proceeds are applied to restore the affected property or to invest in additional Collateral or an amount equal to the fair market value of such Capital Stock is applied pursuant to Section 3.5;

(13)             any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(14)             the unwinding of any Cash Management Obligations or Hedging Obligations;

(15)             transfers of property or assets subject to Casualty Events upon receipt of the net proceeds of such Casualty Event, provided that any net cash proceeds are applied to invest in additional Collateral or an amount equal to the fair market value of such property or assets is applied pursuant to Section 3.5;

(16)             the disposition of any assets (including Capital Stock) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Company to consummate any acquisition permitted by this Indenture, provided that any net cash proceeds are applied to invest in additional Collateral or an amount equal to the fair market value of such assets is applied pursuant to Section 3.5;

(17)             conveyance, transfer or other disposition in accordance with the provisions of the Master Lease of any portion of (a) the real estate owned by any Subsidiary of Propco that is not needed in connection with the Company’s or its Subsidiaries’ operation of the retail store or distribution center, as applicable, then located on the real estate, or (b) any then vacant improvements not comprising a portion of, or required in connection with the Company’s or its Subsidiaries’ use and operation of, the retail store or distribution center then located on the real estate, provided, in each case, that any net cash proceeds are applied to invest in additional Collateral or an amount equal to the fair market value of such real estate or vacant improvements is applied pursuant to Section 3.5; and

(18)             any sale, transfer or other disposition to affect the formation of any Subsidiary of Propco that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Subsidiary of Propco.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment, Propco, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments.

“Bankruptcy Law” means Title 11 of the United States Code or similar federal or state law for the relief of debtors.

“Board of Directors” means (i) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.

Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Business Successor” means (i) any former Subsidiary of the Company and (ii) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that all obligations of the Company and its Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on January 1, 2015 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Indenture regardless of any change in GAAP following January 1, 2015 (that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation).

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1)                (a) Dollars, Canadian dollars, pounds sterling, yen, euro, any national currency of any member state of the European Union or any Alternative Currency; or (b) any other foreign currency held by the Company and its Subsidiaries from time to time in the ordinary course of business or consistent with past practice;

(2)                securities issued or directly and fully guaranteed or insured by the United States, Canadian, United Kingdom or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), with maturities of 36 months or less from the date of acquisition;

(3)                certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, demand deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof issued by any bank, trust company or other financial institution (a) whose commercial paper is rated at least “P2” or the equivalent thereof by S&P or at least “A2” or the equivalent thereof by Moody’s (or, if at the time, neither S&P or Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) or (b) having combined capital and surplus in excess of $100.0 million;

(4)                repurchase obligations for underlying securities of the types described in clauses (2), (3), (7) and (8) entered into with any Person meeting the qualifications specified in clause (3) above;

(5)                securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualifications in clause (3) above;

(6)                commercial paper and variable or fixed rate notes issued by any Person meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within two years after the date of creation thereof, or if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;

(7)                marketable short-term money market and similar securities having a rating of at least “P2” or “A2” from either S&P or Moody’s, respectively (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company);

(8)                readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or any agency or instrumentality thereof, rated BBB- (or the equivalent) or better by S&P or Baa3 (or the equivalent) or better by Moody’s (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(9)                readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(10)             Investments with average maturities of 24 months or less from the date of acquisition in money market funds with a rating of “A” or higher from S&P or “A2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company);

(11)             with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “P2” or the equivalent thereof or from Moody’s is at least “A2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12)             Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(13)             bills of exchange issued in the United States of America, Canada, the United Kingdom, Japan, a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14)             investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above; and

(15)             any investment company, money market, enhanced high yield, pooled or other investment fund investing 90% or more of its assets in instruments of the types specified in the clauses above.

In the case of Investments made in a country outside the United States of America, Cash Equivalents shall also include investments of the type and maturity described in the clauses above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Casualty Event” means any taking under power of eminent domain or similar proceeding and any loss due to fire or other casualty, in each case relating to property or other assets that constituted Collateral in respect of any equipment, assets or real property (including any improvements thereon).

“Change of Control” means the occurrence of any of the following:

(a)                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person other than the Company or one of its Subsidiaries;

(b)                the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock or other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

(c)                 Propco is not a direct or indirect wholly owned Subsidiary of the Company.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control under clause (b) above if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “Person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Change of Control Triggering Event” means the occurrence of a Change of Control and, except in the case of the occurrence of an event described in clause (c) of the definition of “Change of Control,” a Rating Event.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all properties and assets of Propco and the other Secured Guarantors now owned or hereafter acquired in which Liens have been granted, or purported to be granted, or required to be granted, to the Collateral Trustee to secure any or all of the Parity Lien Obligations in accordance with the Security Documents, except:

(1)                any properties and assets in which the Collateral Trustee is required to release its Liens pursuant to Section 7 of the Collateral Trust Agreement; and

(2)                any properties and assets that no longer secure the Notes or any Obligations in respect thereof pursuant to Section 12.2(b);

provided that if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of Propco or any Secured Guarantor, such assets or properties will cease to be excluded from the Collateral if Propco or any Secured Guarantor thereafter acquires or reacquires such assets or properties; provided, further, that the Collateral Trustee’s Liens will attach to the cash proceeds received in respect of any such sale, transfer or other disposition to the extent provided in the Security Documents and shall be deposited in the Collateral Proceeds Account to the extent required by Section 12.8.

“Collateral Coverage Ratio” means, as of any date of determination, the ratio of (x) the fair market value of the Original Collateral (in the case of Real Property Collateral, based on one or more broker opinions of value from a broker of national standing selected by the Company) to (y) the aggregate principal amount of Indebtedness secured with a Parity Lien on the Collateral (and, for the avoidance of doubt, excluding any Indebtedness secured by a Lien on the Collateral with junior priority to the Parity Liens on the Collateral).

“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of June 8, 2020, by and among the Secured Grantors, the Trustee, the Collateral Trustee and Additional Parity Representative (as defined therein) from time to time party thereto, if any, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Trustee” means U.S. Bank National Association, as collateral trustee for the holders of the Parity Lien Obligations under the Security Documents and any successor pursuant to the provisions of this Indenture and the Security Documents.

“Company” means Macy’s, Inc., a Delaware corporation, together with its successors and assigns.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (i) intangible assets and non-cash organization costs, (ii) deferred financing and debt issuance fees, costs and expenses, (iii) capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities and (iv) capitalized fees related to any Qualified Securitization Financing or Receivables Facility, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)                increased (without duplication) by:

(a)                 Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net losses or any obligations on any Hedging Obligations or other derivative instruments, (y) bank, letter of credit and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense), to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(b)                (x) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial, territorial, local, unitary, excise, property, franchise, value added and similar taxes and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and similar taxes of such Person paid or accrued during such period (including in respect of repatriated funds), (y) any distributions made to a Parent Entity with respect to the foregoing and (z) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted and (not added back) in computing Consolidated Net Income; plus

(c)                 Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(d)                any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering, Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization or the incurrence of Indebtedness or Lien permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Issue Date), including (i) such fees, expenses or charges (including rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration, of the Notes, any Credit Facilities, any Securitization Fees and the Transactions, including Transaction Expenses, and (ii) any amendment, waiver or other modification of the Notes, Receivables Facilities, Securitization Facilities, any other Credit Facilities, any Securitization Fees, any other Indebtedness or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(e)                 (i) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions or divestitures after the Issue Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(f)                  any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) non-cash losses on the sale of assets and any write-offs or write-downs, deferred revenue or impairment charges, (ii) impairment charges, amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Notes) of such Person and its Subsidiaries and/or (iii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with the Transactions or any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Company may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Company elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid), or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any amortization of a prepaid cash item that was paid in a prior period or such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g)                the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Company Costs), operating expense reductions, other operating improvements (including the entry into material contracts or arrangements), revenue enhancements, and initiatives and synergies (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period form such actions) projected by the Company in good faith to be reasonably anticipated to be realizable or a plan for realization shall have been established within 36 months of the date thereof (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; plus

(h)                any costs or expenses incurred by the Company or a Subsidiary or a Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Stock held by management, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Company; plus

(i)                  rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP); plus

(j)                  losses, charges and expenses related to the pre-opening and opening of new stores, and start-up period prior to opening, that are operated, or to be operated, by the Company or any Subsidiary; plus

(k)                without duplication of amounts already included in the calculation of Consolidated EBITDA, for the first 18 months following a new store opening, an annualized amount for the most recent four consecutive fiscal quarters ending immediately prior to such date of determination based on the greater of (x) actual Consolidated EBITDA attributable to such new store for each month such new store is in operation and (y) the 24-month average Consolidated EBITDA for all similar stores that have been in operation for a period of at least 24 months (as reasonably determined by the Company); plus

(l)                  losses, charges and expenses related to a new facility until the date that is 24 months after the date of commencement of construction or the date of acquisition thereof, as the case may be; plus

(m)               cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(n)                any net loss included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(o)                the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(p)                unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes; plus

(q)                with respect to any joint venture, an amount equal to the proportion of those items described in clauses (b) and (c) above relating to such joint venture corresponding to the Company’s and its Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(r)                  the amount of any costs or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profits interests or other interests or rights holders of the Company or any of its Subsidiaries or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its Subsidiaries or any Parent Entities, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(s)                 adjustments of the nature or type used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (1) of “Summary Historical Consolidated Financial Information” contained in the Offering Memorandum; and (2) decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 840—Leases).

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)                consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) Securitization Fees, (ii) penalties and interest relating to taxes, (iii) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facility, (iv) any additional interest or liquidated damages owing pursuant to any registration rights obligations, (v) costs associated with obtaining Hedging Obligations, (vi) accretion or accrual of discounted liabilities other than Indebtedness, (vii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with the Transactions or any acquisition, (viii) amortization, expensing or write-off of deferred financing fees, amendment and consent fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, fees and expenses, discounted liabilities, original issue discount and any other amounts of non-cash interest and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (ix) any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees and any other fees related to the Transactions or any acquisitions after the Issue Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost, (xi) interest expense with respect to Indebtedness of any direct or indirect parent of such Person resulting from push-down accounting) and (xii) any lease, rental or other expense in connection with a Non-Financing Lease Obligations); plus

(2)                consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less

(3)                interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:

(1)                any net income (loss) of any Person if such Person is not a Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted into cash or Cash Equivalents) or that (as determined by the Company in its reasonable discretion) could have been distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution or return on investment;

(2)                solely for the purpose of determining the amount available for Restricted Payments under Section 3.2(a)(B)(1) hereof, any net income (loss) of any Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Subsidiary or its stockholders (other than (a) restrictions that have been waived or otherwise released (or such Person reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release) and (b) restrictions pursuant to the Notes, this Indenture, or other similar indebtedness, except that the Company’s equity in the net income of any such Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) or that could have been distributed by such Subsidiary during such period to the Company or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Subsidiary, to the limitation contained in this clause);

(3)                any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Company or its Subsidiaries, abandoned, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) or the designation of an Unrestricted Subsidiary other than in the ordinary course of business;

(4)                (a) any extraordinary, exceptional, unusual, infrequently occurring or nonrecurring loss, charge or expense, Transaction Expenses, restructuring and duplicative running costs, restructuring charges or reserves (whether or not classified as restructuring expense on the consolidated financial statements), relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities’ or bases’ opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Company or a Subsidiary had entered into with employees of the Company or a Subsidiary, signing, retention and completion bonuses (including management bonus pools), recruiting costs, costs incurred in connection with any strategic or cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs and charges (including settlements), expenses in connection with one-time rate changes, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs, human resources costs (including relocation bonuses), management transition costs, advertising costs, non-recurring product and intellectual property development costs or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions), retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs) and operating expenses attributable to the implementation of strategic or cost-savings initiatives, and, curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and professional, legal, accounting, consulting and other service fees incurred with any of the foregoing and (b) any charge, expense, cost, accrual or reserve of any kind associated with acquisition related litigation and settlements thereof;

(5)                (a) at the election of the Company with respect to any quarterly period, the cumulative effect of a change in law, regulation or accounting principles and changes as a result of the adoption or modification of accounting policies, (b) subject to the last paragraph of the definition of “GAAP,” the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including any impact resulting from an election by the Company to apply IFRS or other Accounting Changes) and (c) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications specified in the foregoing clauses (a) and (b);

(6)                (a) any equity-based or non-cash compensation or similar charge, cost or expense or reduction of revenue, including any such charge, cost, expense or reduction arising from any grant of stock, stock appreciation or similar rights, stock options, restricted stock, phantom equity, profits interests or other interests, or other rights or equity- or equity based incentive programs (“equity incentives”), any income (loss) associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Company or any Parent Entity or Subsidiary and any positive investment income with respect to funded deferred compensation account balances), roll-over, acceleration or payout of Capital Stock by employees, directors, officers, managers, contractors, consultants, advisors or business partners (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Parent Entity or Subsidiary, and any cash awards granted to employees of the Company and its Subsidiaries in replacement for forfeited awards, (b) any non-cash losses realized in such period in connection with adjustments to any employee benefit plan due to changes in estimates, actuarial assumptions, valuations, studies or judgments or non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation—Stock Compensation and (c) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, amortization of such amounts arising in prior periods, amortization of the unrecognized obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112, and any other item of a similar nature;

(7)                any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off, premiums paid or other expenses incurred);

(8)                any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions;

(9)                any fees, losses, costs, expenses or charges incurred during such period (including any transaction, retention bonus or similar payment), or any amortization thereof for such period, in connection with (a) any acquisition, recapitalization, Investment, Asset Disposition, disposition, issuance or repayment of Indebtedness (including such fees, expense or charges related to the offering, issuance and rating of the Notes, other securities and any Credit Facilities), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, other securities and any Credit Facilities), in each case, including the Transactions, any such transaction consummated on, prior to or after the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic 805—Business Combinations and any adjustments resulting from the application of Accounting Standards Codification Topic 460—Guarantees or any related pronouncements) and (b) complying with the requirements under, or making elections permitted by, the documentation governing any Indebtedness;

(10)             any unrealized or realized gain or loss resulting in such period from currency translation increases or decreases or transaction gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency risk), intercompany balances, other balance sheet items, Hedging Obligations or other obligations of the Company or any Subsidiary owing to the Company or any Subsidiary and any other realized or unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies;

(11)             any unrealized or realized income (loss) or non-cash expense attributable to movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP;

(12)             effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP and related pronouncements, including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof;

(13)             any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and investments recorded using the equity method or as a result of a change in law or regulation and the amortization of intangibles arising pursuant to GAAP;

(14)             (a) accruals and reserves (including contingent liabilities) that are established or adjusted in connection with the Transactions or within 24 months after the closing of any acquisition or disposition that are so required to be established or adjusted as a result of such acquisition or disposition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies and (b) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(15)             any income (loss) related to any realized or unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment (including embedded derivatives in customer contracts), and the application of Accounting Standards Codification Topic 815—Derivatives and Hedging and its related pronouncements or mark to market movement of other financial instruments pursuant to Accounting Standards Codification Topic 825—Financial Instruments, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP;

(16)             any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;

(17)             the amount of (x) Board of Director (or equivalent thereof) fees and indemnities, costs and expenses paid or accrued in such period to (or on behalf of) to any member of the Board of Directors (or the equivalent thereof) of the Company, any of its Subsidiaries and (y) payments made to option holders of the Company or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Entity, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity;

(18)             the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing or Receivables Facility; and

(19)             at the election of the Company with respect to any quarterly period, effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates).

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period), expenses, charges or losses with respect to liability or Casualty Events or business interruption.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Obligations and intercompany Indebtedness plus (b) the aggregate principal amount of Capitalized Lease Obligations and unreimbursed drawings under letters of credit of the Company and its Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn), minus (c) the aggregate amount of cash and Cash Equivalents included on the consolidated balance sheet of the Company and its Subsidiaries as of the end of the most recent fiscal period for which consolidated financial statements are available (which may be internal financial statements) (provided that the cash proceeds of any proposed incurrence of Indebtedness shall not be included in this clause (c) for purposes of calculating the Consolidated Total Leverage Ratio), with such pro forma adjustments as are consistent with the pro forma adjustments set forth under Section 1.3. For the avoidance of doubt, Consolidated Total Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as of such date to (y) LTM EBITDA.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)                to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)                to advance or supply funds:

(a)                 for the purchase or payment of any such primary obligation; or

(b)                to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)                to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Corporate Trust Office” means (i) with respect to the Trustee, the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, which office as of the date hereof (x) solely for purposes of surrender for registration of transfer or exchange or for presentation for payment or repurchase or for conversion is located at 111 Fillmore Avenue, St. Paul, MN 55107, Attention: Macy’s, Inc., and (y) for all other purposes is located at One Federal Street, Boston, MA 02110, Attention: Macy’s, Inc. – Carolina D. Altomare, or such other office as the Trustee may from time to time designate in writing to the Company and the Holders or (ii) the designated corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under one or more credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Definitive Notes” means certificated Notes.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by Propco or any Subsidiary of Propco in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5 hereof.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the net cash proceeds of which are excluded from the calculation set forth in Section 3.2(a)(B)(3) hereof.

“Discharge of Parity Lien Obligations” means the occurrence of all of the following:

(1)                termination or expiration of all commitments to extend credit that would constitute Parity Lien Debt;

(2)                with respect to each Series of Parity Lien Debt, either (x) payment in full in cash of the principal of and interest and premium (if any) on all Parity Lien Debt of such Series or (y) there has been a legal defeasance or covenant defeasance pursuant to the terms of the applicable Parity Lien Debt Documents for such Series of Parity Lien Debt; and

(3)                payment in full in cash of all other Parity Lien Obligations that are outstanding and unpaid at the time the Parity Lien Debt is paid in full in cash or, in the case of such other Parity Lien Obligations which constitute Hedging Obligations, the cash collateralization of all such Hedging Obligations on terms satisfactory to each applicable counterparty, and the expiration or termination of all outstanding transactions under the relevant hedging agreements (in each case, other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time);

provided, however, that if, at any time after the Discharge of Parity Lien Obligations has occurred, the Company thereafter enters into any Parity Lien Document evidencing Parity Lien Debt the incurrence of which is not prohibited by any applicable Parity Lien Debt Document, then such Discharge of Parity Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Indenture and the Collateral Trust Agreement and the Parity Lien Intercreditor Agreement, if any, with respect to such new Parity Lien Debt (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Parity Lien Obligations), and, from and after the date on which the Company designates such Funded Debt as Parity Lien Debt in an Officer’s Certificate in the form required under the Collateral Trust Agreement delivered to each Parity Lien Representative and the Collateral Trustee, the Obligations under such Parity Lien Document shall automatically and without any further action be treated as Parity Lien Obligations for all purposes of this Indenture and the Collateral Trust Agreement and the Parity Lien Intercreditor Agreement, if any, including for purposes of the Lien priorities and rights in respect of Collateral set forth in this Indenture and the Collateral Trust Agreement and the Parity Lien Intercreditor Agreement, if any.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)                matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)                is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.2 hereof; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any other entity in which the Company or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Distribution Center Collateral” means each mortgaged property described under “Description of Property—Distribution Centers” in the Offering Memorandum constituting Collateral and any other properties or assets constituting, part of or related to a distribution center that become Collateral in accordance with the Security Documents.

“Dollars” or “$” means the lawful currency of the United States of America.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means (x) a sale of Capital Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Company or any Parent Entity and (b) issuances of Capital Stock to any Subsidiary of the Company or (y) a cash equity contribution to the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means net cash proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Existing Unsecured Notes” means the 3.45% Senior notes due 2021; the 6.375% Senior notes due 2037; 6.9% Senior debentures due 2029; 6.7% Senior debentures due 2034; 6.65% Senior debentures due 2024; 7.0% Senior debentures due 2028; 8.75% Senior debentures due 2029; 6.9% Senior debentures due 2032; 6.7% Senior debentures due 2028; 7.875% Senior debentures due 2030; 6.79% Senior debentures due 2027; 10.25% Senior debentures due 2021; 7.6% Senior debentures due 2025; 9.5% amortizing debentures due 2021; 9.75% amortizing debentures due 2021; 3.875% Senior notes due 2022; 5.125% Senior notes due 2042; 2.875% Senior notes due 2023; 4.3% Senior notes due 2043; 4.375% Senior notes due 2023; 3.625% Senior notes due 2024; and 4.500% Senior notes due 2034, in each case, issued by the Unsecured Guarantor and guaranteed on a senior unsecured basis by the Company.

“fair market value” shall be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors setting out such fair market value as determined by such Officer or such Board of Directors , in each case in good faith.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(1)                Consolidated Interest Expense of such Person for such Period;

(2)                all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and

(3)                all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“Funded Debt” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)               in respect of borrowed money or advances; or

(2)               evidenced by loan agreements, bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), whether or not then available or drawn.

For the avoidance of doubt, “Funded Debt” shall not include Hedging Obligations.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Indenture (an “Accounting Change”), then the Company may elect that such standards, terms or measures shall be calculated as if such Accounting Change had or had not occurred.

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)                to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)                entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Secured Guarantor, the Unsecured Guarantor and any Subsidiary of the Unsecured Guarantor that Guarantees the Notes, in each case until such Notes Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“High Store Status” means, with respect to any retail store at the time of determination, that such retail store has a grade of A- or higher from the Store Grader or the equivalent of such rating by the Store Grader or, if no grade then exists, the equivalent of such rating as determined in good faith by the Company.

“High Store Collateral” means each mortgaged property constituting Store Collateral that has High Store Status (with respect to an Asset Disposition, such grade to be determined on the date of contractually agreeing to such Asset Disposition).

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)                the principal of indebtedness of such Person for borrowed money;

(2)                the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

(4)                the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)                Capitalized Lease Obligations of such Person;

(6)                the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)                the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)                Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent Guaranteed by such Person; and

(9)                to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (3), (4), (5) and (9) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815—Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)       Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)         Cash Management Obligations;

(iii)        any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, Non-Financing Lease Obligations, Sale and Leaseback Transactions or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv)        obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(v)         in connection with the purchase by the Company or any Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi)        for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vii)       obligations under or in respect of Qualified Securitization Financing or Receivables Facilities;

(viii)      Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push down accounting under GAAP;

(ix)        Capital Stock (other than in the case of clause (6) above, Disqualified Stock); or

(x)         amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 4.1.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Notes” has the meaning ascribed to it in the recitals of this Indenture.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, BofA

Securities, Inc., Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC, MUFG Securities Americas Inc., U.S. Bancorp Investments, Inc., Fifth Third Securities, Inc., PNC Capital Markets LLC, and Citigroup Global Markets Inc.

“Insolvency or Liquidation Proceeding” means:

(1)                any voluntary or involuntary case commenced by or against the Company or any Secured Guarantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization, receivership, liquidation or adjustment or marshaling of the assets or liabilities of the Company or any Secured Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Secured Guarantor or any similar case or proceeding relative to the Company or any Secured Guarantor or its creditors, in each case whether or not voluntary;

(2)                any liquidation, dissolution, marshaling of assets or liabilities or other winding up of or relating to the Company or any Secured Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)                any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any Secured Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or similar agreements, in each case where all parties to such agreement are one or more of the Company or a Subsidiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (excluding (i) accounts receivable, trade credit, advances or extensions of credit to customers, suppliers, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Person in the ordinary course of business or consistent with past practice, (ii) any debt or extension of credit represented by a bank deposit other than a time deposit, (iii) intercompany advances arising from cash management, tax and accounting operations and (iv) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by the applicable Person in respect of such Investment to the extent such amounts do not increase any other baskets under this Indenture.

“Investment Grade Securities” means:

(1)                securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)                securities issued or directly and fully guaranteed or insured by the Canadian, United Kingdom or Japanese governments, a member state of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)                debt securities or debt instruments with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(4)                investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(5)                corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1)                a rating of “BBB-” or higher from S&P;

(2)                a rating of “Baa3” or higher from Moody’s; or

(3)                a rating of “BBB-” or higher from Fitch;

or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization.

“Issue Date” means June 8, 2020.

“Issuer” has the meaning assigned to it in the recitals of this Indenture.

“Junior Lien Collateral Agent” means the Junior Lien Representative for the holders of any initial Junior Lien Obligations.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit C hereto (which agreement in such form or with changes thereto permitted by Section 9.1 hereof the Collateral Trustee is authorized to enter into) entered into among the Collateral Trustee and the applicable Junior Lien Collateral Agent in connection with the incurrence of any Junior Lien Obligations, as it may be amended from time to time.

“Junior Lien Obligations” means Indebtedness with a Junior Lien Priority and all other Obligations in respect thereof including, without limitation interest and premium (if any) (including Post-Petition Interest whether or not allowable), together with all Hedging Obligations and all guarantees of any of the foregoing.

“Junior Lien Priority” means Indebtedness that is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the Obligations pursuant to a Junior Lien Intercreditor Agreement (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Junior Lien Representative” means any duly authorized representative of any holders of Junior Lien Obligations, which representative is named as such in the Junior Lien Intercreditor Agreement or any joinder thereto.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof; and (4) any asset sale or a disposition excluded from the definition of “Asset Disposition.”

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may be internal financial statements), in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth under Section 1.3.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Company or any Subsidiary:

(1)                (a) in respect of travel, entertainment, relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company, its Subsidiaries or any Parent Entity with (in the case of this clause (1)(b)) the approval of the Board of Directors of the Company;

(2)                in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in connection with any closing or consolidation of any facility or office; or

(3)                not exceeding $25.0 million and 1.25% of LTM EBITDA in the aggregate outstanding at the time of incurrence.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of the Company or any Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant to Section 3.2(b)(vi) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Lease” means that certain Master Lease Agreement, dated as of June 8, 2020, by and among Macy’s Logistics, LLC, Macy’s Mall Real Estate, LLC, Bloomingdale’s Real Estate, LLC, Macy’s USQ, LLC, Macy’s Brooklyn, LLC, and Macy’s State Street, LLC, each, an Ohio limited liability company, as landlords, and Macy’s Retail Holdings, LLC, Macy’s Corporate Services, LLC, Bloomingdale’s, LLC, and Macy’s West Stores, LLC, each, a Delaware limited liability company, as tenants, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“MRH Bank Facilities” means the Credit Agreement, dated as of May 9, 2019, among the Unsecured Guarantor, the Company and Bank of America, N.A., as administrative agent, as the same may be amended, supplemented or otherwise modified from time to time.

“MRH Consolidated Net Tangible Assets” means total assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses, and other like intangibles, all as set forth on the most recent balance sheet of the Unsecured Guarantor and its consolidated Subsidiaries and computed in accordance with GAAP.

“MRH Existing Indebtedness” means (i) the Unsecured Guarantor’s 3.45% Senior notes due 2021, 6.375% Senior notes due 2037, 6.9% Senior debentures due 2029, 6.7% Senior debentures due 2034, 6.65% Senior debentures due 2024, 7.0% Senior debentures due 2028, 8.75% Senior debentures due 2029, 6.9% Senior debentures due 2032, 6.7% Senior debentures due 2028, 7.875% Senior debentures due 2030, 6.79% Senior debentures due 2027, 10.25% Senior debentures due 2021, 7.6% Senior debentures due 2025, 9.5% amortizing debentures due 2021, 9.75% amortizing debentures due 2021, 3.875% Senior notes due 2022, 5.125% Senior notes due 2042, 2.875% Senior notes due 2023, 4.3% Senior notes due 2043, 4.375% Senior notes due 2023, 3.625% Senior notes due 2024 and 4.500% Senior notes due 2034; and (ii) any other secured Indebtedness of the Unsecured Guarantor or secured or unsecured Indebtedness of its Restricted Subsidiaries existing on December 10, 2015.

“MRH Permitted Lien” means:

(a)            Liens (other than Liens on inventory) securing

(A)	MRH Existing Indebtedness;

(B)	Indebtedness under the MRH Bank Facilities in an aggregate principal amount at any one time not to exceed $2,800.0 million, less (i) principal payments actually made by the Unsecured Guarantor on any term loan facility under such MRH Bank Facilities (other than principal payments made in connection with or pursuant to a refinancing of the MRH Bank Facilities in compliance with clause (a)(I) below) and (ii) any amounts by which any revolving credit facility commitments under the MRH Bank Facilities are permanently reduced (other than permanent reductions made in connection with or pursuant to a refinancing of the MRH Bank Facilities in compliance with clause (a)(I) below), except that under no circumstances shall the total allowable Indebtedness under this clause (a)(B) be less than $2,153.1 million (subject to increase from and after the Issue Date at a rate, compounded annually, equal to 3.0% per annum) if incurred for the purpose of providing the Unsecured Guarantor and its Subsidiaries with working capital, including without limitation, bankers’ acceptances, letters of credit, and similar assurances of payment whether as part of the MRH Bank Facilities or otherwise;

(C)	Indebtedness existing as of the Issue Date of any Subsidiary of the Unsecured Guarantor engaged primarily in the business of owning or leasing real property;

(D)	Indebtedness incurred for the purpose of financing store construction and remodeling or other capital expenditures;

(E)	Indebtedness in respect of the deferred purchase price of property or arising under any conditional sale or other title retention agreement;

(F)	Indebtedness of a Person acquired by the Unrestricted Subsidiary or a Subsidiary of the Unrestricted Subsidiary at the time of such acquisition;

(G)	to the extent deemed to be “Indebtedness”, obligations under swap agreements, cap agreements, collar agreements, insurance agreements, or any other agreement or arrangement, in each case designed to provide protection against fluctuations in interest rates, the cost of currency or the cost of goods (other than inventory);

(H)	other Indebtedness in outstanding amounts not to exceed, in the aggregate, the greater of $750.0 million and 12.5% of MRH Consolidated Net Tangible Assets of the Unsecured Guarantor and the Restricted Subsidiaries of the Unsecured Guarantor at any particular time; and

(I)	Indebtedness incurred in connection with any extension, renewal, refinancing, replacement or refunding (including successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness of the Unsecured Guarantor or the Restricted Subsidiaries of the Unsecured Guarantor; provided that the principal amount of the Indebtedness so incurred pursuant to this clause (I) does not exceed the sum of the principal amount of the Indebtedness so extended, renewed, refinanced, replaced or refunded, plus all interest accrued thereon and all related fees and expenses (including any payments made in connection with procuring any required lender or similar consents);

(b)                Liens incurred and pledges and deposits made in the ordinary course of business in connection with liability insurance, workers’ compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended;

(c)                 Liens securing performance, surety and appeal bonds and other obligations of like nature incurred in the ordinary course of business;

(d)                Liens on goods and documents securing trade letters of credit;

(e)                 Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings;

(f)                  Liens securing the payment of taxes, assessments and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate legal or administrative proceedings and as to which adequate reserves shall have been established on the books of the relevant Person in conformity with GAAP;

(g)                zoning restrictions, easements, rights of way, reciprocal easement agreements, operating agreements, covenants, conditions or restrictions on the use of any parcel of property that are routinely granted in real estate transactions or do not interfere in any material respect with the ordinary conduct of the business of the Unsecured Guarantor and its Subsidiaries or the value of such property for the purpose of such business;

(h)                Liens on property existing at the time such property is acquired;

(i)                  purchase money Liens upon or in any property acquired or held in the ordinary course of business to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property;

(j)                  Liens on the assets of any Subsidiary of the Unsecured Guarantor at the time such Subsidiary is acquired;

(k)                Liens with respect to obligations in outstanding amounts not to exceed $100.0 million at any particular time and that (i) are not incurred in connection with the borrowing of money or obtaining advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate interfere in any material respect with the ordinary conduct of the business of the Unsecured Guarantor and its Subsidiaries; and

(l)                  without limiting the ability of the Unsecured Guarantor or any Restricted Subsidiary of the Unsecured Guarantor to create, incur, assume or suffer to exist any Lien otherwise permitted under any of the foregoing clauses, any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses; provided that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced or substitute property or assets, the value of which is determined by the Board of Directors of the Unsecured Guarantor to be not materially greater than the value of the property or assets for which the substitute property or assets are substituted.

provided that, notwithstanding the foregoing, any Lien on an asset of the Unsecured Guarantor or any of its Restricted Subsidiaries which is not prohibited by any outstanding Indebtedness of the Unsecured Guarantor or any of its Restricted Subsidiaries (other than Indebtedness under the Secured Note Documents) without equally and ratably securing such Indebtedness shall be deemed to be a “MRH Permitted Lien” for all purposes under this Indenture.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” with respect to any Asset Disposition, means cash proceeds received (including any cash proceeds received from the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Disposition, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)                all legal, accounting, consulting, investment banking, survey costs, title and recording expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, relocation expenses, commissions, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such transaction;

(2)                all Taxes paid, reasonably estimated to be payable, Tax reserves set aside or payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution or deemed distribution of such proceeds to the Company or any of its Subsidiaries, transfer taxes, deed or mortgage recording taxes and Taxes that would be payable in connection with any repatriation of such proceeds), as a consequence of such transaction, including any Permitted Tax Amount or any transactions occurring or deemed to occur to effectuate a payment under this Indenture;

(3)                all distributions and other payments required to be made to non-controlling interest or minority interest holders (other than the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such transaction;

(4)                all costs associated with unwinding any related Hedging Obligations in connection with such transaction;

(5)                the deduction of appropriate amounts required to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such transaction and retained by the Company or any Subsidiary after such transaction, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;

(6)                any portion of the purchase price from such transaction placed in escrow, whether for the satisfaction of any indemnification obligations in respect of such transaction, as a reserve for adjustments to the purchase price associated with any such transaction or otherwise in connection with such transaction; and

(7)                the amount of any liabilities (other than Indebtedness in respect of the Notes and other Parity Lien Obligations) directly associated with such asset being sold and retained by the Company or any of its Subsidiaries.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, a straight-line or an operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Guarantor” means any Subsidiary of the Company that is not a Guarantor.

“Non-High Store Collateral” means each mortgaged property constituting Store Collateral that does not have High Store Status (with respect to an Asset Disposition, such grade to be determined on the date of contractually agreeing to such Asset Disposition).

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees and this Indenture.

“Note Guarantees” means the Guarantees of the Initial Notes and any Additional Notes.

“Notes” has the meaning ascribed to it in the recitals of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC) or any successor Person thereto, and shall initially be the Trustee.

“Notes Guarantees” means each Secured Guarantee, the Unsecured Guarantee and any Guarantee of the Senior Notes by any Subsidiary of the Company as provided under “—Certain Covenants—Limitation on Guarantees by Subsidiaries of the Company.”

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, compensation, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated May 27, 2020, relating to the offering by the Issuer of the Initial Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Original Collateral” means, at the time of determination:

(1)            for the purpose of clause (2) of the definition of “Permitted Liens”:

(a)	the Collateral as of the Issue Date,

(b)	the proceeds of the Collateral as of the Issue Date or the Collateral described in clauses (c) and (d) below, including without limitation all money deposited in the Collateral Proceeds Account,

(c)	any other properties or assets acquired by Propco or a Subsidiary of Propco as a result of investment of Applicable Proceeds of an Asset Disposition of the Collateral as of the Issue Date or any Collateral described in this clause (c) or clause (d) below in accordance with clause (3)(b) under Section 3.5(a)(iii)(B) which has become Collateral in accordance with the Security Documents, and

(d)	any property or assets acquired in a Permitted Asset Swap with respect to the Collateral as of the Issue Date or any Collateral described in clause (c) above or this clause (d); and

(2)           otherwise, the Collateral.

“Parent Entity” means, with respect to a Person, any direct or indirect parent of such Person.

“Pari Passu Indebtedness” means Indebtedness of the Company which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Notes Guarantees of the Notes.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Parity Lien” means a Lien granted, or purported to be granted, by a Parity Lien Security Document to the Collateral Trustee, at any time, upon any property of any Secured Guarantor to secure Parity Lien Obligations.

“Parity Lien Debt” means:

(1)                the Notes issued on the date of this Indenture; and

(2)                any other Funded Debt (including any Additional Notes), that is secured by a Parity Lien and that was permitted to be incurred and permitted to be so secured under this Indenture and each other applicable Parity Lien Debt Document;

provided, in the case of any Funded Debt referred to in clause (2) of this definition, that:

(a)                 on or before the date on which such Funded Debt is incurred by the Company or by a Subsidiary, such Funded Debt is designated by the Company, in an Officer’s Certificate in the form required under the Collateral Trust Agreement delivered to each Parity Lien Representative and the Collateral Trustee, as “Parity Lien Debt” for the purposes of this Indenture and the Collateral Trust Agreement;

(b)                unless such Funded Debt is issued under an existing Parity Lien Debt Document for any Series of Parity Lien Debt whose Parity Lien Representative is already party to the Collateral Trust Agreement and the Parity Lien Intercreditor Agreement, the Parity Lien Representative for such Funded Debt executes and delivers a joinder in the form required under the Collateral Trust Agreement and a joinder in the form required under the Parity Lien Intercreditor Agreement (or, if the Parity Lien Intercreditor Agreement has not been executed, executes and delivers the Parity Lien Intercreditor Agreement); and

(c)                 all other requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Funded Debt in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the Collateral Trustee an Officer’s Certificate in the form required under the Collateral Trust Agreement stating that such requirements and other provisions have been satisfied and that such Funded Debt is “Parity Lien Debt”).

For the avoidance of doubt, Hedging Obligations do not constitute Parity Lien Debt but may constitute Parity Lien Obligations.

“Parity Lien Documents” means, collectively, the Note Documents and any other indenture, credit agreement or other agreement pursuant to which any Parity Lien Debt is incurred and the Parity Lien Security Documents.

“Parity Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit D hereto (which agreement in such form or with changes thereto permitted by Section 9.1 hereof the Collateral Trustee is authorized to enter into) entered into among the Collateral Trustee and the applicable Parity Lien Representative in connection with the incurrence of any Parity Lien Obligations, as it may be amended from time to time.

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof including, without limitation interest and premium (if any) (including Post-Petition Interest whether or not allowable), together with all Hedging Obligations and all guarantees of any of the foregoing. In addition to the foregoing, all obligations owing to the Trustee and the Collateral Trustee in their capacities as such, whether pursuant to the Collateral Trust Agreement, this Indenture or one or more of the Parity Lien Obligations (with the obligations described in this sentence being herein referred to as the “Trustee Obligations”), which Trustee Obligations shall be entitled to the priority provided in Section 4 of the Collateral Trust Agreement.

“Parity Lien Representative” means:

(1)                in the case of the Notes, the Trustee; and

(2)                in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (A) is appointed as a representative for such Parity Lien Debt (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, (B) has become a party to the Collateral Trust Agreement by executing a joinder in the form required under the Collateral Trust Agreement, together with its successors and assigns in such capacity and (C) has become a party to the Parity Lien Intercreditor Agreement by executing a joinder in the form required under the Parity Lien Intercreditor Agreement (or, if the Parity Lien Intercreditor Agreement has not been executed, by executing the Parity Lien Intercreditor Agreement).

“Parity Lien Secured Parties” means the holders of Parity Lien Obligations and each Parity Lien Representative.

“Parity Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Secured Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral in favor of the Collateral Trustee, for the benefit of any of the Parity Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and described in Section 8 of the Collateral Trust Agreement.

“Permitted Asset Swap” means (i) (A) the concurrent purchase and sale or exchange of assets used or useful in a business of the Company or its Subsidiaries or a combination of such assets and cash and Cash Equivalents between Propco or any of its Subsidiaries and another Person or (B) the purchase and sale or exchange of assets or a combination of such assets and cash and Cash Equivalents between Propco, any of its Subsidiaries or another Person who becomes a Subsidiary of Propco substantially concurrently upon receipt of such assets or combination of such assets and cash and Cash Equivalents; (ii) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased; (iii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iv) to the extent allowable under Section 1031 of the Code or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business; in each case provided that such assets are or become Collateral in accordance with the Security Documents; provided that:

(1)                in the case of any Permitted Asset Swap of Real Property Collateral for real property that will become Real Property Collateral, the fair market value of the assets will be determined in good faith by the Company based on one or more broker opinions of value from a broker of national standing selected by the Company;

(2)                Specified Real Estate Assets may not be disposed of in a Permitted Asset Swap;

(3)                a Permitted Asset Swap of any Distribution Center Collateral or High Store Collateral, or of any Equity Collateral of any Subsidiary of Propco that owns, directly or indirectly through one or more Subsidiaries, any Distribution Center Collateral or High Store Collateral, in each case must be in exchange for cash or Cash Equivalents, Distribution Center Collateral, High Store Collateral or properties or assets constituting, part of or related to a distribution center or a retail store that has High Store Status and, in each case, that become Collateral in accordance with the Security Documents;

(4)                a Permitted Asset Swap of any Non-High Store Collateral, or of any Equity Collateral of any Subsidiary of Propco that owns, directly or indirectly through one or more Subsidiaries, any Non-High Store Collateral, in each case must be in exchange for cash or Cash Equivalents, Store Collateral with a rating from the Store Grader not lower than the rating assigned to such Non-High Store Collateral, properties or assets constituting, part of or related to a retail store with a rating from the Store Grader not lower than the rating assigned to such Non-High Store Collateral, Distribution Center Collateral or properties or assets constituting, part of or related to a distribution center, in each case, that become Collateral in accordance with the Security Documents; and

(5)                the aggregate fair market value of any Permitted Asset Swap of Store Collateral, or of any Equity Collateral of any Subsidiary of Propco that owns, directly or indirectly through one or more Subsidiaries, any Store Collateral, in each case after the Issue Date for real property that will become Store Collateral when aggregated with the Applicable Proceeds from an Asset Disposition of Store Collateral that have been applied under Section 3.5(a)(iii)(B) to invest in Store Collateral or properties or assets constituting, part of or related to a retail store that become Collateral in accordance with the Security Documents shall be no greater than $500 million after the Issue Date.

“Permitted Intercompany Activities” means any transactions between or among the Company and its Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of the Company and its Subsidiaries and, in the reasonable determination of the Company are necessary or advisable in connection with the ownership or operation of the business of the Company and its Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs.

“Permitted Investment” means (in each case, by Propco or any of its Subsidiaries):

(1)                Investments in (a) a Real Estate Subsidiary (including the Capital Stock of, or guarantees of obligations of, a Real Estate Subsidiary) or Propco or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Real Estate Subsidiary;

(2)                Investments in another Person if as a result of such Investment such other Person, in one transaction or a series of transactions, is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, Propco or a Real Estate Subsidiary, and any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, combination, transfer or conveyance;

(3)                Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)                Investments in receivables owing to the Company or any Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(5)                Investments in payroll, travel, entertainment, relocation, moving related and similar advances that are made in the ordinary course of business or consistent with past practice;

(6)                Investments (including debt obligations and equity interests) (a) received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice, (b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by Propco or any such Subsidiary, (c) as a result of foreclosure, perfection or enforcement of any Lien, (d) in satisfaction of judgments or (e) pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)                Investments made as a result of the receipt of promissory notes or other non-cash consideration (including earn-outs) from a sale or other disposition of property or assets, including an Asset Disposition, provided such assets are pledged as Collateral securing the Notes;

(8)                Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(9)                pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6;

(10)             any transaction to the extent constituting an Investment that is permitted by and made in accordance with Section 3.9 (except those described in clauses (b)(i), (vii), (viii) and (xi) of that paragraph);

(11)             Investments consisting of (i) purchases or other acquisitions of inventory, supplies, materials, equipment and similar assets or (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, contributions or other Investments of intellectual property or other intangibles or services in the ordinary course of business pursuant to any joint development, joint venture or marketing arrangements with other Persons or any Intercompany License Agreement and any other Investments made in connection therewith;

(12)             (i) Guarantees of Indebtedness not prohibited by this Indenture and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business or consistent with past practice, and (ii) performance guarantees and Contingent Obligations with respect to obligations that are permitted by this Indenture;

(13)             Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(14)             Investments of a Subsidiary of Propco acquired after the Issue Date or of an entity merged or amalgamated into or consolidated with Propco or merged or amalgamated into or consolidated with a Subsidiary of Propco after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(15)             Investments in connection with the Transactions;

(16)             purchases of Notes and other Parity Lien Obligations;

(17)             guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(18)             Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice, (b) made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client, franchisee and customer contacts and loans or (c) advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors and licensees in the ordinary course of business or consistent with past practice;

(19)             Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(20)             Investments consisting of UCC Article 3 endorsements for collection or deposit and Article 4 trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions) in the ordinary course of business or consistent with past practices; and

(21)             non-cash Investments in connection with tax planning and reorganization activities, and Investments in connection with Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions.

“Permitted Liens” means, with respect to any Person:

(1)                Liens securing the Notes (other than any Additional Notes) and the related Guarantees;

(2)                Liens on the Collateral securing Parity Lien Obligations in respect of (i) Parity Lien Debt (and Parity Lien Obligations in respect thereof) so long as immediately after giving pro forma effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Collateral Coverage Ratio shall be at least 2.00 to 1.00; provided, that any such Parity Lien Debt (and Parity Lien Obligations in respect thereof) shall have a Stated Maturity no earlier than the Stated Maturity date of the Notes, and shall have a Weighted Average Life that is not shorter than that applicable to the Notes;

(3)                Liens on the Collateral securing Junior Lien Obligations in respect of (i) Indebtedness with a Junior Lien Priority (and Junior Lien Obligations in respect thereof) and (ii) any Refinancing Indebtedness in respect thereof;

(4)                pledges, deposits or Liens (a) in connection with workmen’s compensation laws, payroll taxes, unemployment insurance laws, employers’ health tax and other social security laws or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments) for the benefit of insurance carriers under insurance or self-insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (a), or (c) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice;

(5)                Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens, in each case for amounts not overdue for a period of more than 120 days or, if more than 120 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings;

(6)                Liens for Taxes, assessments or other governmental charges that are not overdue for a period of more than 120 days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof;

(7)                encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of Propco and its Subsidiaries, taken as a whole;

(8)                Liens (a) securing Hedging Obligations, Cash Management Obligations and the costs thereof; (b) that are rights of set-off, rights of pledge or other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Propco or any Subsidiary or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of Propco or any Subsidiary in the ordinary course of business or consistent with past practice; (c) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and (d) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(9)                other than with respect to Collateral, leases, licenses, subleases and sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or, with respect to intellectual property, software and other technology rights, that are not material to the conduct of the business of Propco and its Restricted Subsidiaries, taken as a whole;

(10)             Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under Section 6.1(a)(vii);

(11)             Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by Propco and its Subsidiaries;

(12)             Liens existing on the Issue Date, excluding Liens securing the Notes;

(13)             Liens securing Obligations relating to any Indebtedness or other obligations of Propco or a Subsidiary of Propco owing to Propco or another Subsidiary of Propco, or Liens in favor of Propco, any Subsidiary of Propco or the Trustee or the Collateral Trustee;

(14)             Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture (other than Liens incurred in reliance on clause (3) of this definition); provided that (a) any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder, and (b) in the case of a Lien securing Refinancing Indebtedness;

(15)             (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which Propco or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)             Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets that are not overdue for a period of more than 120 days or that are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof;

(17)             Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice;

(18)             Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;

(19)             Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of Propco or any Subsidiary of Propco or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20)             Liens on vehicles or equipment of Propco or any Subsidiary of Propco in the ordinary course of business or consistent with past practice;

(21)             Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(22)             (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;

(23)             Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(24)             Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(25)             rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(26)             the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by Propco or any Subsidiary of Propco or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(27)             restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of Propco or any Subsidiary of Propco;

(28)             Liens on property, assets or Permitted Investments used to defease or to satisfy or discharge Indebtedness; provided such defeasance, satisfaction or discharge is not prohibited by this Indenture;

(29)             Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose; and

(30)             Liens arising in connection with any Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), Propco in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Permitted Plan” means any employee benefits plan of the Company or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Tax Amount” means (a) if and for so long as the Company, Propco, or a Parent Entity or Subsidiary of Propco (the “Group Member”) is a member of a group filing a consolidated or combined tax return with any Parent Entity, any dividends or other distributions to fund any income Taxes for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Group Member and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis calculated as if the Group Member and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an a group consisting only of the Group Member and its Subsidiaries; and (b) for any taxable year (or portion thereof) ending after the Issue Date for which the Company, Propco, or a Parent Entity or Subsidiary of Propco (the “Flow-Through Entity”) is treated as a disregarded entity, partnership, or other flow-through entity for U.S. federal, state, provincial, territorial, and/or local income Tax purposes, the payment of dividends or other distributions to the direct or indirect owner or owners of equity of the Company in an aggregate amount equal to each of the direct or indirect owners’ Tax Amount. Each direct or indirect owner’s “Tax Amount” is the product of (i) the aggregate taxable income of the Flow-Through Entity and its Subsidiaries allocated to such owner for U.S. federal income tax purposes for such taxable year (or portion thereof) and (ii) the highest combined marginal U.S. federal, state and/or local income tax rate applicable to an individual residing in California or New York, New York (whichever is higher for the relevant taxable year or portion thereof).

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the holders of the Notes (as determined by the Company in good faith).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.10 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Propco” means Macy’s Propco Holdings, LLC, an Ohio limited liability company and a direct, wholly-owned subsidiary of the Company, together with its successors and assigns.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Subsidiary (other than Propco or any of its Subsidiaries) to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Rating Agencies” means S&P, Moody’s and Fitch or if no rating of S&P, Moody’s or Fitch is publicly available, as the case may be, the equivalent of such rating selected by the Company by any other Nationally Recognized Statistical Rating Organization.

“Rating Event” means the rating on the Notes is lowered by at least two of the three Rating Agencies and the Notes are rated below Investment Grade Status by at least two of the three Rating Agencies, on any day during the period (which period will be extended so long as the rating of the applicable senior notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the intention of the Company to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“Real Estate Subsidiary” means a Subsidiary of Propco which (1) owns real property constituting Collateral subject to the Master Lease and related assets and (2) owns no material assets other than Collateral and Permitted Investments.

“Real Property Collateral” means, collectively, the Distribution Center Collateral, the Specified Real Estate Assets and the Store Collateral, in each case, to the extent constituting Collateral or becoming Collateral in accordance with the Security Documents.

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Subsidiary (other than Propco or any of its Subsidiaries) subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means an arrangement between the Company or a Subsidiary (other than Propco or any of its Subsidiaries) and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Company or such Subsidiary (other than Propco or any of its Subsidiaries), as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Company or such Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or incurred (or established) in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Subsidiary and Indebtedness of any Subsidiary that refinances Indebtedness of the Company or another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, plus (y) accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Regulatory Debt Facility” means, with respect to the Company or any of its Subsidiaries, one or more Credit Facilities entered into pursuant to the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) promulgated under the Coronavirus Aid, Relief, and Economic Security Act or any other legislation, regulation, act or similar law of the United States in response to, or related to the effect of, COVID-19, in each case, as amended from time to time.

“Related Taxes” means (i) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)                 being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries) or otherwise maintain its existence or good standing under applicable law,

(b)                being a holding company parent, directly or indirectly, of the Company or any Subsidiaries of the Company,

(c)                 receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any Subsidiaries of the Company, or

(d)                having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity pursuant to Section 3.2; and

(ii)       any Permitted Tax Amount.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing the Restricted Notes Legend.

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(i).

“Restricted Subsidiary” means, with respect to the Unsecured Guarantor, any Subsidiary of the Unsecured Guarantor other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of the Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Obligations.

“Secured Note Documents” means the Notes (including Additional Notes), the Note Guarantees, this Indenture and the Security Documents.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of the Subsidiaries (other than Propco or its Subsidiaries) sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Security Agreement” means that certain Security Agreement, dated as of the Issue Date, among the Company, the Secured Guarantors and the Collateral Trustee, as amended, amended and restated and otherwise modified pursuant to the terms of this Indenture or the Collateral Trust Agreement, as applicable.

“Security Documents” means, collectively, the Collateral Trust Agreement, the Security Agreement, mortgages and other security or intercreditor agreements relating to the Collateral (including any Parity Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement) and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the UCC of the relevant states applicable to the Collateral), each for the benefit of the Collateral Trustee, as amended, amended and restated, modified, renewed or replaced from time to time.

“Series of Parity Lien Debt” means, severally, the Notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained. For the avoidance of doubt, all reimbursement obligations in respect of letters of credit issued pursuant to a Parity Lien Document shall be part of the same Series of Parity Lien Debt as all other Parity Lien Debt incurred pursuant to such Parity Lien Document.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means (i) Propco and (ii) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date, (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“Specified Real Estate Asset” means each mortgaged property described under “Description of Property—Urban Iconic Properties” in the Offering Memorandum.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Store Collateral” means each mortgaged property described under “Description of Property—Mall Locations” in the Offering Memorandum constituting Collateral and any other properties or assets constituting, part of or related to a retail store that become Collateral in accordance with the Security Documents.

“Store Grader” means Green Street Advisors LLC or any of its successor or assigns.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)                any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)                any partnership, joint venture, limited liability company or similar entity of which:

(a)                 more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)                such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or

(3)                at the election of the Company, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Transaction Expenses” means any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) incurred or paid by the Company or any Subsidiary associated or in connection with the Transactions, including any fees, costs and expenses associated with payments or distributions to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential) with respect thereto).

“Transactions” means the draw-down on the Revolving Credit Facility in March 2020, the entry into the ABL Credit Facility, the issuance of the Notes, the payment of Transaction Expenses, other related transactions as described in the offering memorandum and the consummation of any other transaction in connection with the foregoing.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Trustee” means U.S. Bank National Association, together with its successors and assigns.

“UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means (1) Macy’s Credit and Customer Services, Inc., (2) any Subsidiary of the Unsecured Guarantor the primary business of which consists of, and is restricted by the charter, partnership agreement, or similar organizational document of such Subsidiary to, financing operations on behalf of the Unsecured Guarantor and its Subsidiaries, and/or purchasing accounts receivable or direct or indirect interests therein, and/or making loans secured by accounts receivable or direct or indirect interests therein (and business related to the foregoing), or which is otherwise primarily engaged in, and restricted by its charter, partnership agreement, or similar organizational document to, the business of a finance company (and business related thereto), which, in accordance with the provisions of this Indenture, has been designated by Board Resolution of the Company as an Unrestricted Subsidiary, in each case unless and until any of the Subsidiaries of the Unsecured Guarantor referred to in the foregoing clauses (a) and (b) is, in accordance with the provisions of this Indenture, designated by a resolution of the Board of Directors of the Unsecured Guarantor as a Restricted Subsidiary, and (3) any Subsidiary of the Unsecured Guarantor of which, in the case of a corporation, more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation has or might have voting power upon the occurrence of any contingency), or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests, is at the time directly or indirectly owned or controlled by one or more Unrestricted Subsidiaries and the primary business of which consists of, and is restricted by the charter, partnership agreement, or similar organizational document of such Subsidiary to, financing operations on behalf of the Unsecured Guarantor and its Subsidiaries, and/or purchasing accounts receivable or direct or indirect interests therein, and/or making loans secured by accounts receivable or direct or indirect interests therein (and business related to the foregoing), or which is otherwise primarily engaged in, and restricted by its charter, partnership agreement or similar organizational document to, the business of a finance company (and business related thereto).

“Unsecured Guarantor” means Macy’s Retail Holdings, LLC, together with its successors and assigns.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life” means, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

Section 1.2          Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	3.5(a)(iii)(B)
“Accounting Change”	“GAAP”
“Accredited Investor Notes”	2.1(b)
“Action”	12.7(u)
“Additional Restricted Notes”	2.1(b)
“Advance Offer”	3.5
“Advance Portion”	3.5
“Affiliate Transaction”	3.9(a)
“Agent Members”	2.1(e)(ii)
“Applicable Premium Deficit”	8.4(a)
“Approved Foreign Bank”	“Cash Equivalents”
“Asset Disposition Offer”	3.5(a)
“Authenticating Agent”	2.2
“CERCLA”	12.7(p)
“Change of Control Offer”	3.10(a)
“Change of Control Payment”	3.10(b)
“Change of Control Payment Date”	3.10(b)(ii)
“Clearstream”	2.1(b)
“Covenant Defeasance”	8.3
“Defaulted Interest”	2.14
“equity incentives”	“Consolidated Net Income”
“Euroclear”	2.1(b)
“Event of Default”	6.1(a)
“Excess Proceeds”	3.5(a)

Term	Defined in Section
“Global Notes”	2.1(b)
“Guaranteed Obligations”	10.1
“Increased Amount”	3.6(a)
“Initial Default”	6.1(b)
“Initial Lien”	3.6(a)
“Institutional Accredited Investor Global Notes”	2.1(b)
“Institutional Accredited Investor Notes”	2.1(b)
“Issuer Order”	2.2
“Legal Defeasance”	8.2
“Legal Holiday”	13.6
“Notes Register”	2.3
“primary obligations”	“Contingent Obligations”
“protected purchaser”	2.10
“Redemption Date”	5.6(a)
“Registrar”	2.3
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(b)
“Related Person”	12.7(b)
“Resale Restriction Termination Date”	2.6(b)
“Restricted Payment”	3.2(a)
“Restricted Period”	2.1(b)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Security Document Order”	12.7(q)
“Special Interest Payment Date”	2.14(a)

Term	Defined in Section
“Special Record Date”	2.14(a)
“Successor Company”	4.1(a)(i)
“Suspended Covenants”	3.17
“Suspension Period”	3.17
“Treasury Capital Stock”	3.2(b)(ii)

Section 1.3          Rules of Construction.

(a)                 Unless the context otherwise requires:

(i)                  a term has the meaning assigned to it;

(ii)                an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)              “or” is not exclusive;

(iv)               “including” means including without limitation;

(v)                words in the singular include the plural and words in the plural include the singular;

(vi)               “will” shall be interpreted to express a command;

(vii)             the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(viii)           the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(ix)               all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(x)                the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(xi)               except as otherwise stated, (a) references herein to Articles, Sections and Exhibit mean the Articles and Sections of and Exhibits to this Indenture and (b) each reference herein to a particular Article or Section includes the Sections, subsections and paragraphs subsidiary thereto; and

(xii)             unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

(b)                Notwithstanding anything to the contrary herein, in the event any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other exceptions, thresholds or baskets (other than ratio based baskets) on the same date. Each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant ratio based test. Any calculation or measure that is determined with reference to the Company’s financial statements (including Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Fixed Charges and Consolidated Total Leverage Ratio) may be determined with reference to the financial statements of a Parent Entity instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Capital Stock of the Company.

(c)                 For purposes of making the computation referred to above when such computation is to be made on a “pro forma” basis, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansions and disposed or discontinued operations that have been made by the Company or any of its Subsidiaries, during the reference period or subsequent to the reference period and on or prior to or simultaneously with any calculation date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansions and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged or amalgamated with or into the Company or any of its Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, operational change, business expansion or disposed or discontinued operation that would have required adjustment pursuant to this definition, then all ratios and other calculations shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the reference period.

(d)                Notwithstanding anything to the contrary herein, when calculating any ratio based exceptions, thresholds and baskets, such ratio(s), in each case in connection with a Limited Condition Transaction, the date of determination of such ratio and of any Default or Event of Default blocker shall, at the option of the Company, be the date the definitive agreement for such Limited Condition Transaction is entered into and such ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of any Lien) as if they occurred at the beginning of the reference period, and, for the avoidance of doubt, (x) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Company or the target Person or the Collateral Coverage Ratio) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions; provided, further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, any such transaction shall be deemed to have occurred on the date the definitive agreement is entered into and thereafter for purposes of subsequently calculating any ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Transaction, and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated Net Income for purposes of making of Restricted Payments by the Company (not related to such Limited Condition Transaction) shall not reflect such Limited Condition Transaction until it is closed.

(e)                 For purposes of this Indenture, whenever pro forma effect is to be given to a transaction (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings, operating expenses reductions and synergies resulting from such transactions which is being given pro forma effect. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the relevant calculation date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

Article II
THE NOTES

Section 2.1          Form, Dating and Terms.

(a)                 The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $1,300,000,000. In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein), subject to compliance with Section 3.6. Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.10, 2.12, 5.5 or 9.4, in connection with an Asset Disposition Offer or Collateral Advance Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.10.

With respect to any Additional Notes, the Issuer shall set forth in one or more indentures supplemental hereto, the following information:

(A)       the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B)       the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(C)       whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.2, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture, provided that any Additional Notes will not be issued with the same CUSIP, ISIN or other identifying number as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes, or the if the Company otherwise determines that any Additional Notes should be differentiated from any other Notes. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b)                The Initial Notes are being offered and sold by the Issuer pursuant to a Purchase Agreement, dated May 27, 2020, among the Issuer and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives for the several Initial Purchasers. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) Persons they reasonably believe to be QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, persons reasonably believed to be QIBs, purchasers in reliance on Regulation S, and AIs and IAIs in accordance with Rule 501 under the Securities Act in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to persons reasonably believed to be QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold to non-U.S. Persons outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Regulation S Global Note”). Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II. Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Restricted Notes resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America will be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Restricted Notes resold to AIs in the United States of America will be issued in the form of a Definitive Note substantially in the form of Exhibit A including the legend as set forth in Section 2.1(d) (an “Accredited Investor Note”).

The Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Issuer maintained for such purpose (which shall initially be the Corporate Trust Office of the Trustee maintained for such purpose, it being understood that, in acting hereunder and in connection with the Notes, the Paying Agent shall act solely as an agent of the Company and will not thereby assume any obligations towards or relationship of agency or trust for or with any Holder), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee or Paying Agent, as applicable, may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Issuer shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)                 Denominations. The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d)                Restrictive and Global Note Legends.

(i)                  Unless and until (A) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (B) the Issuer receives an Opinion of Counsel satisfactory to it to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, the Rule 144A Global Note, the Regulation S Global Note, the Institutional Accredited Investor Global Note and the Accredited Investor Note shall each bear the following legend on the face thereof:

THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”), OR (C) IT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”), (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH NOTE PRIOR TO THE EXPIRATION OF THE HOLDING PERIOD THEN IMPOSED BY RULE 144 UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION) ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (E) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON IT BEHALF BY A U.S. BROKER DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS NOTE) OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S OR THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

(ii)                Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR THE AGENT OF THE ISSUER FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

In the case of the Regulation S Global Note: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

(e)                 Book-Entry Provisions. (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC, and for which the applicable procedures of DTC shall govern.

(i)                  Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.1(d)(ii). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.1(e)(iv) and (f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(ii)                Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(iii)              In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(iv)               In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(v)                The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(vi)               Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (A) the Holder of such Global Note (or its agent) or (B) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f)                  Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuer within 90 days of such notice, (B) the Issuer in its sole discretion executes and deliver to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Issuer shall promptly make available to the Registrar a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either the Issuer or any affiliate of the Issuer was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(d)(i). If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(i)                  Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d)(i).

(ii)                If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(iii)              If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(iv)               Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Regulation S Global Note prior to the end of the Restricted Period.

Section 2.2          Execution and Authentication. One Officer of the Issuer shall sign the Notes for the Issuer by manual, facsimile or electronic signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee, acting in all instances of authentication hereunder upon an Issuer Order (as defined below), authenticates the Note. The Trustee may authenticate the Note by manual, facsimile or electronic signature. Electronically imaged signatures such as .pdf files, faxed signatures or other electronic signatures to the Note and the authentication pages to the Note shall have the same effect as original signatures. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $1,300,000,000, and (2) subject to Section 3.6, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Issuer signed by one Officer (the “Issuer Order”); provided that, with respect to the Initial Notes issued on the Issue Date described in clause (1) above, the Issuer Order shall be signed by one Officer of Merger Sub, requesting the authentication of the Initial Notes to be executed by the Company. Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case any of the Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 2.3          Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar, which shall initially be the Trustee (in such capacity, the “Registrar”) (it being understood that, in acting hereunder and in connection with the Notes, the Registrar shall act solely as agent of the Company and will not thereby assume any obligations towards or relationship of agency or trust for or with any Holder), shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of each such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.6. The Issuer or any Guarantor may act as Paying Agent, Registrar or Transfer Agent.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

Section 2.4          Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. Any funds received after 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable shall be paid on the immediately succeeding Business Day. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.5          Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.6          Transfer and Exchange.

(a)             A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b)            Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(i)                  a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC;

(ii)                a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Global Note or a beneficial interest therein to an IAI or an AI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.7 or Section 2.9, respectively, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer; and

(iii)              a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

(c)             Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(i)                  a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii)                a transfer of a Regulation S Note or a beneficial interest therein to an IAI or an AI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.7 or Section 2.9, respectively, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer; and

(iii)              a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.8 or any additional certification.

(d)             Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (i) an Initial Note is being transferred pursuant to an effective registration statement, (ii) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (iii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e)             Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications, at the Issuer’s expense, at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(f)              Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuer’s and the Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer and the Trustee may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.10, 2.12, 3.5, 5.5 or 9.4). For the avoidance of doubt, neither the Trustee, acting in any of its capacities hereunder, nor any of its agents shall have any responsibility for and shall be fully indemnified by such Holder against any such transfer taxes, assessments or similar governmental charges payable upon any exchange or transfer of any Notes.

The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing (or electronic delivery) of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing (or electronic delivery) or (2) fifteen (15) calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d)(i).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(g)            No Obligation of the Trustee. (1) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

Neither the Registrar nor the Trustee shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

Section 2.7          Form of Certificate to be Delivered in Connection with Transfers to IAIs.

[Date]

Macy’s, Inc.

151 West 34th Street

New York, New York 10001

Attention: Chief Financial Officer

Attention: Secretary

U.S. Bank National Association, as Trustee
Global Corporate Trust

111 Fillmore Avenue, St. Paul, MN 55107

Attn: Macy’s, Inc.

Re:          Macy’s, Inc. (the “Issuer”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[ ] principal amount of the 8.375% Senior Secured Notes due 2025 (the “Notes”) of Macy’s, Inc. (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.	We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” of at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.	We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer.

3.	We [are][are not] an Affiliate of the Issuer.

TRANSFEREE:

BY:

Section 2.8          Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

Macy’s, Inc.

151 West 34th Street

New York, New York 10001

Attention: Chief Financial Officer

Attention: Secretary

U.S. Bank National Association, as Trustee
Global Corporate Trust

111 Fillmore Avenue, St. Paul, MN 55107

Attn: Macy’s, Inc.

Re:           Macy’s, Inc. (the “Issuer”)

8.375% Senior Secured Notes due 2025 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[________] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)       the offer of the Notes was not made to a person in the United States;

(b)       either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)       no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuer.

The Trustee and the Issuer are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate and not otherwise defined herein have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Section 2.9          Form of Certificate to be Delivered in Connection with Transfers to AIs.

[Date]

Macy’s, Inc.

151 West 34th Street

New York, New York 10001

Attention: Chief Financial Officer

Attention: Secretary

U.S. Bank National Association, as Trustee
Global Corporate Trust

111 Fillmore Avenue, St. Paul, MN 55107

Attn: Macy’s, Inc.

Re:           Macy’s, Inc. (the “Issuer”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[ ] principal amount of the 8.375% Senior Secured Notes due 2025 (the “Notes”) of Macy’s, Inc. (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

4.	I am an “accredited investor” (as defined in Rule 501(a)(4) under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) and I am acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. I have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of my investment in the Notes and I invest in or purchase securities similar to the Notes in the normal course of my business. I am able to bear the economic risk of my investment.

5.	I understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. I agree on my own behalf to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person I reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $200,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of my property be at all times within my control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer.

6.	I understand and acknowledge that upon the issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the Notes that I acquire will be certificated Notes that will bear, and all certificates issued in exchange therefor or in substitution thereof will bear, a restrictive legend set forth in Section 2.1(d) of the Indenture.

7.	I [am][am not] an Affiliate of the Issuer.

TRANSFEREE:

BY:

Section 2.10        Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee, upon receipt of an Issuer Order, shall authenticate a replacement Note if the requirements of Section 8-405 of the UCC are met, such that the Holder (a) satisfies the Issuer and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the UCC (a “protected purchaser”), (c) satisfies any other reasonable requirements of the Trustee and (d) provides an indemnity bond, as more fully described below; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security and/or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, including, without limitation, any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee, the Paying Agent and the Registrar and their respective counsels) in connection therewith, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.10, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.10, every new Note issued pursuant to this Section 2.10, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.11       Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.10 and those described in this Section 2.11 as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.4 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.10 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.10.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.12       Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

Section 2.13       Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.13. The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

Section 2.14       Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election, as provided in clause (a) or (b) below:

(a)             The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.14(a). Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than twenty (20) calendar days and not less than fifteen (15) calendar days prior to the Special Interest Payment Date and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.1, not less than ten (10) calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.14(b).

(b)            The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.14(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.14, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.15        CUSIP and ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

Article III

COVENANTS

Section 3.1          Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. New York City time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

Section 3.2          Limitation on Company Restricted Payments.

(a)             The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)                  declare or pay any dividend or make any distribution on or in respect of the Company’s Capital Stock (including any such payment in connection with any merger or consolidation involving the Company) except dividends, payments or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; or

(ii)                purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company held by Persons other than a Subsidiary of the Company,

(any such dividend, distribution, payment, purchase, repurchase, redemption, retirement or other acquisition referred to in clauses (i) and (ii) above are referred to herein as a “Restricted Payment”), if at the time the Company makes such Restricted Payment:

(A)               an Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom);

(B)               the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments made pursuant to Section 3.2(b)(i) (without duplication), but excluding all other Restricted Payments permitted by Section 3.2(b)) would exceed the sum of (without duplication):

(1)                50% of Consolidated Net Income of the Company for the period (treated as one accounting period) from October 31, 2020 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements are available (which may be internal financial statements), or in the event such Consolidated Net Income is a deficit for any fiscal quarter, minus 100% of such deficit;

(2)                100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock or as the result of a merger or consolidation with another Person subsequent to the Issue Date or otherwise contributed to the equity (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company or a Subsidiary of the Company (including the aggregate principal amount of any Indebtedness of the Company or a Subsidiary contributed to the Company or a Subsidiary for cancellation) or that becomes part of the capital of the Company or a Subsidiary through consolidation or merger subsequent to the Issue Date (other than (x) net cash proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Subsidiary of the Company, (y) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 3.2(b)(vi) and (z) Excluded Contributions); and

(3)                100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company or any Subsidiary of the Company from the issuance or sale (other than to the Company or a Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Subsidiary of the Company) by the Company or any Subsidiary of the Company subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Subsidiary upon such conversion or exchange; or

(C)                     such Restricted Payment is made prior to October 31, 2020.

(b)             Section 3.2(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(i)                  the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(ii)                (a) any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or any Parent Entity to the extent contributed to the Company (in each case, other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”), or (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries);

(iii)              any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Preferred Stock of the Company made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company;

(iv)               a Restricted Payment to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock (other than Disqualified Stock) of the Company or any Parent Entity held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit, or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Company or any Parent Entity in connection with such prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition), including any Capital Stock rolled over, accelerated or paid out by or to any employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Parent Entity in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed the greater of $50.0 million and 2.5% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of the greater of $100.0 million and 5.0% of LTM EBITDA in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A)               the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the capital of the Company, the cash proceeds from the sale of Capital Stock of any Parent Entity, in each case, to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.2(a)(ii)(B); plus

(B)               the cash proceeds of key man life insurance policies received by the Company or its Subsidiaries (or any Parent Entity to the extent contributed to the Company) after the Issue Date;

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by subclauses (a) and (b) of this clause in any fiscal year; provided, further, that (i) cancellation of Indebtedness owing to the Company or any Subsidiary of the Company from any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or Subsidiaries of the Company or any Parent Entity in connection with a repurchase of Capital Stock of the Company or any Parent Entity and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Capital Stock or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 3.2 or any other provision of this Indenture;

(v)                payments made or expected to be made by the Company or any Subsidiary in respect of withholding or similar taxes payable in connection with the exercise or vesting of Capital Stock or any other equity award by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any Subsidiary of the Company or any Parent Entity and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, equity-based awards or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(vi)               on or after October 31, 2020, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (vi) not to exceed 6% of Market Capitalization;

(vii)             payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.2 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Company);

(viii)           Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions or (b) in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions;

(ix)               (a) prior to October 31, 2020, Restricted Payments in an aggregate amount outstanding at the time made not to exceed $25 million at such time; and (b) on or after October 31, 2020, Restricted Payments (i) in an aggregate amount outstanding at the time made not to exceed the greater of $300 million and 15.0% of LTM EBITDA at such time, and (ii) so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness on or after October 31, 2020, the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Leverage Ratio shall be no greater than 1.50 to 1.00;

(x)                mandatory redemptions of Disqualified Stock issued as a Restricted Payment;

(xi)               payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Section 4.1 hereof;

(xii)             other Restricted Payments in an aggregate amount not to exceed an amount equal to the aggregate amount of Declined Excess Proceeds;

(xiii)           any Restricted Payment made in connection with a Permitted Intercompany Activity, Permitted Tax Restructuring or related transactions;

(xiv)           any Restricted Payment for Related Taxes; and

(xv)             on or after February 1, 2021, dividends or other distributions by the Company in an amount per fiscal quarter not to exceed $0.10 per share of common stock of the Company (as such amount shall be appropriately adjusted for any dividend, distribution, stock splits, reverse stock splits, merger, consolidation, amalgamation or other similar transactions).

For purposes of determining compliance with this Section 3.2, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in the clauses above, or is permitted pursuant to Section 3.2(a), the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment (or portion thereof) in any manner that complies with this Section 3.2.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

If the Company or a Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Company for any period.

Section 3.3          Limitation on Propco Restricted Payments.

Propco will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(a)                 declare or pay any dividend or make any distribution on or in respect of Propco’s or any Subsidiary of Propco’s Capital Stock (including any such payment in connection with any merger or consolidation involving Propco or any Subsidiary of Propco) with any Collateral except (i) dividends, payments or distributions payable to Propco or a Subsidiary of Propco and (ii) that Propco may distribute to the Company or any Parent Entity Declined Excess Proceeds;

(b)                purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of Propco held by Persons other than a Subsidiary of Propco in exchange for Collateral; or

(c)                 make any Restricted Investment.

For purposes of determining compliance with this covenant, in the event that an Investment (or portion thereof) of Propco or its Subsidiaries meets the criteria of one or more of the clauses contained in the definition of “Permitted Investment,” the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Investment (or portion thereof) in any manner that complies with this covenant, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment.”

The amount of all Investments (other than cash) by Propco or its Subsidiaries shall be the fair market value on the date of such Investment. The fair market value of any cash Investment shall be its face amount, and the fair market value of any non-cash Investment shall be determined conclusively by the Company acting in good faith.

Section 3.4          Limitation on Amendments to the Master Lease.

The Company will not permit any Subsidiary to, amend, modify, supplement or replace the Master Lease to the extent such amendment, modification, supplement or replacement is, in the reasonable determination of the Company, material and adverse to the Holders taken as a whole as compared to the terms of the Master Lease as in effect on the Issue Date, other than:

(a)                 as contemplated by the terms of the Master Lease as in effect on the Issue Date;

(b)                to cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to the disclosure in the Offering Memorandum or to make other amendments, modifications, supplements or replacements that are administrative or ministerial in nature;

(c)                 provide for the assumption by a successor Person of the obligations of any party to the Master Lease to the extent not prohibited by Section 4.1;

(d)                to revise the terms of the Master Lease for the benefit of Propco or any of its Subsidiaries;

(e)                 if immediately after such amendment, modification, supplement or replacement and giving pro forma effect to any related transactions, the Collateral Coverage Ratio is at least 2.00 to 1.00; or

(f)                  with the prior consent of Holders of a majority of the then-outstanding aggregate principal amount of the Notes.

Section 3.5          Limitation on Sales of Assets and Subsidiary Stock.

(a)                 Propco shall not, and shall not permit any of its Subsidiaries to, make any Asset Disposition unless:

(i)                  Propco or such Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by Propco (and, in the case of an Asset Disposition of Real Property Collateral, or of Equity Collateral of any Subsidiary of Propco that owns, directly or indirectly through one or more Subsidiaries, Real Property Collateral, in each case for consideration other than cash or Cash Equivalents, will be based on one or more broker opinions of value from a broker of national standing selected by the Company), of the securities and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap), unless such Asset Disposition occurred in connection with a governmental taking;

(ii)                in any such Asset Disposition (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis), (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by Propco or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that, in the case of an Asset Disposition of Real Property Collateral, or of Equity Collateral of any Subsidiary of Propco that owns, directly or indirectly throughout one or more Subsidiaries, Real Property Collateral, any consideration that is not in the form of cash or Cash Equivalents must satisfy the requirements of a Permitted Asset Swap; and

(iii)              within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of the Net Available Cash from such Asset Disposition (as may be extended by an Acceptable Commitment as set forth below, the “Proceeds Application Period”), an amount equal to such Net Available Cash (the “Applicable Proceeds”) is applied, to the extent Propco or any Subsidiary, as the case may be, elects:

(A)               for the Company or any Subsidiary of the Company (i) to reduce, prepay, repay or purchase any Parity Lien Obligations (other than the Notes); provided that the Company or a Subsidiary shall use a ratable amount to offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to redeem a ratable amount of Notes as described in Section 5.6 or purchase a ratable amount of Notes through open-market purchases or in privately negotiated transactions, or (ii) to make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer), redeem Notes as described in Section 5.6 or purchase Notes through open-market purchases or in privately negotiated transactions,

(B)               other than with respect to Applicable Proceeds relating to an Asset Disposition of any Specified Real Estate Asset, by Propco or any Subsidiary of Propco (i) to invest (including capital expenditures) in Additional Assets that are or will become Collateral in accordance with the Security Documents (including by means of an investment in Additional Assets by Propco or a Subsidiary of Propco); or (ii) to invest (including capital expenditures) in any one or more properties or assets that replace the properties and/or assets that are the subject of such Asset Disposition and are or become Collateral in accordance with the Security Documents; provided, however, that a binding agreement shall be treated as a permitted application of Applicable Proceeds from the date of such commitment with the good faith expectation that an amount equal to Applicable Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided further, that (x) any Applicable Proceeds relating to an Asset Disposition of any Distribution Center Collateral or High Store Collateral, or of Equity Collateral of any Subsidiary of Propco that owns, directly or indirectly through one or more Subsidiaries, any Distribution Center Collateral or High Store Collateral, in each case applied (or committed to be applied) pursuant to this clause (b) must be applied (or committed to be applied) to invest in other Distribution Center Collateral or High Store Collateral or properties or assets constituting, part of or related to a distribution center or a retail store that has High Store Status and, in each case, that become Collateral in accordance with the Security Documents, and (y) any Applicable Proceeds relating to an Asset Disposition of any Non-High Store Collateral, or of Equity Collateral of any Subsidiary of Propco that owns, directly or indirectly through one or more Subsidiaries, any Non-High Store Collateral, in each case applied (or committed to be applied) pursuant to this clause (b) must be applied (or committed to be applied) to invest in (1) other Store Collateral with a rating from the Store Grader not lower than the rating assigned to such Non-High Store Collateral, (2) properties or assets constituting, part of or related to a retail store with a rating from the Store Grader not lower than the rating assigned to such Non-High Store Collateral, (3) Distribution Center Collateral or (4) properties or assets constituting, part of or related to a distribution center, in each case, that become Collateral in accordance with the Security Documents; provided further that the aggregate amount of Applicable Proceeds from an Asset Disposition of Distribution Center Collateral that may be applied pursuant to this clause (b) to invest in Store Collateral or properties or assets constituting, part of or related to a retail store that become Collateral in accordance with the Security Documents shall be no greater than $180 million after the Issue Date; and provided further that the aggregate amount of Applicable Proceeds from an Asset Disposition of Store Collateral that may be applied pursuant to this clause (b) to invest in Store Collateral or properties or assets constituting, part of or related to a retail store that become Collateral in accordance with the Security Documents shall be no greater than $500 million after the Issue Date when aggregated with the fair market value of any Permitted Asset Swap after the Issue Date of Store Collateral for real property that will become Store Collateral; or

(C)               other than with respect to Applicable Proceeds relating to an Asset Disposition of any Specified Real Estate Asset, any combination of the foregoing;

provided that Propco (or any Subsidiary of Propco, as the case may be) may elect to invest in Additional Assets that are or become Collateral in accordance with the Security Documents and otherwise in compliance with the requirements set forth above prior to receiving the Applicable Proceeds attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (b) above with respect to such Asset Disposition.

If, with respect to any Asset Disposition, at the expiration of the Proceeds Application Period with respect to such Asset Disposition, there remain cumulative Applicable Proceeds in excess of $100 million (such amount, the “Excess Proceeds”), then the Company or a Subsidiary shall make an offer (an “Asset Disposition Offer”) no later than ten business days after the expiration of the Proceeds Application Period to all Holders of Notes and, if required by the terms of any Parity Lien Obligations, to all holders of such Parity Lien Obligations to purchase the maximum principal amount of such Notes and Parity Lien Obligations, on a pro rata basis, that may be purchased out of such Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price with respect to Parity Lien Obligations as may be provided by the terms of such other Indebtedness), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the Parity Lien Obligations in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

To the extent that any Applicable Proceeds from an Asset Disposition are from a disposition of Collateral the fair market value of which exceeds $10.0 million in the aggregate, such Applicable Proceeds will be deposited with the Collateral Trustee and held as Collateral pending application pursuant to clause (3) above or the immediately preceding paragraph and, in the case of the immediately preceding paragraph, released to Propco or any Subsidiary of Propco if remaining after consummation of the Asset Disposition Offer (or, in the case of an Advance Offer, the Advance Portion).

Notices of an Asset Disposition Offer shall be sent by first class mail or sent electronically, at least 10 days but not more than 60 days before the purchase date to each Holder of the Notes at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC. The Company or a Subsidiary may satisfy the foregoing obligation with respect to any Applicable Proceeds from an Asset Disposition by making an Asset Disposition Offer prior to the expiration of the Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the Applicable Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture.

To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other Parity Lien Obligations validly tendered or otherwise surrendered in connection with an Asset Disposition Offer is less than the amount offered in an Asset Disposition Offer (or, in the case of an Advance Offer, the Advance Portion), the Company or any Subsidiary may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) (the “Declined Excess Proceeds”) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of the Notes or, if applicable, Parity Lien Obligations validly tendered pursuant to an Asset Disposition Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company shall allocate the Excess Proceeds among the Notes and Parity Lien Obligations to be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes and Parity Lien Obligations; provided that no Notes or Parity Lien Obligations will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

To the extent that any portion of Net Available Cash or Applicable Proceeds payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by Propco or a Subsidiary of Propco upon converting such portion into Dollars.

(b)                For the purposes of clauses (i) and (ii) of Section 3.5(a), the following will be deemed to be cash:

(i)                  the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of Propco or a Subsidiary or the release of Propco or such Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(ii)                securities, notes or other obligations received by Propco or any Subsidiary from the transferee that are converted by Propco or such Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Disposition;

(iii)              Indebtedness of any Subsidiary of Propco that is no longer a Subsidiary of Propco as a result of such Asset Disposition, to the extent that Propco and each other Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition; and

(iv)               consideration consisting of Parity Lien Debt received after the Issue Date from Persons who are not the Company or any Subsidiary of the Company; and

(v)                any Designated Non-Cash Consideration received by Propco or any Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed $50 million, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(c)                 To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith. The Company may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(d)                The provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 3.6          Limitation on Liens.

(a)                 Propco shall not, and shall not permit any of its Subsidiaries to, create or incur any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of Propco or any of its Subsidiaries, unless:

(i)                  in the case of Initial Liens on any Collateral, (i) such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and the Notes Guarantees or (ii) such Initial Lien is a Permitted Lien; and

(ii)                in the case of any Initial Lien on any asset or property that is not Collateral, (i) the Secured Guarantee of Propco or such Subsidiary of Propco are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the Obligations secured by such Initial Lien until such time as such Obligations are no longer secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien, except that the foregoing shall not apply to Liens securing the Notes (other than any Additional Notes) and the related Secured Guarantees.

Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

(b)                The Unsecured Guarantor will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien (each, an “Initial MRH Lien”) upon any of their respective assets, other than MRH Permitted Liens, unless the Notes are equally and ratably secured with the obligations secured by such Initial MRH Lien until such time as such obligations are no longer secured by such Initial MRH Lien.

Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial MRH Lien.

If the Unsecured Guarantor or any of its Restricted Subsidiaries is required to secure the Notes equally and ratably with any other obligations pursuant to this Section 3.6(b), (i) the Company will promptly deliver to the Trustee and the Collateral Trustee an Officer’s Certificate stating that such covenant has been complied with and an Opinion of Counsel stating that in the opinion of such counsel such covenant has been complied with and that any instruments executed by the Unsecured Guarantor or any of its Restricted Subsidiaries in the performance of such covenant comply with the requirements of such covenant, and (ii) the Trustee and the Collateral Trustee is each authorized to enter into an indenture or agreement supplemental thereto and to take such action, if any, as it may deem advisable to enable it to enforce the rights of the Holders so secured.

The terms of other existing and future Indebtedness of the Company, the Unsecured Guarantor or their respective Subsidiaries may require that such other Indebtedness be similarly secured by an equal and ratable Lien on such assets.

Section 3.7          Limitation on Guarantees by Subsidiaries of the Company.

(a)                 The Company will not permit any of its Subsidiaries, other than a Guarantor, to Guarantee the payment of (i) any Indebtedness of the Company or the Unsecured Guarantor under any syndicated Credit Facility or (ii) capital markets debt securities of the Company or the Unsecured Guarantor unless:

(i)                  such Subsidiary of the Company within 60 days executes and delivers a supplemental indenture to this Indenture providing for a Notes Guarantee by such Subsidiary on a senior unsecured basis, except that with respect to a guarantee of such Indebtedness of the Company or the Unsecured Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Unsecured Guarantor’s Guarantee, any such guarantee by such Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Notes Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or the Unsecured Guarantor’s Notes Guarantee; and

(ii)                such Subsidiary of the Company waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary of the Company as a result of any payment by such Subsidiary of the Company under its Notes Guarantee until payment in full of Obligations under this Indenture, provided that this Section 3.7 shall not be applicable in the event that the Notes Guarantee of the Obligations under the Notes or this Indenture by such Subsidiary of the Company would not be permitted under applicable law.

(b)                The Company may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary or any of its Parent Entities that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary or Parent Entity shall not be required to comply with the 60-day period described in 3.7(a) and such Guarantee may be released at any time in the Company’s sole discretion.

Section 3.8          Future Guarantees by Propco Subsidiaries

Propco will not, and will not permit any of its Subsidiaries to, create or acquire any Subsidiary, other than a Secured Guarantor, unless:

(a)                 such Subsidiary of Propco within 60 days executes and delivers a supplemental indenture to this Indenture providing for a Secured Guarantee by such Subsidiary on a senior secured basis;

(b)                to the extent any assets of such Subsidiary of Propco are assets of the type which would constitute Collateral under the Security Documents, such Subsidiary of Propco will take such action, if any, as may be reasonably necessary to cause such assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents, in each case within the time periods required by the applicable Security Documents; and

(c)                 such Subsidiary of Propco waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary of the Company as a result of any payment by such Subsidiary of Propco under its Secured Guarantee until payment in full of Obligations under this Indenture, provided that this covenant shall not be applicable in the event that the Secured Guarantee of the Obligations under the Notes or this Indenture by such Subsidiary of Propco would not be permitted under applicable law.

Section 3.9          Limitation on Affiliate Transactions.

(a)                 Propco will not, and will not permit any of its Subsidiaries to, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Propco (an “Affiliate Transaction”) involving aggregate value in excess of the greater of $25.0 million and 1.5% of LTM EBITDA unless:

(i)                  the terms of such Affiliate Transaction taken as a whole are not materially less favorable to Propco or such Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(ii)                 in the event such Affiliate Transaction involves an aggregate value in excess of the greater of $50.0 million and 3.0% of LTM EBITDA, the terms of such transaction have been approved by a majority of the members of the Board of Directors of Propco.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (ii) of this Section 3.9(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of Propco, if any.

(b)                The provisions of Section 3.9(a) shall not apply to:

(i)                  any transfer or distribution of assets not consisting of Collateral by Propco or its Subsidiaries or any Permitted Investment;

(ii)                any issuance, transfer or sale of directors’ qualifying shares and shares issued to foreign nationals as required under applicable law;

(iii)              any Management Advances and any waiver or transaction with respect thereto;

(iv)               (a) any transaction between or among Propco and any Subsidiary of Propco (or entity that becomes a Subsidiary of Propco as a result of such transaction), or between or among Subsidiaries of Propco and (b) any merger, amalgamation or consolidation with any Affiliate, provided that such Affiliate shall have no material liabilities and no material assets other than cash or Cash Equivalents and such merger, amalgamation or consolidation is otherwise permitted under this Indenture;

(v)                the payment of compensation, fees, costs and expenses to, and indemnities (including under insurance policies) and reimbursements, employment and severance arrangements, and employee benefit and pension expenses provided on behalf of, or for the benefit of, future, current or former employees, directors, officers, managers, contractors, consultants, distributors or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of Propco, any Parent Entity or any Subsidiary of Propco (whether directly or indirectly and including through their Controlled Investment Affiliates or Immediate Family Members);

(vi)               the entry into and performance of obligations of Propco or any Subsidiary of Propco under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.9 or to the extent not disadvantageous in any material respect in the reasonable determination of the Company to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(vii)             transactions with customers, vendors, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to Propco or its Subsidiaries, in the reasonable determination of the Company, or are on terms, taken as a whole, that are not materially less favorable as would reasonably have been obtained at such time from an unaffiliated party;

(viii)           any transaction between or among Propco or any Subsidiary of Propco and any Person (including a joint venture) that is an Affiliate of Propco solely because Propco or a Subsidiary of Propco or any Affiliate of Propco or a Subsidiary of Propco (but excluding the Company or any other Subsidiary of the Company) owns an equity interest in or otherwise controls such Affiliate;

(ix)               any issuance, sale or transfer of Capital Stock of Propco or options, warrants or other rights to acquire such Capital Stock and the granting of customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of Propco;

(x)                the Transactions and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related to the Transactions, including Transaction Expenses;

(xi)               transactions in which Propco or any Subsidiary of Propco, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Propco or such Subsidiary from a financial point of view or meets the requirements of Section 3.9(a)(i);

(xii)             any purchases by Propco’s Affiliates of Indebtedness of Propco or any of its Subsidiaries;

(xiii)           payments by Propco and its Subsidiaries for Related Taxes;

(xiv)           any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Subsidiary of Propco permitted under Section 3.5 or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to Propco or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(xv)             (i) transactions contemplated by the Master Lease and (ii) any operational services arrangement entered into between Propco or any Subsidiary of Propco and any Affiliate of Propco, in each case, which is approved by the reasonable determination of Propco;

(xvi)           intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;

(xvii)         transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and

(xviii)        Permitted Intercompany Activities, Permitted Tax Restructurings or Intercompany License Agreements and related transactions.

In addition, if Propco or any of its Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of Propco of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by Propco or any of its Subsidiaries to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of Propco of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by Propco or any of its Subsidiaries to be deemed an Affiliate Transaction).

Section 3.10       Change of Control.

(a)                 If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes in whole as described in Article V, Holders of the Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in this Indenture.

(b)                In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control or Change of Control Triggering Event, but after public announcement of the transaction or transactions that constitute or may constitute the Change of Control, the Issuer will be required to send a notice to Holders of the Notes describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes, with the following information:

(i)                  that a Change of Control Offer is being made pursuant to this Section 3.10 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(ii)                the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);

(iii)              that any Note not properly tendered will remain outstanding and continue to accrue interest;

(iv)               that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(v)                that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the applicable Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date, or otherwise comply with DTC procedures;

(vi)               that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the applicable Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased, or otherwise comply with DTC procedures;

(vii)             that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000);

(viii)           if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event on or prior to the applicable Change of Control Payment Date; and

(ix)               the other instructions, as determined by the Issuer, consistent with this Section 3.10, that a Holder must follow.

(c)                 On the Change of Control Payment Date, the Company will be required, to the extent lawful, to (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

(d)                The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not be required to repurchase any Notes if it has given written notice of a redemption in whole of the Notes as provided in Section 5.6. The applicable Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

(e)                 On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(i)                  accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(ii)                deposit with the applicable Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(iii)              deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating the aggregate principal amount of such Notes or portions thereof have been tendered to and purchased by the Issuer.

(f)                  While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(g)                The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuer shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith.

Section 3.11       Reports.

(a)                 Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall file with the SEC within 15 days after the time periods specified in the SEC’s rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not a “large accelerated filer” or an “accelerated filer,” in each case as defined in such rules and regulations) (in all cases including any extension as would be permitted by Rule 12b-25 under the Exchange Act or any rule, order, waiver or other accommodation of the SEC):

(i)                  all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(ii)                all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and financial statements prepared in accordance with GAAP; and

(iii)              all current reports that would be required to be filed with the SEC on Form 8-K as in effect on the Issue Date (if the Company had been a reporting company under Section 15(d) of the Exchange Act); provided, that the foregoing shall not obligate the Company to make available (i) any information regarding the occurrence of any of the following events if the Company determines in its reasonable determination that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Subsidiaries taken as a whole, (ii) an exhibit or a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Company or any of its Subsidiaries and any director, officer or manager of the Company or any of its Subsidiaries, (iii)  copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K or (iv) any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information:

(A)               the entry into or termination of material agreements;

(B)               significant acquisitions or dispositions (which shall only be with respect to acquisitions or dispositions that are significant pursuant to the definition of “Significant Subsidiary”);

(C)               bankruptcy;

(D)               cross-default under direct material financial obligations;

(E)                a change in the Company’s certifying independent auditor;

(F)                the appointment or departure of directors or executive officers (with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer only);

(G)               non-reliance on previously issued financial statements; and

(H)               change of control transactions,

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described above or below and subject to exceptions consistent with the presentation of information in the offering memorandum; provided, however, that the Company shall not be required to provide (i) segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280), (ii) separate financial statements or other information contemplated by Rules 3-05, 3-09, 3-10, 3-16 or 4-08 of Regulation S-X (or any successor provisions) or any schedules required by Regulation S-X, (iii) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision), (iv) XBRL exhibits, (v) earnings per share information, (vi) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, and (vii) other information customarily excluded from an offering memorandum, including any information that is not otherwise of the type and form currently included in the offering memorandum relating to the Notes. In addition, notwithstanding the foregoing, the Company will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K (or any successor provision). To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.1 hereof if Holders of at least 30% in aggregate principal amount of the outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Company shall agree that, for so long as any Notes are outstanding, it shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b)                If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly financial information required by Section 3.11(a)(i) and (ii) will include a presentation of selected financial metrics, in the Company’s sole discretion, of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(c)                 Substantially concurrently with the furnishing of or making such information available to the Trustee pursuant to Section 3.11(b), the Company shall also use its commercially reasonable efforts to post copies of such information required by Section 3.11(b) on a website (which may be nonpublic, require a confidentiality acknowledgement and may be maintained by the Company or a third party) to which access will be given to the Holders, bona fide prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), and securities analysts (to the extent providing analysis of an investment in the Notes) and market making financial institutions that are reasonably satisfactory to the Company who agree to treat such information and reports as confidential; provided that the Company may deny access to any competitively-sensitive information and reports otherwise to be provided pursuant to this paragraph to any Holder, bona fide prospective investors, security analyst or market maker that is a competitor of the Company and its Subsidiaries to the extent that the Company determines in good faith that the provision of such information and reports to such Person would be competitively harmful to the Company and its Subsidiaries. The Company may condition the delivery of any such reports to such Holders, prospective investors in the Notes and securities analysts and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

(d)                The Company may satisfy its obligations pursuant to this Section 3.11 with respect to financial information relating to the Company by furnishing financial information relating to a Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity (and other Parent Entities included in such information, if any), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(e)                 Notwithstanding anything to the contrary set forth in this Section 3.11, if the Company or any Parent Entity has furnished to the Holders of Notes or filed with the SEC the reports described in this Section 3.11 with respect to the Company or any Parent Entity, the Company shall be deemed to be in compliance with the provisions of this Section 3.11.

(f)                  The Trustee shall have no duty to determine whether any filings or postings described in this Section 3.11 have been made. The trustee shall have no duty to review or analyze reports delivered to it.

Section 3.12       Maintenance of Office or Agency.

The Issuer will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange. The Corporate Trust Office of the Trustee, shall be such office or agency of the Issuer, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. No office of the Trustee shall be an office or agency of the Issuer for the purposes of service of legal process on the Issuer or any Guarantor.

Section 3.13       After-Acquired Collateral.

From and after the Issue Date, if (a) any Subsidiary of Propco becomes a Secured Guarantor or (b) Propco or any Secured Guarantor acquires any property or rights which are of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any assets not required to be Collateral pursuant to this Indenture or the Security Documents), Propco or such Secured Guarantor will be required to execute and deliver such security instruments, mortgages, financing statements and such certificates as are required under this Indenture or any Security Document to vest in the Collateral Trustee a security interest (subject to Permitted Liens) in such after-acquired collateral and to take such actions to add such after-acquired collateral to the Collateral (and with respect to any mortgage, deliver to the Collateral Trustee such ancillary deliverables, including local counsel opinions and title insurance, similar in form to that delivered for the Real Property Collateral as of the Issue Date), and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired collateral to the same extent and with the same force and effect.

Section 3.14       Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officer’s Certificate, the signer of which shall be the principal executive officer, principal financial officer, principal accounting officer, principal legal officer, secretary or treasurer of the Issuer, stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuer is taking or proposes to take with respect thereto. The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee pursuant to the notice provisions in this Indenture.

Section 3.15       Further Instruments and Acts. Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 3.16       Statement by Officers as to Default. The Issuer shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuer is taking or proposes to take with respect thereto.

Section 3.17       Suspension of Certain Covenants on Achievement of Investment Grade Status

Beginning on the first day (a) the Notes have achieved Investment Grade Status and (b) no Event of Default has occurred and is continuing under this Indenture, and ending on a Reversion Date (such period a “Suspension Period”), the Company and its Subsidiaries will not be subject to Section 3.2, Section 3.7, and Section 3.9 (the “Suspended Covenants”).

If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants shall thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.2 will be made as though Section 3.2 had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 3.2(a). In addition, any future obligation to grant further Notes Guarantees shall be released. All such further obligations to grant Notes Guarantees shall be reinstated on the Reversion Date. As described above, however, no Default, Event of Default or breach of any kind shall be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Company or any of the Subsidiaries during the Suspension Period (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date).

On and after each Reversion Date, the Company and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Reversion Date.

Section 3.18       Limitations on Propco

Notwithstanding anything to the contrary in this Indenture (other than as described in Section 4.1, Propco shall not have any Subsidiaries other than Real Estate Subsidiaries and may not make any Investments (other than Permitted Investments) in any Person. Propco and its Subsidiaries shall not hold any material assets other than the Collateral or assets that will become Collateral in accordance with this Indenture and the Security Documents or have any material operations other than (i) holding the Collateral (including any Collateral contributed to or acquired by Propco after the Issue Date) and leasing or licensing such Collateral to the Company, its other Subsidiaries or any other party to the Master Lease or otherwise operating, using or holding such Collateral or other assets in the ordinary course of business in accordance with the provisions of this Indenture and distributing the cash proceeds of such leasing or licensing to the Company or any other Parent Entity or otherwise utilize such proceeds in any manner not prohibited by this Indenture, (ii) incurring Indebtedness or Liens to the extent not prohibited under this Indenture and performing its obligations with respect to such Indebtedness and Liens, (iii) maintaining its legal existence, any licenses or qualifications to do business and other related matters, (iv) issuing equity interests to any Parent Entity or other Person to the extent not prohibited by this Indenture, (v) participating in tax, accounting and other administrative matters, (vi) providing indemnification to officers and directors, (vii) consummating any Asset Dispositions and applying the proceeds thereof, in each case in accordance with Section 3.5, (viii) consummating any other asset disposition not prohibited by this Indenture and (ix) activities incidental to the foregoing businesses, activities or operations, except in the cases of clauses (iii), (iv), (v), (vii), (viii) and (ix), as described in Section 4.1.

Article IV
SUCCESSOR COMPANY; SUCCESSOR PERSON

Section 4.1         Merger and Consolidation.

(a)            The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:

(i)              the Company is the surviving Person or the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized or existing under the laws of the jurisdiction of the Company or the United States of America, any State of the United States or the District of Columbia or any territory thereof and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes pursuant to supplemental indentures or other documents and instruments;

(ii)             immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing; and

(iii)          the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a legal and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clause (ii) above,

(b)            The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and this Indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the Notes and this Indenture.

(c)            Notwithstanding any other provision of this Section 4.1, (i) the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor, (ii) the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company, (iii) any Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or a Guarantor, (iv) any Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Subsidiary and (v) the Company and its Subsidiaries may complete any Permitted Tax Restructuring.

(d)           Subject to Section 10.2(b), no Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets, in one or a series of related transactions, to any Person, unless:

(i)            (A) the other Person is the Company or any Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or either (x) the Company or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all the obligations of the Guarantor under its Note Guarantee and this Indenture;

(B)             immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; and

(C)             in the case of any Secured Guarantor, to the extent any assets of the Person which is merged, consolidated or amalgamated with or into such Guarantor are assets of the type which would constitute Collateral under the Security Documents, such Secured Guarantor or the Successor Person will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; or

(ii)            the transaction constitutes a sale, disposition or transfer of the Guarantor or the conveyance, transfer or lease of all or substantially all of the assets of the Guarantor (in each case other than to the Company or a Subsidiary) otherwise permitted by this Indenture.

Notwithstanding any other provision of this Section 4.1, any Guarantor may (a) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor or the Company, (b) consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, (d) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and (e) complete any Permitted Tax Restructuring. Notwithstanding anything to the contrary in this Section 4.1, the Company may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Notwithstanding anything to the contrary set forth above, neither Propco nor any Subsidiary of Propco shall merge with or into, consolidate or transfer all or substantially all its assets to the Company or any Subsidiary of the Company other than Propco or one of Propco’s Subsidiaries.

Article V
REDEMPTION OF SECURITIES

Section 5.1        Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.6 hereof, it must furnish to the Trustee, at least 10 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a)            the clause of this Indenture pursuant to which the redemption shall occur;

(b)            the redemption date;

(c)            the principal amount of Notes to be redeemed; and

(d)            the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

Section 5.2       Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed pursuant to Section 5.6 or purchased in an Asset Disposition Offer pursuant to Section 3.5, the Trustee will select Notes for redemption or purchase (a) if the Notes are in global form, in accordance with the applicable procedures of DTC and (b) if the Notes are in definitive form in their entirety, by lot or on a pro rata basis (subject to adjustments to maintain the authorized Notes denomination requirements), except if otherwise required by law.

No Notes in an unauthorized denomination or of $2,000 in aggregate principal amount or less shall be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase; provided that the Issuer shall provide the Trustee with sufficient notice of such partial redemption to enable the Trustee to select the Notes for partial redemption.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum principal amounts of $2,000 and whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not in a minimum principal amount of $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 5.3         Notice of Redemption. At least 10 days but not more than 60 days before the redemption date, the Issuer will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereto.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(a)            the redemption date;

(b)            the redemption price;

(c)            if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(d)            the name and address of the Paying Agent;

(e)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)            that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)            the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)            that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least three (3) Business Days (or if any of the Notes to be redeemed are in definitive form, five (5) Business Days) prior to the date on which the Issuer instructs the Trustee to give the notice (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Section 5.4          Deposit of Redemption or Purchase Price. Prior to 11:00 a.m. New York City Time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return, on or following the applicable redemption or repurchase date, to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but on or prior to the corresponding interest payment date, then any accrued and unpaid interest to, but excluding, the redemption date or purchase date shall be paid on the redemption date or purchase date to the Person in whose name such Note was registered at the close of business on such record date in accordance with the applicable procedures of DTC. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

Section 5.5         Notes Redeemed or Purchased in Part. Upon surrender of a Note issued in physical form that is redeemed or purchased in part, the Issuer will issue and the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

In the case of a Note issued as a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof; provided, that the unredeemed portion thereof will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

Section 5.6         Optional Redemption.

(a)            At any time prior to June 15, 2022, the Company may redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior notice by electronic delivery or first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.000% plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b)           At any time and from time to time prior to June 15, 2022, the Company may, on one or more occasions, upon not less than 10 nor more than 60 days’ prior notice by electronic delivery or first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, redeem up to 40.0% of the original aggregate principal amount of Notes issued under this Indenture on the Issue Date (together with Additional Notes) at a redemption price (expressed as a percentage of the principal amount of Notes to be redeemed) equal to 108.375% plus accrued and unpaid interest, if any, to but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with an amount equal to the net cash proceeds received by the Company of one or more Equity Offerings of the Company; provided that not less than 50.0% of the original aggregate principal amount of then-outstanding Notes issued under this Indenture remains outstanding immediately after the occurrence of each such redemption (including Additional Notes but excluding Notes held by the Company or any of its Subsidiaries), unless all such Notes are redeemed substantially concurrently; provided further that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.5.

(c)            Until 120 days after the Issue Date, the Company may redeem in the aggregate up to 40% of the aggregate principal amount of the Notes with an amount equal to the net cash proceeds of any loan received pursuant to a Regulatory Debt Facility at a redemption price of 104.188% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date; provided, however, that not less than 50% of the aggregate principal amount of the then-outstanding Notes issued under the Indenture remains outstanding immediately thereafter (including Additional Notes, but excluding Notes held by the Company or any of its Subsidiaries), unless all such Notes are redeemed substantially concurrently.

(d)          Except pursuant to clauses (a), (b) and (c) of this Section 5.6, the Notes will not be redeemable at the Company’s option prior to June 15, 2022.

(e)           At any time and from time to time on or after June 15, 2022, the Company may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice by electronic delivery or first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated in the table below:

Year	Percentage
2022	104.188%
2023	102.094%
2024 and thereafter	100.000%

(f)             Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but excluding, the date of such redemption.

(g)           Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(h)           Any redemption pursuant to this Section 5.6 shall be made pursuant to the provisions of Sections 5.1 through 5.5.

Section 5.7        Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Company may be required to offer to purchase Notes under Section 3.5 and Section 3.10.

Article VI
DEFAULTS AND REMEDIES

Section 6.1         Events of Default.

(a)            Each of the following is an “Event of Default”:

(i)              default in any payment of interest on any Note when due and payable, continued for 30 days;

(ii)             default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(iii)            failure by the Company or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture; provided that in the case of a failure to comply with this Indenture provisions described under Section 3.11, such period of continuance of such default or breach shall be 180 days after written notice described in this clause has been given;

(iv)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary other than an Unrestricted Subsidiary that is a Significant Subsidiary (or group of Subsidiaries (other than any Unrestricted Subsidiary) that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries) would constitute a Significant Subsidiary) (or the payment of which is Guaranteed by the Company or any Significant Subsidiary other than an Unrestricted Subsidiary that is a Significant Subsidiary (or group of Subsidiaries (other than any Unrestricted Subsidiary) that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries) would constitute a Significant Subsidiary)) other than Indebtedness owed to the Company or a Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(A)            is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods provided in such Indebtedness); or

(B)            results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to the greater of $250.0 million and 11.0% of LTM EBITDA or more at any one time outstanding;

(v)             an involuntary case or other proceeding is commenced against the Company or any Significant Subsidiary other than an Unrestricted Subsidiary that is a Significant Subsidiary (or group of Subsidiaries (other than any Unrestricted Subsidiary) that, taken together (as of the latest audited consolidated financial statements of the Company and its Subsidiaries) would constitute a Significant Subsidiary) with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Company or any Significant Subsidiary other than an Unrestricted Subsidiary that is a Significant Subsidiary (or group of Subsidiaries (other than any Unrestricted Subsidiary) that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries) would constitute a Significant Subsidiary) under the federal bankruptcy laws as now or hereafter in effect;

(vi)            the Company or any Significant Subsidiary other than an Unrestricted Subsidiary that is a Significant Subsidiary (or group of Subsidiaries (other than any Unrestricted Subsidiary) that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries) would constitute a Significant Subsidiary) (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary other than an Unrestricted Subsidiary that is a Significant Subsidiary (or group of Subsidiaries (other than any Unrestricted Subsidiary) that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries)) or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiary other than an Unrestricted Subsidiary that is a Significant Subsidiary (or group of Subsidiaries (other than any Unrestricted Subsidiary) that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries)) or (iii) effects any general assignment for the benefit of creditors;

(vii)          failure by the Company or a Significant Subsidiary other than an Unrestricted Subsidiary that is a Significant Subsidiary (or group of Subsidiaries (other than any Unrestricted Subsidiary) that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of the greater of $250.0 million and 11.0% of LTM EBITDA other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(viii)         any Notes Guarantee of the Notes by a Significant Subsidiary ceases to be in full force and effect, other than in accordance with the terms of this Indenture;

(ix)            (i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) other than (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) on the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Collateral Trustee to maintain possession of certificates delivered to it representing securities pledged under the Security Documents and (ii) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes; and

(x)             the Company or any Guarantor that is a Significant Subsidiary (or any group of Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries) would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable;

provided that a Default under clause (iii), (iv) and (vii) above will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company of the Default and, with respect to clauses (iii) and (vii), the Company does not cure such Default within the time specified in clause (iii), or (vii) after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default (a “Default Direction”) shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction.

(b)           If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default shall also be cured without any further action.

(c)            Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 3.11 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such provision or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 6.2        Acceleration. If any Event of Default (other than an Event of Default described in clause (v) and (vi) of Section 6.1(a) with respect to the Company) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, will be due and payable immediately.

In the event of any Event of Default specified in clause (iv) of Section 6.1(a), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(a)            (x) the Indebtedness that gave rise to such Event of Default shall have been discharged in full; or

(y)             the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z)             if the default that is the basis for such Event of Default has been cured; and

(b)            the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default described in clause (v) and (vi) of Section 6.1(a) occurs and is continuing with respect to the Company, the principal of and accrued and unpaid interest, on all Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.3          Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy pursuant to the terms of the Security Documents or by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.4          Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture and the Security Documents except (A) a Default or Event of Default in the payment of the principal of, or interest, on a Note or (B) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest, if any, that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (iv) of Section 6.1(a), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.5          Control by Majority. The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Trustee or of exercising any trust or power conferred on the Trustee or the Collateral Trustee. However, the Trustee or the Collateral Trustee, as applicable, may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee or Collateral Trustee in personal liability (it being understood that the Trustee has no duty to determine whether any action is prejudicial to any Holder); provided, however, that the Trustee or Collateral Trustee, as applicable, may take any other action deemed proper by the Trustee or Collateral Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee or Collateral Trustee, as applicable, shall be entitled to indemnification and/or security satisfactory to it against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) caused by taking or not taking such action. If the Trustee shall have proceeded to enforce any right under this Indenture, and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee, then and in every such case, the Trustee shall be restored severally and respectively to its former position and rights hereunder, and all rights, remedies and powers of the Trustee and each Holder shall continue as though no such proceedings had been taken.

Section 6.6         Limitation on Suits. Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a)           such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b)            Holders of at least 30% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(c)            such Holders have offered in writing and, if requested, provided to the Trustee security and/or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)            the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security and/or indemnity; and

(e)            Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.7         Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the contractual right of any Holder to receive payment of interest on the Notes held by such Holder or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes shall not be impaired or affected without the consent of such Holder (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles III and IV and Section 6.1(a)(iii), (iv), (vii) and (viii) and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payments of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note).

Section 6.8         Collection Suit by Trustee. If an Event of Default specified in clauses (i) or (ii) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

Section 6.9         Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10       Priorities.

(a)           Subject to the Collateral Trust Agreement and any Parity Lien Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article VI (including upon exercise of remedies with respect to the Collateral), it shall pay out the money or property in the following order:

FIRST: to the Trustee and to the Collateral Trustee, in each case for amounts due to it under Section 7.6;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD: to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b)           The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11     Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 20.0% in outstanding aggregate principal amount of the Notes.

Article VII
TRUSTEE

Section 7.1         Duties of Trustee.

(a)            If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)            Except during the continuance of an Event of Default:

(i)              the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)            in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)            The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)              this paragraph does not limit the effect of Section 7.1(b);

(ii)             the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)            the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(iv)            No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)            Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.1.

(e)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f)            Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

Section 7.2         Rights of Trustee. Subject to Section 7.1:

(a)            The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee may make such further inquiry or investigation into such facts or matter, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer during normal business hours, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer. For the avoidance of doubt, delivery of any information, documents or reports to the Trustee pursuant to this Indenture for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate delivered pursuant to Section 3.14 or otherwise).

(b)            Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)           The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d)          The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)            The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f)             The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary or any other matter unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the Corporate Trust Office of the Trustee specified in Section 3.12, and such notice references the Notes and this Indenture.

(g)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under the Security Documents, and to each agent, custodian and other Person employed to act hereunder and under the Security Documents, including the Collateral Trustee and the First Priority Collateral Agent (as such term is defined in any Junior Lien Intercreditor Agreement).

(h)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered and, if requested, provided to the Trustee security and/or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

(i)             The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee.

(j)            Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k)            The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l)             The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)           The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n)            In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.

(p)                The grant of permissive rights or powers to the Trustee shall not be construed to impose duties to act.

(q)                Notwithstanding any term herein to the contrary, it is hereby expressly agreed and acknowledged that the agreements set forth herein by the Trustee are made solely in its capacity as the Trustee hereunder, and not in its individual capacity. In the case of any reference herein to the giving of any consent, approval or direction by the Trustee, which includes for the avoidance of doubt any provision in respect of the delivery, revocation or rescission of any notice, it is understood in all cases the Trustee shall only take such action under this Indenture as directed in writing by the Holders in accordance with the terms of this Indenture.

(r)                  Notwithstanding anything else to the contrary herein, whenever reference is made in this Indenture, to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication form, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Trustee or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Trustee, it is understood that in all cases the Trustee shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence of the Holders in respect of such action. The Trustee shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Holders to provide such instruction, advice or concurrence.

Section 7.3          Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.9. In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.

Section 7.4          Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Security Documents, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture, the Security Documents or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.5          Notice of Defaults. The Issuer shall inform the Trustee promptly in writing (but in no event later than thirty (30) days after such occurrence) of the occurrence of any Default or Event of Default hereunder. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of or interest, if any, on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long it in good faith determines that withholding the notice is in the interests of Holders.

Section 7.6          Compensation and Indemnity. The Issuer and the Guarantors shall be jointly and severally liable to pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Issuer and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Issuer and the Guarantors shall, jointly and severally, indemnify the Trustee, in each of its capacities under the Indenture, the Collateral Trustee, and each of their respective directors, officers, employees, agents, successors and assigns, against any and all loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a final nonappealable order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the costs and expenses of enforcing this Indenture (including this Section 7.6) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee may have separate counsel and the Issuer and the Guarantors shall be jointly and severally liable to pay the fees and expenses of such counsel; provided that the Issuer and the Guarantors shall not be required to pay the fees and expenses of such separate counsel if the Issuer assumes the Trustee’s defense, unless (i) in the reasonable judgment of the Trustee, there is a conflict of interest or potential conflict of interest between the Issuer and the Trustee in connection with such defense, (ii) the Issuer has not retained counsel reasonably satisfactory to the Trustee or (iii) there are defenses available to the Trustee that may not be asserted by the Company; provided further that, the Company shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict. Any settlement which affects the Trustee may not be entered into without the consent of the Trustee, unless the Trustee is given a full and unconditional release from liability with respect to the claims covered thereby and such settlement does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Trustee. After the Issuer has assumed the defense of the Trustee, the Trustee may settle or compromise any suit or action without the consent of the Issuer.

To secure the Issuer’s payment obligations in this Section 7.6, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s and the Guarantors’ joint and several payment and indemnity obligations pursuant to this Section 7.6 shall survive the discharge of this Indenture and any resignation or removal of the Trustee under Section 7.7. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in clauses (v) and (vi) of Section 6.1(a), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.7          Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld. The Issuer shall remove the Trustee if:

(a)                 the Trustee fails to comply with Section 7.9 hereof;

(b)                the Trustee is adjudged bankrupt or insolvent;

(c)                 a receiver or other public officer takes charge of the Trustee or its property; or

(d)                the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the Corporate Trust Office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10.0% in aggregate principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.9, any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Issuer’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

Section 7.8          Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

Section 7.9          Eligibility; Disqualification. This Indenture shall always have a Trustee. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

Section 7.10       Trustee’s Application for Instruction from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

Section 7.11       Security Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Collateral Trustee, as the case may be, to execute and deliver the Collateral Trust Agreement, the Parity Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and any other Security Documents in which the Trustee or the Collateral Trustee, as applicable, is named as a party, including the Security Agreement and any Security Documents, including any Junior Lien Intercreditor Agreement or Parity Lien Intercreditor Agreement, executed on or after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Trustee are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Collateral Trust Agreement, the Parity Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or any other Security Documents, the Trustee and the Collateral Trustee each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements). For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Collateral Trustee and the Trustee, including, without limitation, their rights to be indemnified, are extended to, and shall be enforceable by, the First Priority Collateral Agent in any of its capacities under any Junior Lien Intercreditor Agreement.

Section 7.12       Limitation on Duty of Trustee in Respect of Collateral; Indemnification.

(a)                 Beyond the exercise of reasonable care in the custody thereof, the Trustee and the Collateral Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b)                The Trustee and Collateral Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee and Collateral Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral (except with respect to certificates delivered to the Collateral Trustee representing securities pledged under the Security Documents). The Trustee and Collateral Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Issuer, any Guarantor or any Junior Lien Representative.

Article VIII
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.1          Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.2          Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) and the Security Documents with respect to such Series on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all of their other obligations under the Note Documents (and the Trustee, on written demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same) and the Security Documents, and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)                 the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(b)                the Issuer’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.12 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(c)                 the rights, powers, trusts, duties and immunities of the Trustee and the Issuer’s or Guarantors’ obligations in connection therewith; and

(d)                this Article VIII with respect to provisions relating to Legal Defeasance.

Section 8.3          Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.5, 3.6, 3.7, 3.8, 3.11, 3.10, 3.13, 3.16, 3.16, 3.17 and Section 4.1 (except Section 4.1(a)(i) and (ii)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1(a) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(a)(iii) (other than with respect to Section 4.1(a)(i) and (ii)), 6.1(a)(iv), 6.1(a)(v) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), 6.1(a)(vi) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), 6.1(a)(vii), 6.1(a)(viii), 6.1(a)(ix) and 6.1(a)(x) hereof shall not constitute Events of Default.

Section 8.4          Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(a)                 the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, interest, due on the Notes issued under this Indenture on the stated maturity date or on the applicable redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee substantially concurrently with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b)                in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions;

(i)                  the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(ii)                since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes, in their capacity as beneficial owners of the Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)              in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)               [reserved];

(v)                such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(vi)               the Issuer shall have delivered to the Trustee an Officer’s Certificate to the effect that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer or any Guarantor; and

(vii)             the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each to the effect that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.5          Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.6          Repayment to the Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on its written request unless an abandoned property law designates another Person or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.7          Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer make any payment of principal of, premium, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article IX
AMENDMENTS

Section 9.1          Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, the Issuer, any Guarantor (with respect to its Guarantee, this Indenture or the Security Documents), the Trustee and/or the Collateral Trustee may amend, supplement or modify this Indenture, any Guarantee, the Security Documents and the Notes without the consent of any Holder:

(a)                 to cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of Secured Notes” in the Offering Memorandum or reduce the minimum denomination of the Notes;

(b)                to provide for the assumption by a successor Person of the obligations of the Issuer or a Guarantor under any Note Document or to comply with Section 4.1;

(c)                 to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions);

(d)                to add or modify the covenants or provide for a Note Guarantee for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Subsidiary;

(e)                 to make any change (including changing the CUSIP or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the rights of any Holder in any material respect;

(f)                  at the Issuer’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act, if such qualification is required;

(g)                make such provisions as necessary for the issuance of Additional Notes;

(h)                provide for any Subsidiary to provide a Notes Guarantee in accordance with this Indenture, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Notes Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(i)                  evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, a successor Collateral Trustee or successor Paying Agent thereunder pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Document;

(j)                  secure the Notes and/or the related Guarantees or to add collateral thereto;

(k)                add an obligor or a Guarantor under this Indenture;

(l)                  make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes;

(m)               comply with the rules and procedures of any applicable securities depositary;

(n)                make any amendment to the provisions of this Indenture, the Notes Guarantees and/or the Notes to eliminate the effect of any Accounting Change or in the application thereof as described in the last paragraph of the definition of “GAAP”;

(o)                to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Collateral Trustee for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Parity Lien Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Trustee pursuant to this Indenture, any of the Security Documents or otherwise;

(p)                to add Parity Lien Secured Parties to any Security Documents;

(q)                to enter into the Junior Lien Intercreditor Agreement, the Parity Lien Intercreditor Agreement, or any trust or intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Collateral Trust Agreement, the Parity Lien Intercreditor Agreement, or the Junior Lien Intercreditor Agreement, taken as a whole, in each case, or any joinder thereto;

(r)                  in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Collateral Trust Agreement or to modify any such legend as required by the Collateral Trust Agreement; and

(s)                 to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement that is not prohibited by this Indenture.

Subject to Section 9.2, upon the request of the Issuer and upon receipt by the Trustee and the Collateral Trustee of the documents described in Section 9.5 and 13.2 hereof, the Trustee and/or the Collateral Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture, security documents or intercreditor agreements, unless such amended or supplemental indenture, security documents or intercreditor agreements affects the Trustee’s or Collateral Trustee’s own rights, duties, liabilities or immunities under this Indenture and the Security Documents or otherwise, in which case the Trustee or Collateral Trustee, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements.

Section 9.2          With Consent of Holders. Except as provided below in this Section 9.2, the Issuer, the Guarantors, the Trustee and the Collateral Trustee may amend or supplement this Indenture, any Guarantee, the Security Documents and the Notes issued hereunder with the consent of the Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture, including, without limitation, consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Guarantees or the Security Documents may be waived with the consent of the Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture (including consents obtained before or after a Change of Control or in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.11 hereof and Section 13.4 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuer, and upon delivery to the Trustee and the Collateral Trustee, as applicable, of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and/or the Collateral Trustee of the documents described in Section 9.5 and 13.2 hereof, the Trustee and/or the Collateral Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture, security documents or intercreditor agreements unless such amended or supplemental indenture, security documents or intercreditor agreements affect the Trustee’s or the Collateral Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee or the Collateral Trustee, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(a)                 reduce the principal amount of such Notes whose Holders must consent to an amendment;

(b)                reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Section 3.5 and Section 3.10);

(c)                 reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Section 3.5 and Section 3.10);

(d)                reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.6;

(e)                 make any such Note payable in currency other than that stated in such Note;

(f)                  impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;

(g)                waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes outstanding and a waiver of the payment default that resulted from such acceleration); or

(h)                make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2.

Notwithstanding the foregoing, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture or the Security Documents.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

Section 9.3          Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.3 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.4          Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.5          Trustee to Sign Amendments. The Trustee and the Collateral Trustee shall sign any amended or supplemental indenture, security documents or intercreditor agreements authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Trustee, as applicable. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.2 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or security documents or intercreditor agreements is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuer or any Guarantor, as the case may be, in accordance with its terms.

Article X
GUARANTEE

Section 10.1       Guarantee. Subject to the provisions of this Article X, each Guarantor that executes this Indenture or a supplemental indenture hereto will fully, unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder, the Trustee and the Collateral Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuer under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6), (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture or a supplemental indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in this Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Guarantee in compliance with Section 10.2, Article VIII or Article XI. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee, the Collateral Trustee or the Holders in enforcing any rights under this Section 10.1.

Section 10.2       Limitation on Liability; Termination, Release and Discharge.

(a)                 Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign, state or provincial law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)                Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:

(i)                  a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Capital Stock of such Guarantor or the sale, exchange, transfer or other disposition of all or substantially all the assets of the Guarantor to a Person other than to the Company or a Restricted Subsidiary, in each case as otherwise permitted by this Indenture;

(ii)                the designation in accordance with this Indenture of any Subsidiary of the Unsecured Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which a Subsidiary of the Unsecured Guarantor is no longer a Restricted Subsidiary;

(iii)              in the case of a Secured Guarantee by any Subsidiary of Propco, the occurrence of any event after which the applicable Secured Guarantor is no longer a Subsidiary of Propco;

(iv)               defeasance or discharge of the Notes pursuant to Article VIII or Article XI;

(v)                in the case of an Unsecured Guarantee by a Subsidiary of the Unsecured Guarantor as a result of its guarantee of other Indebtedness of the Unsecured Guarantor pursuant to Section 3.7, such Subsidiary of the Company being (or being substantially concurrently) released or discharged from all of its guarantee of the relevant other Indebtedness, except a release as a result of payment under such guarantee of such other Indebtedness (it being understood that a release subject to a contingent reinstatement is still considered a release);

(vi)               upon the merger, amalgamation or consolidation of any Unsecured Guarantor with and into the Company or another Guarantor, or any Secured Guarantor with and into another Secured Guarantor, or upon the liquidation of any such Guarantor, in each case, in compliance with the applicable provisions of this Indenture,

(vii)             in the case of any Notes Guarantee (other than the Unsecured Guarantee by the Unsecured Guarantor or any Secured Guarantee), upon the achievement of Investment Grade Status by the Notes; and

(viii)           as described in Article IX.

Section 10.3       Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 10.4       No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

Article XI
SATISFACTION AND DISCHARGE

Section 11.1       Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)                 either:

(i)                  all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(ii)                all such Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable by reason of the making of a notice of redemption or otherwise or (B) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, in the name, and at the expense of the Issuer;

(b)                the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption, and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee substantially concurrently with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c)                 [reserved];

(d)                the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(e)                 the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money in Dollars toward the payment of such Notes issued hereunder at maturity or the redemption date, as the case may be.

In addition, the Issuer shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the Issuer’s obligations to the Trustee in Section 7.6 hereof and, if money in Dollars has been deposited with the Trustee pursuant to clause (a)(ii) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof will survive.

Section 11.2       Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money in Dollars or U.S. Government Obligations deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money in Dollars or U.S. Government Obligations has been deposited with the Trustee; but such money in Dollars or U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuer have made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article XII
COLLATERAL

Section 12.1       Security Documents.

(a)                 The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuer and the Guarantors to the Holders, the Trustee or the Collateral Trustee under this Indenture, the Notes, the Note Guarantees and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure First Lien Notes Obligations, subject to the terms of the Collateral Trust Agreement and the Parity Lien Intercreditor Agreement. The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Collateral Trustee holds the Collateral in trust for the benefit of the Holders, the Trustee and the Collateral Trustee (and the holders of Parity Lien Obligations as provided therein) and pursuant to the terms of the Security Documents. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral), each as may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs Trustee and the Collateral Trustee to enter into the Security Documents (including the Collateral Trust Agreement) and the Access and Use Rights Agreement on the Issue Date, the Security Documents (including the Parity Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, if any), at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall deliver to the Collateral Trustee copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.1 to assure and confirm to the Collateral Trustee the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. On or following the Issue Date and subject to the Collateral Trust Agreement, the Issuer and the Guarantors shall execute, file or cause the filing of any and all further documents, financing statements (including continuation statements and amendments to financing statements), agreements and instruments, and take all further action that may be required under applicable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the Liens and security interests created or intended to be created by the Security Documents in the Collateral. For the avoidance of doubt, subject to the Collateral Trust Agreement, the Trustee, in each of its capacities hereunder, including as Collateral Trustee, shall have no obligation to file or cause the filing of any and all further documents, financing statements (including continuation statements and amendments to financing statements), agreements and instruments, or take any further action that may be required under applicable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the Liens and security interests created or intended to be created by this Indenture and/or the Security Documents in the Collateral.

(b)                Notwithstanding anything to the contrary herein, Propco shall not be required to deliver mortgages on the Issue Date with respect to Real Property Collateral owned at such time, in which case it shall use commercially reasonable efforts to cause first-priority mortgages or deeds of trust in favor of the Collateral Trustee to be delivered and recorded with respect to the Real Property Collateral and to obtain title insurance policies insuring the first-priority mortgages on the properties comprising the Real Property Collateral in accordance with the Security Documents, in each case subject to the Permitted Liens, as promptly as reasonably practicable and in any case within 120 days following the Issue Date, as such date will be extended without further action by any Person to the extent any such actions are not or cannot be completed within such timeframe as a result of the occurrence of the COVID-19 pandemic (including, without limitation, as a result of any notary services being unavailable or recording offices not being open) after the use of commercially reasonable efforts to do so without undue burden or expense or risk to human health.

Section 12.2       Release of Collateral.

(a)                 Collateral may be released from the Lien and security interest created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents and this Indenture, including, but not limited to, Section 7 of the Collateral Trust Agreement.

(b)                The Collateral Trustee’s Parity Liens upon the Collateral shall automatically and unconditionally be released, and the right of the Holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Parity Liens on the Collateral will terminate and be discharged:

(i)                  upon satisfaction and discharge of the Indenture as set forth in Article XI;

(ii)                upon a Legal Defeasance or Covenant Defeasance under this Indenture as described in Section 8.2 and Section 8.3 hereof;

(iii)              upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(iv)               in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with the provisions described in Article IX;

(v)                in part, upon the disposition of any property or assets (other than any disposition among Secured Guarantors), in connection with a disposition by the relevant Secured Guarantor to consummate a disposition of such property or assets to the extent not prohibited under, and subject to compliance with the provisions of Section 3.5;

(vi)               in part, upon the release of a Secured Guarantor from its Guarantee with respect to the Notes in accordance with this Indenture, the release of the property and assets of such Guarantor; or

(vii)             in part, as to any property that is or becomes Excluded Property (as defined in the Security Agreement) pursuant to a transaction permitted by this Indenture.

(c)                 With respect to any release of Collateral, upon receipt of an Officer’s Certificate stating that all conditions precedent under this Indenture and the Security Documents, if any, to such release have been met and that it is permitted for the Trustee and/or Collateral Trustee to execute and deliver the documents requested by the Issuer in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Trustee and the Collateral Trustee shall, execute, deliver or acknowledge (at the Issuer’s expense) such documents, instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents and shall do or cause to be done (at the Issuer’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Collateral Trustee shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Security Document to the contrary, the Trustee and the Collateral Trustee shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate, upon which it shall be entitled to conclusively rely.

Section 12.3       Suits to Protect the Collateral.

Subject to the provisions of Article VIII and the Security Documents, the Trustee may or may direct the Collateral Trustee to take all actions it determines in order to:

(a)                 enforce any of the terms of the Security Documents; and

(b)                collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents, the Trustee and the Collateral Trustee shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Collateral Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.3 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Trustee.

Section 12.4       Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Collateral Trust Agreement and the Parity Lien Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.5       Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Trustee or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 12.6       Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Issuer or a Secured Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Secured Guarantor or of any Officer or Officers thereof required by the provisions of this Article XII; and if the Trustee or the Collateral Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Trustee.

Section 12.7       Collateral Trustee

(a)                 The Issuer and each of the Holders, by acceptance of the Notes, hereby designates and appoints the Collateral Trustee as its agent under this Indenture and the Security Documents (as applicable), and the Issuer and each of the Holders, by acceptance of the Notes, hereby irrevocably authorizes the Collateral Trustee to take such action on its behalf under the provisions of this Indenture and the Security Documents (as applicable), and to exercise such powers and perform such duties as are expressly delegated to the Collateral Trustee by the terms of this Indenture and the Security Documents (as applicable), and consents and agrees to the terms of each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Trustee agrees to act as such on the express conditions contained in this Section 12.7. Each Holder agrees that any action taken by the Collateral Trustee in accordance with the provisions of this Indenture and the Security Documents (as applicable), and the exercise by the Collateral Trustee of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents (as applicable), the duties of the Collateral Trustee shall be ministerial and administrative in nature, and the Collateral Trustee shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents to which the Collateral Trustee is a party, nor shall the Collateral Trustee have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor (as defined in the Security Agreement), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Collateral Trustee. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Trustee is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                The Collateral Trustee may perform any of its duties under this Indenture or the Security Documents by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Trustee shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care. The exculpatory provisions of this Article XII shall apply to any such sub-agent and to the affiliates of the Collateral Trustee and any such sub-agent.

(c)                 The Collateral Trustee shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any Grantor), independent accountants and other experts and advisors selected by the Collateral Trustee. The Collateral Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Trustee shall be fully justified in failing or refusing to take any action under this Indenture or the Security Documents, unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Trustee shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture or the Security Documents in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(d)                The Collateral Trustee shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Collateral Trustee shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default” and such notice references the Notes, the Issuer and this Indenture. The Collateral Trustee shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.7).

(e)                 The Collateral Trustee may resign at any time by 30 days’ written notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Trustee. If the Collateral Trustee resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Trustee (as stated in the notice of resignation), the Trustee, at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Trustee shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Trustee, and the term “Collateral Trustee” shall mean such successor collateral agent, and the retiring Collateral Trustee’s appointment, powers and duties as the Collateral Trustee shall be terminated. After the retiring Collateral Trustee’s resignation hereunder, the provisions of this Section 12.7 (and Section 7.6 hereof) shall continue to inure to its benefit and the retiring Collateral Trustee shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Trustee under this Indenture. Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee; provided, however, that, in the event that the Trustee has resigned in accordance with this Indenture, and no successor trustee shall have been appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction, at the Company’s sole costs and expense, for the appointment of a successor indenture trustee.

(f)                  U.S. Bank National Association shall initially act as Collateral Trustee and shall be authorized to appoint co-Collateral Trustees as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents neither the Collateral Trustee nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Trustee nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.

(g)                The Collateral Trustee is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Collateral Trust Agreement on the Issue Date, (iii) enter into the Junior Lien Intercreditor Agreement, if any, after the Issue Date, (iv) enter into the Parity Lien Intercreditor Agreement, if any, after the Issue Date, (v) make the representations of the Holders set forth in the Security Documents, (vi) bind the Holders on the terms as set forth in the Security Documents and (vii) perform and observe its obligations under the Security Documents.

(h)                If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Trustee pursuant to the terms of this Indenture, or (ii) payments from the Collateral Trustee in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Collateral Trustee, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Trustee such proceeds to be applied by the Collateral Trustee pursuant to the terms of this Indenture and the Security Documents.

(i)                  The Collateral Trustee is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon a written request from the Issuer, the Trustee shall notify the Collateral Trustee thereof and promptly shall deliver such Collateral to the Collateral Trustee or otherwise deal with such Collateral in accordance with the Collateral Trustee’s instructions.

(j)                  The Collateral Trustee shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Trustee’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Trustee pursuant to this Indenture or any Security Document, other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(k)                If the Issuer or any Guarantor (i) incurs any obligations in respect of Parity Lien Obligations or Junior Lien Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting Parity Lien Obligations or Junior Lien Obligations entitled to the benefit of an existing Collateral Trust Agreement, Parity Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement is concurrently retired, and (ii) delivers to the Trustee and the Collateral Trustee an Officer’s Certificate so stating and requesting the Trustee and Collateral Trustee, if applicable, to enter into an intercreditor agreement (on substantially the same terms as the applicable Collateral Trust Agreement, Parity Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Parity Lien Obligations or Junior Lien Obligations so incurred, together with an Opinion of Counsel, the Collateral Trustee and Trustee, if applicable, shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and Collateral Trustee), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required in connection with the Collateral Trust Agreement to be entered into by the Collateral Trustee and Trustee on the Issue Date.

(l)                  No provision of this Indenture or any Security Document shall require the Collateral Trustee (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Trustee ) unless it shall have received indemnity and/or security satisfactory to the Collateral Trustee and the Trustee against potential costs and liabilities incurred by the Collateral Trustee relating thereto. Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, in the event the Collateral Trustee is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Trustee shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Trustee has determined that the Collateral Trustee may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Collateral Trustee shall at any time be entitled to cease taking any action described in this clause (m) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(m)               The Collateral Trustee (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Trustee may agree in writing with the Issuer (and money held in trust by the Collateral Trustee need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Trustee shall not be construed to impose duties to act.

(n)                Neither the Collateral Trustee nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Trustee nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(o)                The Collateral Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any Grantor under this Indenture and the Security Documents. The Collateral Trustee shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture or the Security Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Trustee under or in connection with, this Indenture or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Collateral Trust Agreement, the Parity Lien Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and any other Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture and the Security Documents or for the performance or observance of any covenants, agreements or other terms and conditions set forth under this Indenture and the Security Documents. The Collateral Trustee shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture and any Security Documents. The Collateral Trustee shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture and the Security Documents unless expressly set forth hereunder or thereunder. The Collateral Trustee shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture and the Security Documents.

(p)                The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Trustee nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture or the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Security Documents, the Collateral Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Trustee in the Collateral and that any such actions taken by the Collateral Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Trustee or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in either of the Collateral Trustee or the Trustee’s sole discretion may cause the Collateral Trustee or the Trustee, as applicable, to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Trustee or the Trustee to incur liability under CERCLA or any other federal, state or local law, each of the Collateral Trustee and the Trustee reserves the right, instead of taking such action, to either resign as the Collateral Trustee or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Trustee nor the Trustee shall be liable to the Issuer, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of either of the Collateral Trustee’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Trustee or the Trustee) other than the Issuer or the Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Notes shall direct the Collateral Trustee or the Trustee to appoint an appropriately qualified Person (excluding the Collateral Trustee or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(q)                Upon the receipt by the Collateral Trustee of a written request of the Issuer signed by an Officer (a “Security Document Order”), the Collateral Trustee is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document or amendment or supplement thereto to be executed after the Issue Date; provided that the Collateral Trustee shall not be required to execute or enter into any such Security Document which, in the Collateral Trustee’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Collateral Trustee or that the Collateral Trustee determines is reasonably likely to involve the Collateral Trustee in personal liability. Such Security Document Order shall (i) state that it is being delivered to the Collateral Trustee pursuant to, and is a Security Document Order referred to in, this Section 12.7(q), and (ii) instruct the Collateral Trustee to execute and enter into such Security Document. Other than as set forth in this Indenture, any such execution of a Security Document shall be at the direction and expense of the Issuer, upon delivery to the Collateral Trustee of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Trustee to execute such Security Documents (subject to the first sentence of this Section 12.7(q)).

(r)                  Subject to the provisions of the applicable Security Documents, each Holder, by acceptance of the Notes, agrees that the Collateral Trustee shall execute and deliver the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, except as discretionary rights expressly authorized hereunder or under any applicable Security Document, the Collateral Trustee shall have no discretion under this Indenture or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable. Each Holder, by acceptance of the Notes, authorizes and directs the Trustee to execute and deliver the Collateral Trust Agreement, in its capacity as Authorized Representative (as defined therein) and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof.

(s)                 After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Collateral Trustee in connection with any action required or permitted by this Indenture or the Security Documents.

(t)                  The Collateral Trustee is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents and to the extent not prohibited under the Collateral Trust Agreement, the Parity Lien Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(u)                In each case that the Collateral Trustee may or is required hereunder or under any Security Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document, the Collateral Trustee may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Trustee shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Trustee shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Trustee shall be entitled to refrain from such Action unless and until the Collateral Trustee shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Trustee shall not incur liability to any Person by reason of so refraining.

(v)                Notwithstanding anything to the contrary in this Indenture or in any Security Document in no event shall the Collateral Trustee or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Security Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Trustee or the Trustee be responsible for, and neither the Collateral Trustee nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(w)               Before the Collateral Trustee acts or refrains from acting in each case at the written request or direction of the Issuer or the Guarantors, other than as set forth in this Indenture, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 12.7 and Section 13.2 hereof. The Collateral Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(x)                Notwithstanding anything to the contrary contained herein, the Collateral Trustee shall act pursuant to the instructions of the Holders and the Trustee with respect to the Security Documents and the Collateral.

(y)                The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Collateral Trustee as if the Collateral Trustee were named as the Trustee herein and the Security Documents were named as this Indenture herein. The Collateral Trustee shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.6, as if references therein to Trustee were references to Collateral Trustee.

(z)                 None of the Collateral Trustee or any of its respective officers, directors, employees, agents, advisors and attorneys-in-fact and its affiliates shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture and/or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment) or under or in connection with this Indenture and/or any Security Document, and/or the transactions contemplated thereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment), or be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any Guarantor or affiliate of the Issuer or any Guarantor, or any officer or respective director, employee, agent, advisor and/or attorney-in-fact and/or affiliate thereof, contained in this Indenture, the Security Documents and/or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Trustee under or in connection with, this Indenture and/or the Security Documents or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture and/or the Security Documents or for any failure of any Issuer or any other party to this Indenture and/or the Security Documents to perform its obligations hereunder and/or thereunder. None of the Collateral Trustee or any of its respective officers, directors, employees, agents, advisors and attorneys-in-fact and its affiliates shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or the Security Documents, if any, or to inspect the properties, books or records of the Issuer, any Guarantor or any of the Issuer’s Affiliates.

(aa)              Notwithstanding any term herein to the contrary, it is hereby expressly agreed and acknowledged that the agreements set forth herein by the Collateral Trustee are made solely in its capacity as the Collateral Trustee hereunder, and not in its individual capacity. In the case of any reference herein to the giving of any consent, approval or direction by the Collateral Trustee, which includes for the avoidance of doubt any provision in respect of the delivery, revocation or rescission of any notice, it is understood in all cases that the Collateral Trustee shall only take such action under this Indenture and any Security Document as directed in writing by the Holders in accordance with the terms of this Indenture and the applicable Security Document.

(bb)             Notwithstanding anything else to the contrary herein, whenever reference is made in this Indenture to any discretionary action by consent, designation, specification, requirement or approval of, notice, request or other communication form, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Trustee or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Trustee, it is understood that in all cases the Collateral Trustee shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence of the Holders in respect of such action. The Collateral Trustee shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Holders to provide such instruction, advice or concurrence.

Section 12.8       Disposition of Collateral; Collateral Proceeds Account.

(a)       Propco and its Subsidiaries shall deposit in a segregated cash collateral account under the control of the Collateral Trustee (the “Collateral Proceeds Account”):

(1)       net cash proceeds from any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of Collateral (other than net cash proceeds from payments contemplated by the Master Lease) having an aggregate fair market value of more than $10.0 million;

(2)       any net cash proceeds in excess of $10.0 million of any Collateral taken by eminent domain, expropriation or other similar governmental taking; and

(3)       net cash proceeds in excess of $10.0 million of insurance upon any part of the Collateral.

(b)       Cash in the Collateral Proceeds Account may only be invested in Cash Equivalents that are denominated in Dollars and pursuant to clauses (1), (2), (3), (4), (6), (7) or (13) of the definition thereof. The Collateral Trustee shall have a perfected security interest in and control of such account for the benefit of the Trustee, the Holders and, to the extent applicable, the holders of other Parity Lien Obligations in accordance with the Security Agreement. Proceeds of the account may only be released to the Propco or its Subsidiaries for use as permitted by Section 3.5. Neither the Propco nor any of its Subsidiaries will be required to deposit any proceeds to the extent that the Company furnishes the Collateral Trustee and the Trustee with an Officer’s Certificate certifying that it has invested an amount in compliance with such clauses equal to, or in excess of, the amount of such proceeds in anticipation of receipt of such funds.

(c)       Propco and its Subsidiaries shall comply with the requirements of this Section 12.8 with respect to dispositions of Collateral before they may use the money in the Collateral Proceeds Account.

Section 12.9       Insurance.

(a)        The Company and each of the Secured Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the Parity Lien Secured Parties, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become, or are required by any Parity Lien Debt Document to become, Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Debt Documents.

(b)       Upon the reasonable request of the Collateral Trustee or any Parity Lien Representative at any time and from time to time, the Company and each of the Secured Guarantors will promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Debt Documents for the benefit of the Parity Lien Secured Parties.

(c)        The Secured Guarantors will:

(1)	keep (or cause to be kept) the Real Property Collateral adequately insured at all times, as determined in good faith by Propco;

(2)	maintain (or cause to be maintained) such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any Real Property Collateral owned, occupied or controlled by them, as determined in good faith by Propco;

(3)	maintain (or cause to be maintained) such other insurance as may be required by law;

(4)	at their sole cost and expense, cause to be delivered to the Collateral Trustee title insurance on all Real Property Collateral insuring the Collateral Trustee’s Lien on that property, subject only to exceptions to title approved by the Collateral Trustee; and

(5)	maintain (or cause to be maintained) such other insurance as may be required by the Security Documents.

The Secured Guarantors will furnish to the Collateral Trustee full information as to their property and liability insurance carriers. The Collateral Trustee, for the benefit of the Holders of Parity Lien Obligations as a class, will be named as additional insureds, with a waiver of subrogation, on all liability insurance policies of the Secured Guarantors and the Collateral Trustee will be named as loss payee, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of the Secured Guarantors.

Article XIII
MISCELLANEOUS

Section 13.1       Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer or to any Guarantor:

Macy’s, Inc.

151 West 34th Street

New York, New York 10001

Attention: Chief Financial Officer

Attention: Secretary

with a copy to:

Kirkland & Ellis LLP

601 Lexington Ave
New York, New York 10022
Attention: Joshua Korff, Esq.
                Tim Cruickshank, Esq.
Facsimile: (212) 446-4900

and

Jones Day

901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Michael J. Solecki, Esq.
Facsimile: (216) 579-0212

if to the Trustee and the Collateral Trustee, at its Corporate Trust Office, which corporate trust office for purposes of Section 13.1 is at the date hereof located at:

U.S. Bank National Association, as Trustee

Global Corporate Trust

1 Federal St, Boston, Massachusetts 02110

Attn: Macy’s, Inc. – Carolina D. Altomare

The Issuer, the Trustee or the Collateral Trustee, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven (7) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or Collateral Trustee shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be electronically delivered or mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail or deliver electronically a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

Section 13.2       Certificate and Opinion as to Conditions Precedent.

Other than with respect to the entry into this Indenture and any applicable Security Documents and the issuance of the Notes, in each case on the Issue Date, upon any request or application by the Issuer or any of the Guarantors to the Trustee and/or the Collateral Trustee to take or refrain from taking any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Security Document, the Collateral Trustee:

(a)                 an Officer’s Certificate in form satisfactory to the Trustee or the Collateral Trustee, as applicable, (which shall include the statements set forth in Section 13.3 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)                an Opinion of Counsel in form satisfactory to the Trustee or the Collateral Trustee, as applicable, (which shall include the statements set forth in Section 13.3 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

Section 13.3       Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture:

(a)                 a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)                a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                 a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)                a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

Section 13.4       When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 13.5       Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 13.6       Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the jurisdiction of the place of payment. If a payment date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 13.7       Governing Law. THIS INDENTURE, THE NOTES AND THE GUARANTEES AND THE RIGHTS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.8       Jurisdiction. The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder, the Trustee or the Collateral Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Section 13.9       Waivers of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE COLLATERAL TRUSTEE AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.10   USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Collateral Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee and the Collateral Trustee with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

Section 13.11   No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Issuer or any of its respective Subsidiaries or Affiliates, or such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 13.12   Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Collateral Trustee in this Indenture shall bind their respective successors.

Section 13.13   Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” signed,” “signature” and words of like import in this Indenture or in any other certificate, agreement or document related to this Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC.

Section 13.14   Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.15   Force Majeure. In no event shall the Trustee or the Collateral Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee and Collateral Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.16   Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.17   Waiver of Immunities. To the extent that the Issuer or any Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the Notes or the Note Guarantees, the Issuer and each Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

Section 13.18   Judgment Currency. The Issuer and each Guarantor agrees to indemnify the recipient against any loss incurred by such recipient as a result of any judgment or order being given or made against the Issuer or any Guarantor for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than Dollars and as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase Dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase Dollars as promptly as practicable upon such party’s receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Issuer and each Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

Section 13.19   Collateral Trust Agreements and Intercreditor Agreements. Reference is made to the Collateral Trust Agreement, Parity Lien Intercreditor Agreement, if any, and Junior Lien Intercreditor Agreement, if any. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Collateral Trust Agreement, Parity Lien Intercreditor Agreement, if any, and Junior Lien Intercreditor Agreement, if any, and (b) authorizes and instructs the Trustee and the Collateral Trustee to enter into the Collateral Trust Agreement, Parity Lien Intercreditor Agreement, if any, and Junior Lien Intercreditor Agreement, if any, as Trustee and as Collateral Trustee, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein.

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

MACY’S, INC.

By:	/s/ Elisa D.Garcia
Name:	Elisa D.Garcia
Title:	Executive Vice President, Chief Legal Officer and Secretary

MACY’S RETAIL HOLDINGS, LLC
MACY’S PROPCO HOLDINGS, LLC
MACY’S STATE STREET, LLC
MACY’S BROOKLYN, LLC
MACY’S USQ, LLC
MACY’S LOGISTICS, LLC
MACY’S MALL REAL ESTATE, LLC
BLOOMINGDALES REAL ESTATE, LLC

By:	/s/ Elisa D.Garcia
Name:	Elisa D. Garcia
Title:	President

[Signature page to this indenture]

US BANK NATIONAL ASSOCIATION, as Trustee and Collateral Trustee

By:	/s/ Carolina D. Altomare
Name:	Carolina D. Altomare
Title:	Vice President

[Signature page to this indenture]

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]

[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]
[OID Legend, if applicable]

No. [___]	Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto][1] CUSIP NO. _________________________

MACY’S, INC.

8.375% Senior Secured Notes due 2025

Macy’s, Inc., a Delaware corporation (the “Issuer”), promises to pay to [Cede & Co.],2 or its registered assigns, the principal sum of _______________ U. S. dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto],3 on June 15, 2025.

Interest Payment Dates: June 15 and December 15, commencing on December 15, 2020

Record Dates: June 1 and December 1

Additional provisions of this Note are set forth on the other side of this Note.

1             Insert in Global Notes only.

2             Insert in Global Notes only.

3             Insert in Global Notes only.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

MACY’S, INC.

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 8.375% Senior Secured Notes due 2025 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]
MACY’S, INC.
8.375% SENIOR SECURED NOTES DUE 2025

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.       Interest

The Issuer promises to pay interest on the principal amount of this Note at 8.375% per annum from June 8, 2020 until maturity. The Issuer will pay interest semi-annually in arrears every June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be December 15, 2020. The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.       Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest, on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding June 1 and December 1 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose (which shall initially be the Corporate Trust Office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the third to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.       Paying Agent and Registrar

The Issuer initially appoints U.S. Bank National Association (the “Trustee”) as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.       Indenture

The Issuer issued the Notes under an Indenture dated as of June 8, 2020, among the Issuer, the guarantors party thereto from time to time, the Trustee and the Collateral Trustee (as it may be further amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”). The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are senior secured obligations of the Issuer. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 8.375% Senior Secured Notes due 2025 referred to in the Indenture. The Notes include (i) $1,300,000,000 principal amount of the Issuer’s 8.375% Senior Secured Notes due 2025 issued under the Indenture on June 8, 2020 (the “Initial Notes”) and (ii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to June 8, 2020 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture. The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture; provided that the Additional Notes will not be issued with the same CUSIP as the existing Notes unless such Additional Notes are fungible with the existing Notes for U.S. federal income tax purposes. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

5.       Guarantees

From and after the Issue Date, to guarantee the due and punctual payment of the principal, premium, if any, interest (including post-filing or post-petition interest in any proceeding under Bankruptcy Law) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior secured basis pursuant to the terms of the Indenture.

6.       Redemption

(a)       At any time prior to June 15, 2022, the Company may redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.000% plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b)       At any time and from time to time prior to June 15, 2022, the Company may on one or more occasions, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, redeem up to 40.0% of the original principal amount of Notes issued under the Indenture on the Issue Date (together with Additional Notes) at a redemption price (expressed as a percentage of the principal amount of Notes to be redeemed) equal to 108.375% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with an amount equal to the net cash proceeds received by the Company of one or more Equity Offerings of the Company; provided that not less than 50.0% of the original principal amount of the then-outstanding Notes initially issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (including Additional Notes but excluding Notes held by the Company or any of its Subsidiaries), unless all such notes are redeemed substantially concurrently; provided further that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.5 of the Indenture.

(c)       Until 120 days after the Issue Date, the Company may redeem in the aggregate up to 40% of the aggregate principal amount of the Notes with an amount equal to the net cash proceeds of any loan received pursuant to a Regulatory Debt Facility at a redemption price of 104.188% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date; provided, however, that not less than 50% of the aggregate principal amount of the then-outstanding Notes issued under the Indenture remains outstanding immediately thereafter (including Additional Notes, but excluding Notes held by the Company or any of its Subsidiaries), unless all such Notes are redeemed substantially concurrently.

(d)        Except pursuant to clauses (a), (b) and (c) of this paragraph 6, the Notes will not be redeemable at the Company’s option prior to June 15, 2022.

(e)       At any time and from time to time on or after June 15, 2022, the Company may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated in the table below:

Year	Percentage
2022	104.188%
2023	102.094%
2024 and thereafter	100.000%

(f)       Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, Asset Disposition Offer or Collateral Advance Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but excluding, the date of such redemption.

(g)       Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(h)       Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Section 5.1 through 5.5 of the Indenture.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.       Repurchase Provisions

If a Change of Control occurs, each Holder will have the right to require the Issuer to repurchase from each Holder all or any part (equal to a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, then Holders in whose name the Notes are registered at the close of business on such record date will receive the interest due on the repurchase date, as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Dispositions, the Issuer may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase Notes and, at the Issuer’s option, Pari Passu Indebtedness out of the Excess Proceeds in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.

8.       Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

9.       Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.       Unclaimed Money

If money for the payment of principal, premium, if any, interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person to receive such money. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.

11.       Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any and interest on the Notes to redemption or maturity, as the case may be.

12.       Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture, the Notes and the Security Documents may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Guarantors, the Trustee and the Collateral Trustee, as applicable, may amend or supplement the Indenture, the Notes and the Security Documents as provided in the Indenture.

13.       Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or certain Guarantors) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 30.0% in aggregate principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may declare the principal of and accrued and unpaid interest, and any other monetary obligations on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, interest, and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries, would constitute a Significant Subsidiary) occurs and is continuing, the principal of and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

14.       Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.

15.       No Recourse Against Others

No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

16.       Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) signs the certificate of authentication on the other side of this Note by manual, facsimile or electronic signature. Electronically imaged signatures such as .pdf files, faxed signatures or other electronic signatures to this Note and the authentication pages to this Note shall have the same effect as original signatures.

17.       Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

18.       CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

19.       Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

20.       Security

The Notes and the related Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Collateral Trustee, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral), each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs each of the Trustee and the Collateral Trustee, as applicable, to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Collateral Trust Agreement on the Issue Date, (iii) enter into the Junior Lien Intercreditor Agreement, if any, after the Issue Date, (iv) enter into the Junior Lien Intercreditor Agreement, if any, after the Issue Date and (v) perform and observe its obligations under the Security Documents.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Macy’s, Inc.

151 West 34th Street

New York, New York 10001

Attention: Chief Financial Officer

Attention: Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ___________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.7 or 2.9 of the Indenture, respectively); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 3.5 or Section 3.10 of the Indenture, check either box:

Section 3.5 ☐ Section 3.10 ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5 or Section 3.10 of the Indenture, state the amount in principal amount (must be in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $___________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): _________________.

Date: __________ Your Signature ____________________________________________________

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee: _______________________________________________________________

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

[          ] SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [ ], by and among the parties that are signatories hereto as Guarantors (the “Guaranteeing Entities” and each a “Guaranteeing Entity”), Macy’s, Inc., as Issuer, and U.S. Bank National Association, a national banking association, as Trustee and Collateral Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of Macy’s, Inc., the Guarantors named therein, the Trustee and the Collateral Trustee have heretofore executed and delivered an indenture dated as of June 8, 2020 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $1,300 million of 8.375% Senior Secured Notes due 2025 of the Issuer (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Entity shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Entity shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor, the Trustee and the Collateral Trustee are authorized to execute and deliver a supplemental indenture to add additional Guarantors, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Entity, the Issuer, the other Guarantors, the Trustee and the Collateral Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1. Agreement to be Bound. Each Guaranteeing Entity hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2. Guarantee. Each Guaranteeing Entity agrees, on a joint and several basis with all the existing Guarantors [and the other Guaranteeing Entities], to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

Section 3.1. Notices. All notices and other communications to the Guaranteeing Entities shall be given as provided in the Indenture to such Guaranteeing Entities, at their addresses set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

[INSERT ADDRESS]

Section 3.2. Merger and Consolidation. No Guaranteeing Entity shall sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1 of the Indenture.

Section 3.3. Release of Guarantee. This Guarantee shall be released in accordance with Section 10.2 of the Indenture.

Section 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.7. Benefits Acknowledged. Each Guaranteeing Entity’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Entity acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.9. The Trustee and the Collateral Trustee. The Trustee and the Collateral Trustee make no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic shall be deemed to be their original signatures for all purposes.

Section 3.11. Execution and Delivery. Each Guaranteeing Entity agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTEEING ENTITY], as a Guarantor

By:
Name:
Title:

MACY’S, INC.

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Trustee

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

EXHIBIT C

Form of Junior Lien Intercreditor Agreement

[FORM OF] JUNIOR LIEN INTERCREDITOR AGREEMENT
MACY’S PROPCO HOLDINGS, LLC

the other Grantors party hereto,

U.S. BANK NATIONAL ASSOCIATION,
as First Lien Collateral Trustee and First Lien Trustee
for the First Lien Secured Parties and as First-Priority Collateral Agent,

and

[____________________],

as Second Lien Collateral Agent and Second-Priority Collateral Agent
for the Second-Priority Secured Parties

[________], 20[__]

i

ii

JUNIOR LIEN INTERCREDITOR AGREEMENT

JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [____], 20[_], among U.S. BANK NATIONAL ASSOCIATION (“US Bank”), as First Lien Collateral Trustee and [●], as Second Lien Collateral Agent [and Second Lien Trustee].

A.           Reference is made to that certain Indenture, dated as of June 8, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial First Lien Indenture”, which term shall also include and refer to any additional issuance of notes under the Indenture) by and among MACY’S, INC., a Delaware corporation (the “Issuer”), MACY’S PROPCO HOLDINGS, LLC, an Ohio limited liability company, MACY’S LOGISTICS, LLC, an Ohio limited liability company, MACY’S MALL REAL ESTATE, LLC, an Ohio limited liability company, BLOOMINGDALE’S REAL ESTATE, LLC, an Ohio limited liability company, MACY’S USQ, LLC, an Ohio limited liability company, MACY’S BROOKLYN, LLC, an Ohio limited liability company and MACY’S STATE STREET, LLC, an Ohio limited liability company (collectively, the “Guarantors”) and US Bank, as trustee and as collateral agent, pursuant to which the Issuer issued its 8.375% Senior Secured Notes due 2025 (together with any additional notes issued under the Indenture, the “Senior Secured Notes”).

C.            The Grantors (as defined below), the guarantors identified therein, and [●], as [trustee/administrative agent] and collateral agent, are parties to that certain [indenture/credit agreement], dated as of [●] (as amended, restated, supplemented or otherwise modified, Refinanced or replaced from time to time), with respect to [●] (the “[Initial Second Lien Indenture]”).1 The Obligations of the Grantors under the Initial Second Lien Indenture and the other Second Lien Documents constitute Second Lien Obligations hereunder.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01        Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” shall mean this Junior Lien Intercreditor Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Law” shall mean Title 11 of the United States Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York are required or authorized by law or other governmental action to close.

1 Form to be updated to reflect the form of initial second lien debt issuance.

“Collateral Trust Agreement” shall mean that certain Collateral Trust Agreement dated as of June 8, 2020, among the Guarantors and the First Lien Collateral Trustee, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Common Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, constituting both First-Priority Collateral and Second-Priority Collateral.

“Company” shall mean Macy’s, Inc., a Delaware corporation.

“Comparable Second-Priority Collateral Document” shall mean, in relation to any Common Collateral subject to any Lien created under any First-Priority Collateral Document, those Second-Priority Collateral Documents that create a Lien on the same Common Collateral, granted by the same Grantor.

“Deposit Account” shall have the meaning set forth in the Uniform Commercial Code.

“Deposit Account Collateral” shall mean that part of the Common Collateral (if any) comprised of or contained in Deposit Accounts or Securities Accounts.

“DIP Financing” shall have the meaning set forth in Section 6.01(a).

“Discharge” shall mean, with respect to any Common Collateral and any Series (or, if applicable, all then-outstanding Series) of First-Priority Obligations or of Second-Priority Obligations, as applicable, that such Series (or, if applicable, all such Series) of First-Priority Obligations or of Second-Priority Obligations is no longer secured by such Common Collateral pursuant to the terms of the First-Priority Collateral Documents or Second-Priority Collateral Documents, as applicable.

“Discharge of First-Priority Obligations” shall mean at any applicable time, except to the extent otherwise provided in Section 5.07, the Discharge of all First-Priority Obligations then outstanding at such time; provided that the Discharge of First-Priority Obligations shall not be deemed to have occurred if the applicable payments are made with the proceeds of other First-Priority Obligations that constitute an exchange or replacement for or a Refinancing of such First-Priority Obligations.

“Financing Documents” shall mean the First Lien Documents, the Other First-Priority Documents, the Second Lien Documents and the Other Second-Priority Documents.

“First Lien Claimholders” shall mean the holders of any First Lien Obligations, including the First Lien Trustee and the First Lien Collateral Trustee.

“First Lien Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First Lien Obligations. For the avoidance of doubt, “First Lien Collateral” shall not include any net cash proceeds from payments contemplated by the Master Lease.

“First Lien Collateral Agreement” shall mean (a) the Security Agreement dated as of June 8, 2020, among the Guarantors and the First Lien Collateral Trustee, as amended, restated, supplemented, replaced or otherwise modified from time to time, (b) the Collateral Trust Agreement and (c) any other collateral agreement entered into from time to time in respect of any First Lien Documents and designated by the Company as a “First Lien Collateral Agreement,” as amended, restated, supplemented or other modified from time to time.

2

“First Lien Collateral Documents” shall mean the First Lien Collateral Agreement and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any First Lien Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First Lien Collateral Trustee” shall mean the collateral trustee for the First Lien Claimholders, together with its successors or co-agents in substantially the same capacity as may, from time to time, be appointed pursuant to the First Lien Indenture. As of the date hereof, US Bank shall be the First Lien Collateral Trustee.

“First Lien Documents” shall mean (a) the First Lien Indenture and the First Lien Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any First Lien Document described in clause (a) above evidencing or governing any obligations thereunder, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First Lien Indenture” shall mean the Initial First Lien Indenture, as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, Refinanced, extended or otherwise modified from time to time, including any agreement extending the maturity thereof, Refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (including in this definition any Refinancing, replacement, restructuring or new debt facility designated by the Company as a “First Lien Indenture” pursuant to Section 8.03).

“First Lien Obligations” shall mean all Obligations of the Issuer and the Guarantors and other obligors under the First Lien Indenture or any of the other First Lien Documents, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the First Lien Documents and the performance of all other Obligations of the obligors thereunder to the First Lien Secured Parties under the First Lien Documents, according to the respective terms thereof (provided that First Lien Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof).

“First Lien Secured Parties” shall mean the holders of any First Lien Obligations, including the First Lien Trustee and the First Lien Collateral Trustee.

“First Lien Trustee” shall mean the trustee for the First Lien Claimholders, together with its successors or co-agents in substantially the same capacity as may, from time to time, be appointed pursuant to the First Lien Indenture. As of the date hereof, US Bank shall be the First Lien Trustee.

“First-Priority Collateral” shall mean the First Lien Collateral and all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Other First-Priority Obligations (other than the First Lien Obligations).

“First-Priority Collateral Agent” shall mean such agent or trustee as is designated “Collateral Trustee” pursuant to the terms of the Collateral Trust Agreement (if then in effect) and the First-Priority Documents; it being understood that as of the date of this Agreement, the First Lien Collateral Trustee shall be so designated First-Priority Collateral Agent.

3

“First-Priority Collateral Documents” shall mean (a) the First Lien Collateral Documents and (b) any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Other First-Priority Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First-Priority Documents” shall mean (a) the First Lien Documents and (b) any Other First-Priority Documents, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First-Priority Obligations” shall mean (a) the First Lien Obligations and (b) the Other First-Priority Obligations (if any) (provided that First-Priority Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof).

“First-Priority Representatives” shall mean (a) in the case of the First Lien Obligations, the First Lien Collateral Trustee and (b) in the case of any Series of Other First-Priority Obligations, the Other First-Priority Representative with respect thereto. The term “First-Priority Representatives” shall include the First-Priority Collateral Agent as the context requires.

“First-Priority Secured Parties” shall mean (a) the First Lien Secured Parties and (b) the Other First-Priority Secured Parties, including the First-Priority Representatives.

“Grantors” shall mean each Guarantor that has executed and delivered a First-Priority Collateral Document or a Second-Priority Collateral Document.

“Initial First Lien Indenture” shall have the meaning set forth in the recitals.

“Initial Second Lien Indenture” shall have the meaning set forth in the recitals.

“Insolvency or Liquidation Proceeding” shall mean that there shall be an assignment for the benefit of creditors relating to any Grantor whether or not voluntary; or any case shall be commenced by or against any Grantor under the Bankruptcy Code or any similar federal or state law for the relief of debtors, whether or not voluntary; or any proceeding shall be instituted by or agains any Grantor seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, dissolution, marshalling of assets or liabilities, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator or other similar official for it or for any substantial part of its property and assets, whether or not voluntary; or any event or action analogous to or having a substantially similar effect to any of the events or actions set forth above in this definition (other than a solvent reorganization) shall occur under the law of any jurisdiction applicable to any Grantor.

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit A.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“Master Lease” shall mean that certain Master Lease Agreement, dated as of June 8, 2020, by and among Macy’s Logistics, LLC, Macy’s Mall Real Estate, LLC, Bloomingdale’s Real Estate, LLC, Macy’s USQ, LLC, Macy’s Brooklyn, LLC, and Macy’s State Street, LLC, each, an Ohio limited liability company, as landlords, and Macy’s Retail Holdings, LLC, Macy’s Corporate Services, LLC, Bloomingdale’s, LLC, and Macy’s West Stores, LLC, each, a Delaware limited liability company, as tenants, as the same may be amended, supplemented or otherwise modified form time to time in accordance with its terms.

4

“Non-Financing Lease Obligation” shall mean a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, a straight-line or an operating lease shall be considered a Non-Financing Lease Obligation.

“Obligations” shall mean any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, compensation, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any indebtedness.

“Other First-Priority Collateral Agent” shall mean, with respect to any Series of Other First-Priority Obligations, any Other First-Priority Representative that acts in the capacity of a collateral agent with respect thereto.

“Other First-Priority Documents” shall mean each of the agreements, documents and instruments providing for, evidencing or securing any Other First-Priority Obligations and any other related document or instrument executed or delivered pursuant to any Other First-Priority Document at any time or otherwise evidencing or securing any indebtedness arising under any Other First-Priority Document, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Other First-Priority Obligations” shall mean any indebtedness or Obligations (other than First Lien Obligations) of the Grantors that are to be secured with a Lien on the Common Collateral senior to the Liens securing the Second Lien Obligations and are designated by the Company as Other First-Priority Obligations hereunder and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Other First-Priority Documents and the performance of all other Obligations of the obligors thereunder to the Other First-Priority Secured Parties under the Other First-Priority Documents, according to the respective terms thereof (provided that Other First-Priority Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof); provided further, however that the requirements set forth in Section 8.21 shall have been satisfied.

“Other First-Priority Representative” shall mean, with respect to any Series of Other First-Priority Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent, trustee, collateral agent or other representative of such Series or facility by or on behalf of the holders of such Series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other First-Priority Secured Parties” shall mean the Persons holding Other First-Priority Obligations, including the Other First-Priority Representatives.

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“Other Second-Priority Collateral Agent” shall mean, with respect to any Series of Other Second-Priority Obligations, any Other Second-Priority Representative that acts in the capacity of a collateral agent with respect thereto.

“Other Second-Priority Documents” shall mean each of the agreements, documents and instruments providing for, evidencing or securing any Other Second-Priority Obligations and any other related document or instrument executed or delivered pursuant to any Other Second-Priority Document at any time or otherwise evidencing or securing any indebtedness arising under any Second-Priority Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Other Second-Priority Obligations” shall mean any indebtedness or Obligations (other than the Second Lien Obligations) of the Grantors that are to be equally and ratably or secured on a junior basis with the Second Lien Obligations and are designated by the Company as Other Second-Priority Obligations hereunder, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Other Second-Priority Obligations and the performance of all other Obligations of the obligors thereunder to the Other Second-Priority Secured Parties under the Other Second-Priority Documents, according to the respective terms thereof (provided that Other Second-Priority Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof); provided further, however, that the requirements set forth in Section 8.21 shall have been satisfied.

“Other Second-Priority Representative” shall mean, with respect to any Series of Other Second-Priority Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent, trustee, collateral agent or other representative of such Series or facility by or on behalf of the holders of such Series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other Second-Priority Secured Parties” shall mean the Persons holding Other Second-Priority Obligations, including the Other Second-Priority Representatives.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged Collateral” shall mean the Common Collateral in the possession or control of the First-Priority Collateral Agent (or its agents or bailees), to the extent that possession or control thereof is necessary to perfect a Lien thereon under the Uniform Commercial Code.

“Post-Petition Interest” shall have the meaning set forth in Section 6.11.

“Purchase Event” shall have the meaning set forth in Section 5.09.

“Recovery” shall have the meaning set forth in Section 6.04.

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“Refinance” shall mean, in respect of any indebtedness and any agreement governing any such indebtedness, to refinance, extend, increase, renew, defease, amend, restate, amend and restate, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for or refinancing of, such indebtedness in whole or in part, including by adding or replacing lenders, creditors, agents, obligors and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated. “Refinanced” and “Refinancing” shall have correlative meanings.

“Second Lien Claimholders” shall mean the holders of any Second Lien Obligations, including the Second Lien Trustee and the Second Lien Collateral Agent.

“Second Lien Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Lien Obligations. For the avoidance of doubt, “Second Lien Collateral” shall not include any net cash proceeds from payments contemplated by the Master Lease.

“Second Lien Collateral Agent” shall mean the collateral agent for the Second Lien Claimholders, together with its successors or co-agents in substantially the same capacity as may, from time to time, be appointed pursuant to the Initial Second Lien Indenture. As of the date hereof, [●] shall be the Second Lien Collateral Agent.

“Second Lien Collateral Agreement” shall mean (a) the “Security Agreement” as defined in the Initial Second Lien Indenture, and (b) any other collateral agreement entered into from time to time in respect of any Second Lien Indenture and designated by the Company as a “Second Lien Collateral Agreement,” as amended, restated, supplemented or other modified from time to time.

“Second Lien Collateral Documents” shall mean the Second Lien Collateral Agreement and any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Second Lien Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Second Lien Documents” shall mean (a) the Second Lien Indenture and the Second Lien Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any Second Lien Document described in clause (a) above evidencing or governing any Obligations thereunder in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Second Lien Indenture” shall mean the Initial Second Lien Indenture, as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, refinanced, extended or otherwise modified from time to time, including any agreement extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, (including in this definition any refinancing, replacement, restructuring or new debt facility designated by the Company as a “Second Lien Indenture” pursuant to Section 8.03).

“Second Lien Obligations” shall mean all Obligations of the Company and other obligors under the Initial Second Lien Indenture or any of the other Second-Priority Documents, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Second Lien Documents and the performance of all other Obligations of the obligors thereunder to the Second Lien Secured Parties under the Second Lien Documents, according to the respective terms thereof (provided that Second Lien Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof).

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“Second Lien Secured Parties” shall mean the holders of any Second Lien Obligations, including the Second Lien Trustee and the Second Lien Collateral Agent.

“Second Lien Trustee” shall mean shall mean [●], in its capacity as indenture trustee under the Second Lien Indenture and the Second Lien Collateral Documents, and its permitted successors in such capacity.

“Second-Priority Collateral” shall mean the Second Lien Collateral and all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Other Second-Priority Obligations.

“Second-Priority Collateral Agent” shall mean such agent or trustee as is designated “Second-Priority Collateral Agent” by Second-Priority Secured Parties holding a majority in principal amount of the Second-Priority Obligations then outstanding; it being understood that as of the date of this Agreement, the Second Lien Collateral Agent shall be so designated Second-Priority Collateral Agent.

“Second-Priority Collateral Documents” shall mean (a) the Second Lien Collateral Documents and (b) any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Other Second-Priority Obligations, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Second-Priority Documents” shall mean (a) the Second Lien Documents and (b) the Other Second-Priority Documents.

“Second-Priority Obligations” shall mean (a) the Second Lien Obligations, (b) the Other Second-Priority Obligations and (c) all other Obligations in respect of, or arising under, the Second-Priority Documents, including all fees and expenses of the collateral agent for any Other Second-Priority Obligations and shall include all interest and fees, which but for the filing of a petition in bankruptcy with respect to the Company or any Grantor, would have accrued on such obligations, whether or not a claim for such interest or fees is allowed in such proceeding (provided that Second-Priority Obligations shall exclude any such obligations the incurrence of which was not permitted under each First-Priority Document and each Second-Priority Document extant at the time of the incurrence or issuance thereof).

“Second-Priority Representatives” shall mean (a) in the case of the Second Lien Obligations, the Second Lien Collateral Agent and (b) in the case of any Series of Other Second-Priority Obligations, the Other Second-Priority Representative with respect thereto. The term “Second-Priority Representatives” shall include the Second-Priority Collateral Agent as the context requires. For purposes of this definition, no Discharge of Second Lien Obligations with respect to the Second Lien Obligations under the Second Lien Indenture and the Second Lien Documents relating thereto shall be deemed to have occurred if any of the Company or any other Grantor enters into any Refinancing of the Second Lien Indenture, and, in the case of any such Refinancing, the Second Lien Collateral Agent under such Second Lien Indenture shall continue as the Second-Priority Representative for all purposes hereof.

“Second-Priority Secured Parties” shall mean (a) the Second Lien Secured Parties and (b) the Other Second-Priority Secured Parties, including the Second-Priority Representatives.

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“Secured Parties” shall mean the First-Priority Secured Parties and the Second-Priority Secured Parties.

“Securities Account” shall have the meaning set forth in the Uniform Commercial Code.

“Series” shall mean (a) the First Lien Obligations and each series of Other First-Priority Obligations, each of which shall constitute a separate Series of First-Priority Obligations, except that to the extent that the First Lien Obligations and/or any one or more series of such Other First-Priority Obligations (i) are secured by identical collateral held by a common collateral agent and (ii) have their security interests documented by a single set of security documents, such First Lien Obligations and/or each such series of Other First-Priority Obligations shall collectively constitute a single Series, and (b) the Second Lien Obligations and each series of Other Second-Priority Obligations, each of which shall constitute a separate Series of Second-Priority Obligations, except that to the extent that the Second Lien Obligations and/or any one or more series of such Other Second-Priority Obligations (i) are secured by identical collateral held by a common collateral agent and (ii) have their security interests documented by a single set of security documents, such Second Lien Obligations and/or each such series of Other Second-Priority Obligations shall collectively constitute a single Series.

“Standstill Period” shall have the meaning set forth in Section 3.01(f).

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“US Bank” shall have the meaning set forth in the preamble.

Section 1.02        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, otherwise modified or permitted to be Refinanced or replaced in accordance with the terms hereof, in each case to the extent so Refinanced or replaced, in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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ARTICLE 2

Lien Priorities

Section 2.01        Subordination of Liens. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to the Second-Priority Secured Parties on the Common Collateral or of any Liens granted to the First-Priority Secured Parties on the Common Collateral (or any actual or alleged defect in any of the foregoing), and notwithstanding any provision of the UCC, or any applicable law or the Second-Priority Documents or the First-Priority Documents or any other circumstance whatsoever (including any non-perfection of any Lien purporting to secure the First-Priority Obligations and/or the Second-Priority Obligations), each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby agrees that: (a) any Lien on the Common Collateral securing any First-Priority Obligations now or hereafter held by or on behalf of the any First-Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing any Second-Priority Obligations and (b) any Lien on the Common Collateral securing any Second-Priority Obligations now or hereafter held by or on behalf of any Second-Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First-Priority Obligations. All Liens on the Common Collateral securing any First-Priority Obligations shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Second-Priority Obligations for all purposes, whether or not such Liens securing any First-Priority Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

Section 2.02        Prohibition on Contesting Liens. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, and each First-Priority Representative, for itself and on behalf of each applicable First-Priority Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority, validity or enforceability of (a) a Lien securing any First-Priority Obligations held (or purported to be held) by or on behalf of any of the First-Priority Secured Parties or any agent or trustee therefor in any First-Priority Collateral or (b) a Lien securing any Second-Priority Obligations held (or purported to be held) by or on behalf of any Second-Priority Secured Party in the Common Collateral, as the case may be; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of any First-Priority Secured Party or any agent or trustee therefor to enforce this Agreement (including the priority of the Liens securing the First-Priority Obligations as provided in Section 2.01) or any of the First-Priority Documents.

Section 2.03        No New Liens. So long as the Discharge of First-Priority Obligations has not occurred, the parties hereto agree that if any Second-Priority Representative shall hold any Lien on any assets of the Company or any other Grantor securing any Second-Priority Obligations that are not also subject to the senior and prior Lien in respect of the First-Priority Obligations under the First-Priority Documents, such Second-Priority Representative shall notify the First-Priority Collateral Agent promptly upon becoming aware thereof and, upon demand by the First-Priority Collateral Agent or the Company, will either (i) release such Lien or (ii) assign such Lien to the First-Priority Collateral Agent (and/or its designee) as security for the applicable First-Priority Obligations (and, in the case of an assignment, each Second-Priority Representative may retain a junior lien on such assets subject to the terms hereof). Each Second-Priority Representative agrees that, after the date hereof, if it shall hold any Lien on any assets of the Company or any other Grantor securing any Second-Priority Obligations that are not also subject to the Lien in favor of each other Second-Priority Representative, such Second-Priority Representative shall notify any other Second-Priority Representative promptly upon becoming aware thereof.

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Section 2.04        Perfection of Liens. Subject to Section 5.05, none of the First-Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second-Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First-Priority Secured Parties and the Second-Priority Secured Parties and shall not impose on the First-Priority Secured Parties or the Second-Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Section 2.05        Nature of Obligations. The priorities of the Liens provided in Section 2.01 shall not be altered or otherwise affected by (a) any Refinancing of the First-Priority Obligations or the Second-Priority Obligations or (b) any action or inaction which any of the First-Priority Secured Parties or the Second-Priority Secured Parties may take or fail to take in respect of the Common Collateral. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Parties, agrees and acknowledges that (i) a portion of the First-Priority Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (ii) the terms of the First-Priority Collateral Documents and the First-Priority Obligations may be amended, restated, supplemented or otherwise modified, and the First-Priority Obligations, or a portion thereof, may be Refinanced from time to time and (iii) the aggregate amount of the First-Priority Obligations may be increased, in each case, without notice to or consent by the Second-Priority Collateral Agents or the Second-Priority Secured Parties and without affecting the provisions hereof, except as otherwise expressly set forth herein. As between the Company and the Grantors, the foregoing provisions will not limit or otherwise affect the obligations of the Company and the Grantors contained in any Second-Priority Document with respect to the incurrence of additional First-Priority Obligations.

ARTICLE 3
Enforcement

Section 3.01        Exercise of Remedies.

(a)               So long as the Discharge of First-Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) no Second-Priority Representative or any Second-Priority Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Common Collateral in respect of any applicable Second-Priority Obligations, institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Common Collateral by the First-Priority Collateral Agent or any First-Priority Secured Party in respect of the First-Priority Obligations, the exercise of any right by the First-Priority Collateral Agent or any First-Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the First-Priority Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Second-Priority Representative or any Second-Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral under the First-Priority Documents or otherwise in respect of First-Priority Obligations, or (z) object to the forbearance by the First-Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral in respect of First-Priority Obligations and (ii) except as otherwise provided herein, the First-Priority Collateral Agent and the First-Priority Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Common Collateral without any consultation with or the consent of any Second-Priority Representative or any Second-Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, each Second-Priority Representative may file a claim or statement of interest with respect to the applicable Second-Priority Obligations and (B) each Second-Priority Representative may take any action (not adverse to the prior Liens on the Common Collateral securing the First-Priority Obligations, or the rights of the First-Priority Collateral Agent or the First-Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Common Collateral. In exercising rights and remedies with respect to the First-Priority Collateral, the First-Priority Collateral Agent and the First-Priority Secured Parties may enforce the provisions of the First-Priority Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

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(b)               So long as the Discharge of First-Priority Obligations has not occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that it will not, in its capacity as a Secured Party, take or receive any Common Collateral or any proceeds of Common Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Common Collateral in respect of the applicable Second-Priority Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of First-Priority Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second-Priority Representatives and the Second-Priority Secured Parties with respect to the Common Collateral is to hold a Lien on the Common Collateral in respect of the applicable Second-Priority Obligations pursuant to the Second-Priority Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First-Priority Obligations has occurred.

(c)               Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, agrees that no Second-Priority Representative or Second-Priority Secured Party will take any action that would hinder any exercise of remedies undertaken by the First-Priority Collateral Agent or the First-Priority Secured Parties with respect to the Common Collateral under the First-Priority Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral, whether by foreclosure or otherwise, and (ii) each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby waives any and all rights it or any Second-Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the First-Priority Collateral Agent or the First-Priority Secured Parties seek to enforce or collect the First-Priority Obligations or the Liens granted in any of the First-Priority Collateral, regardless of whether any action or failure to act by or on behalf of the First-Priority Collateral Agent or First-Priority Secured Parties is adverse to the interests of the Second-Priority Secured Parties.

(d)               Each Second-Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Second-Priority Document shall be deemed to restrict in any way the rights and remedies of the First-Priority Collateral Agent or the First-Priority Secured Parties with respect to the First-Priority Collateral as set forth in this Agreement and the First-Priority Documents.

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(e)               Subject to the proviso appearing in the first sentence of Section 3.01(a) and the following Section 3.01(f), until the Discharge of the First-Priority Obligations, the First-Priority Collateral Agent shall have the exclusive right to exercise any right or remedy with respect to the Common Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto.

(f)                Notwithstanding the provisions of Section 3.01 above but subject in all cases to Section 4.02, the Second-Priority Collateral Agent may enforce any of its rights and exercise any of its remedies (subject to the limitations set forth in this clause (f) with respect to such actions) with respect to the Second Lien Collateral after a period of 180 consecutive days has elapsed since the date on which the Second-Priority Collateral Agent has delivered to the First-Priority Collateral Agent written notice of the acceleration or non-payment at the final stated maturity of the indebtedness then outstanding under any Second Lien Documents (the “Standstill Period”); provided, however, that (i) notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Second-Priority Collateral Agent or any other Second-Priority Secured Party enforce or exercise any rights or remedies with respect to any Common Collateral if the First-Priority Collateral Agent or any other First-Priority Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any insolvency or liquidation proceeding to enable the commencement and pursuit thereof) the enforcement or exercise of any rights or remedies with respect to all or a material portion of such Collateral (prompt written notice thereof to be given to the Second-Priority Collateral Agent by the applicable First-Priority Representative) and (ii) after the expiration of the Standstill Period, so long as no First-Priority Representative has commenced any action to enforce the Liens securing the First-Priority Obligations on all or any material portion of the Collateral, the Second-Priority Secured Parties (or the Second-Priority Collateral Agent on their behalf) may, subject to the provisions of Article 7, enforce the Liens securing the Second-Priority Obligations with respect to all or any portion of the Common Collateral to the extent permitted hereunder. If the Second-Priority Collateral Agent or any other Second-Priority Secured Party exercises any rights or remedies with respect to the Collateral in accordance with the immediately preceding sentence of this paragraph and thereafter the First-Priority Collateral Agent or any other First-Priority Secured Party commences (or attempts to commence or give notice of its intent to commence) the exercise of any of its rights or remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any proceeding under Bankruptcy Law), the Standstill Period shall recommence and the Second-Priority Collateral Agent and each other Second-Priority Secured Party shall rescind any such rights or remedies already exercised with respect to the Common Collateral.

Section 3.02        Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that, unless and until the Discharge of First-Priority Obligations has occurred, it will not commence, or join with any Person (other than the First-Priority Secured Parties and the First-Priority Collateral Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral under any of the applicable Second-Priority Documents or otherwise in respect of the applicable Second-Priority Obligations.

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Section 3.03        Second-Priority Collateral Agent and Second-Priority Secured Parties Waiver. The Second-Priority Collateral Agent and the Second-Priority Secured Parties hereby waive any claim they may now or hereafter have against the First-Priority Collateral Agent or any First-Priority Secured Parties arising out of (i) any actions which the First-Priority Collateral Agent (or any of its representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, disposition, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Obligations from any account debtor, guarantor or any other party) in accordance with any relevant First-Priority Collateral Documents or any other agreement related thereto, or to the collection of the Obligations or the valuation, use, protection or release of any security for the Obligations, (ii) any election by the First-Priority Collateral Agent (or any of its agents), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code, or (iii) subject to Article 6, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Company or any of its Subsidiaries, as debtor-in-possession.

Section 3.04        Actions upon Breach. Should any Second-Priority Representative or any Second-Priority Secured Party, contrary to this Agreement, in any way, take, attempt to take or threaten to take any action with respect to the Common Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the First-Priority Collateral Agent or any First-Priority Representative or any other First-Priority Secured Party (in its or their own name or in the name of the Company or any other Grantor) may obtain relief against such Second-Priority Representative or such Second-Priority Secured Party by injunction, specific performance or other appropriate equitable relief. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby (i) agrees that the First-Priority Secured Parties’ damages from the actions of the Second-Priority Representatives or any Second-Priority Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the First-Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First-Priority Collateral Agent, any First-Priority Representative or any other First-Priority Secured Party.

ARTICLE 4
Payments

Section 4.01        Application of Proceeds. After an Event of Default under (and as defined in) any First-Priority Document has occurred, and until such Event of Default is cured or waived, so long as the Discharge of First-Priority Obligations has not occurred, the Common Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral upon the exercise of remedies, shall be applied by the First-Priority Collateral Agent to the First-Priority Obligations in such order as specified in the relevant First-Priority Document (subject to the Collateral Trust Agreement) until the Discharge of First-Priority Obligations has occurred. Upon the Discharge of First-Priority Obligations, the First-Priority Collateral Agent shall deliver promptly to the Second-Priority Collateral Agent any Common Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second-Priority Collateral Agent, in such order as specified in the relevant Second-Priority Documents (and subject to any other applicable intercreditor agreement among the Second-Priority Secured Parties).

Section 4.02        Payments Over. Any Common Collateral or proceeds thereof received by any Second-Priority Representative or any Second-Priority Secured Party in connection with the exercise of any right or remedy (including setoff) relating to the Common Collateral (or any distribution in respect of the Common Collateral, whether or not expressly characterized as such) prior to the Discharge of the First-Priority Obligations shall be segregated and held in trust for the benefit of and forthwith paid over to the First-Priority Collateral Agent (and/or its designees) for the benefit of the applicable First-Priority Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First-Priority Collateral Agent is hereby authorized to make any such endorsements as agent for any Second-Priority Representative or any such Second-Priority Secured Party. This authorization is coupled with an interest and is irrevocable.

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ARTICLE 5
Other Agreements

Section 5.01        Releases.

(a)               If, at any time any Grantor, the First-Priority Collateral Agent or the holder of any First-Priority Obligation delivers notice to each Second-Priority Representative that any specified Common Collateral (including all or substantially all of the equity interests of a Grantor or any of its Subsidiaries) is sold, transferred or otherwise disposed of (x) by the owner of such Common Collateral in a transaction not prohibited by any First-Priority Document or (y) otherwise to the extent the First-Priority Collateral Agent has consented to such sale, transfer or disposition, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Second-Priority Secured Parties upon such Common Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Common Collateral securing First-Priority Obligations are released and discharged. Upon delivery to each Second-Priority Representative of a notice from the First-Priority Collateral Agent or the Company stating that any release of Liens securing or supporting the First-Priority Obligations has become effective (or shall become effective upon each First-Priority Representative’s release), whether in connection with a sale of such assets by the relevant owner pursuant to the preceding clauses or otherwise, each Second-Priority Representative will promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms (and the Company hereby agrees to deliver any such documents reasonably requested by the First-Priority Collateral Agent in connection therewith). In the case of the sale of all or substantially all of the equity interests of a Grantor or any of its Subsidiaries, the guarantee in favor of the Second-Priority Secured Parties, if any, made by such Grantor or Subsidiary will automatically be released and discharged as and when, but only to the extent, the guarantee by such Grantor or Subsidiary of First-Priority Obligations is released and discharged.

(b)               Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby irrevocably constitutes and appoints the First-Priority Collateral Agent and any officer or agent of the First-Priority Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of each Second-Priority Representative or such holder or in the First-Priority Collateral Agent’s own name, from time to time in the First-Priority Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.01, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.01, including any termination statements, endorsements or other instruments of transfer or release.

(c)               Unless and until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby consents to the application, whether prior to or after a default, of proceeds of Common Collateral to the repayment of First-Priority Obligations pursuant to the First-Priority Documents; provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second-Priority Representatives or the Second-Priority Secured Parties to receive proceeds in connection with the Second-Priority Obligations not otherwise in contravention of this Agreement.

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(d)               Notwithstanding anything to the contrary in any Second-Priority Collateral Document, in the event the terms of a First-Priority Collateral Document and a Second-Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Common Collateral, (ii) to deliver or afford control over any item of Common Collateral to (to the extent such control can be afforded only to one person under applicable law), or deposit any item of Common Collateral with, (iii) to register ownership of any item of Common Collateral in the name of or make an assignment of ownership of any Common Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Common Collateral, with instructions or orders from, or to treat, in respect of any item of Common Collateral, as the entitlement holder, (v) hold any item of Common Collateral in trust for (to the extent such item of Common Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Common Collateral for the benefit of or subject to the control of or, in respect of any item of Common Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Common Collateral is located or waivers or subordination of rights with respect to any item of Common Collateral in favor of, in any case, both the First-Priority Collateral Agent and any Second-Priority Representative or Second-Priority Secured Party, such Grantor may, until the applicable Discharge of First-Priority Obligations has occurred, comply with such requirement under the applicable Second-Priority Collateral Document as it relates to such Common Collateral by taking any of the actions set forth above only with respect to, or in favor of, the First-Priority Collateral Agent.

Section 5.02        Insurance. Unless and until the Discharge of First-Priority Obligations has occurred, the First-Priority Collateral Agent and the First-Priority Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the First-Priority Documents, to adjust settlement for any insurance policy covering the Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral. Unless and until the Discharge of First-Priority Obligations has occurred, all proceeds of any such policy and any such award if in respect of the Common Collateral shall be paid, subject to the rights of the Grantors under the First-Priority Documents, (a) first, prior to the occurrence of the Discharge of First-Priority Obligations, to the First-Priority Collateral Agent for the benefit of First-Priority Secured Parties pursuant to the terms of the First-Priority Documents, (b) second, after the occurrence of the Discharge of First-Priority Obligations, to the Second-Priority Collateral Agent for the benefit of the Second-Priority Secured Parties pursuant to the terms of the applicable Second-Priority Documents (subject to any applicable intercreditor agreement among the Second-Priority Secured Parties) and (c) third, if no Second-Priority Obligations are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second-Priority Representative or any Second-Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the First-Priority Collateral Agent in accordance with the terms of Section 4.02.

Section 5.03        Amendments to Second-Priority Documents.

(a)               So long as the Discharge of the First-Priority Obligations has not occurred, without the prior written consent of the First-Priority Collateral Agent, no Second-Priority Document may be amended, restated, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second-Priority Document, would (1) require any scheduled payment of principal (including pursuant to a sinking fund obligation) prior to the maturity date thereof or accelerate any date upon which a scheduled payment of principal or interest is due, in each case with respect to any indebtedness outstanding thereunder, (2) shorten the maturity date applicable to any indebtedness incurred thereunder, (3) add or modify (or have the effect of a modification of) any mandatory prepayment or mandatory redemption provision or redemption at the option of the holders thereof in a manner that is more favorable to the holders of the applicable indebtedness, (3) reduce the capacity to incur First-Priority Obligations to an amount less than the aggregate principal amount of indebtedness (including revolving commitments) under the First-Priority Documents on the day of any such amendment, restatement, supplement, modification or Refinancing, (4) restrict the ability of the Grantors to grant liens consistent with the terms of the First-Priority Documents or (5) be prohibited by or inconsistent with any of the terms of this Agreement or any other First-Priority Document or cause the applicable indebtedness thereunder to not constitute Junior Lien Obligations (as defined in the First Lien Indenture as in effect on the date thereof). Unless otherwise agreed to by the First-Priority Collateral Agent, each Grantor agrees that each applicable Second-Priority Collateral Document shall include language substantially the same as the following paragraph (or language to similar effect approved by the First-Priority Collateral Agent, such approval not to be unreasonably withheld):

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“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [insert the relevant Second-Priority Representative] for the benefit of the [Second-Priority Secured Parties] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted to (a) U.S. Bank National Association, as collateral trustee (and its permitted successors), pursuant to the Security Agreement dated June 8, 2020 (as amended, restated, supplemented or otherwise modified from time to time), by and among Macy’s Propco Holdings, LLC, the other guarantors party thereto and U.S. Bank National Association, as collateral trustee or (b) any agent or trustee for any Other First-Priority Secured Parties and (ii) the exercise of any right or remedy by the [insert the relevant Second-Priority Representative] hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Common Collateral is subject to the limitations and provisions of the Junior Lien Intercreditor Agreement dated as of [●] (as amended, restated, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), by and among U.S. Bank National Association, in its capacity as the First Lien Collateral Trustee and First Lien Trustee and [●], in its capacity as the Second Lien Collateral Agent.  In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern.”

(b)               In the event that the First-Priority Collateral Agent or the First-Priority Secured Parties enter into any amendment, waiver or consent in respect of or replace any of the First-Priority Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First-Priority Collateral Document or changing in any manner the rights of the First-Priority Collateral Agent, the First-Priority Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in First-Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Second-Priority Collateral Document without the consent of any Second-Priority Representative or any Second-Priority Secured Party and without any action by any Second-Priority Representative, Second-Priority Secured Party, the Company or any other Grantor; provided, however, that (x) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Collateral Document, except to the extent that a release of such Lien is provided for in Section 5.01 hereof and (y) written notice of such amendment, waiver or consent shall have been given to each Second-Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

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(c)               Notwithstanding the foregoing, without the consent of any Secured Party, any First-Priority Representative and any Second-Priority Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with and compliance with Section 8.21 of this Agreement and, upon such execution and delivery, such First-Priority Representative, the First-Priority Secured Parties and the First-Priority Obligations and/or such Second-Priority Representative, the Second-Priority Secured Parties and the Second-Priority Obligations, as applicable, shall be subject to the terms hereof.

Section 5.04        Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second-Priority Representatives and the Second-Priority Secured Parties may exercise rights and remedies as an unsecured creditor against the Company or any Subsidiary of the Company that has guaranteed the Second-Priority Obligations in accordance with the terms of the applicable Second-Priority Documents and applicable law, so long as such rights and remedies do not violate (or are otherwise not prohibited by) this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second-Priority Representative or any Second-Priority Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by any Second-Priority Representative or any Second-Priority Secured Party of rights or remedies as a secured creditor in respect of Common Collateral or enforcement in contravention of this Agreement of any Lien in respect of Second-Priority Obligations held by any of them. In the event any Second-Priority Representative or any Second-Priority Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second-Priority Obligations, such judgment lien shall be subordinated to the Liens securing First-Priority Obligations on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to such Liens securing First-Priority Obligations under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First-Priority Collateral Agent or the First-Priority Secured Parties may have with respect to the First-Priority Collateral.

Section 5.05        First-Priority Collateral Agent as Gratuitous Bailee/Agent for Perfection.

(a)               The First-Priority Collateral Agent agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(b)               The First-Priority Collateral Agent agrees to hold the Deposit Account Collateral (if any) that is part of the Common Collateral and controlled by the First-Priority Collateral Agent as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c)               In the event that the First-Priority Collateral Agent (or its agent or bailees) has Lien filings against intellectual property that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, the First-Priority Collateral Agent agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

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(d)               Except as otherwise specifically provided herein (including Sections 3.01 and 4.01), until the Discharge of First-Priority Obligations has occurred, the First-Priority Collateral Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First-Priority Documents as if the Liens under the Second-Priority Collateral Documents did not exist. The rights of the Second-Priority Representatives and the Second-Priority Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

(e)               The First-Priority Collateral Agent shall have no obligation whatsoever to any Second-Priority Representative or any Second-Priority Secured Party to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.05. The duties or responsibilities of the First-Priority Collateral Agent under this Section 5.05 shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative for purposes of perfecting the Lien held by the Second-Priority Secured Parties.

(f)                The First-Priority Collateral Agent shall not have by reason of the Second-Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of any Second-Priority Representative or any Second-Priority Secured Party and the Second-Priority Representatives and the Second-Priority Secured Parties hereby waive and release the First-Priority Collateral Agent from all claims and liabilities arising pursuant to the First-Priority Collateral Agent’s role under this Section 5.05, as gratuitous bailee and/or gratuitous agent with respect to the Common Collateral.

(g)               Upon the Discharge of First-Priority Obligations, the First-Priority Collateral Agent shall deliver to the Second-Priority Collateral Agent, at the Company’s reasonable expense, to the extent that it is legally permitted to do so, the Pledged Collateral (if any) and the Deposit Account Collateral (if any) that is part of the Common Collateral together with any necessary endorsements (or otherwise allow the Second-Priority Collateral Agent to obtain control of such Pledged Collateral and Deposit Account Collateral) or as a court of competent jurisdiction may otherwise direct. The Company shall take such further action as is required to effectuate the transfer contemplated hereby (or, in the case of the Deposit Account Collateral, use commercially reasonable efforts to effectuate the transfer contemplated hereby) and shall indemnify and/or secure the First-Priority Collateral Agent for any loss or damage suffered by the First-Priority Collateral Agent as a result of such transfer except for any loss or damage suffered by the First-Priority Collateral Agent as a result of its own willful misconduct or gross negligence (in each case as determined in a final nonappealable judgment by a court of competent jurisdiction). The First-Priority Collateral Agent has no obligation to follow instructions from any Second-Priority Representative in contravention of this Agreement.

(h)               Neither the First-Priority Collateral Agent nor the First-Priority Secured Parties shall be required to marshal any present or future collateral security for the Company’s or its Subsidiaries’ obligations to the First-Priority Collateral Agent or the First-Priority Secured Parties under the First-Priority Documents or the First-Priority Collateral Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

(i)                 The agreement of the First-Priority Collateral Agent to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 5.05 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

Section 5.06        Second-Priority Collateral Agent as Gratuitous Bailee/Agent for Perfection.

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(a)               Upon the Discharge of First-Priority Obligations, the Second-Priority Collateral Agent agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of the other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.06.

(b)               Upon the Discharge of First-Priority Obligations, the Second-Priority Collateral Agent agrees to hold the Deposit Account Collateral (if any) that is part of the Common Collateral and controlled by the Second-Priority Collateral Agent as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.06.

(c)               In the event that the Second-Priority Collateral Agent (or its agent or bailees) has Lien filings against intellectual property that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, upon the Discharge of First-Priority Obligations, the Second-Priority Collateral Agent agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.06.

(d)               The Second-Priority Collateral Agent, in its capacity as gratuitous bailee and/or gratuitous agent, shall have no obligation whatsoever to the other Second-Priority Representatives to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.06. The duties or responsibilities of the Second-Priority Collateral Agent under this Section 5.06 upon the Discharge of First-Priority Obligations shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives for purposes of perfecting the Lien held by the applicable Second-Priority Secured Parties.

(e)               The Second-Priority Collateral Agent shall not have by reason of the Second-Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the other Second-Priority Representatives (or the Second-Priority Secured Parties for which such other Second-Priority Representatives are agent) and the other Second-Priority Representatives hereby waive and release the Second-Priority Collateral Agent from all claims and liabilities arising pursuant to the Second-Priority Collateral Agent’s role under this Section 5.06, as gratuitous bailee and/or gratuitous agent with respect to the Common Collateral.

(f)                In the event that the Second-Priority Collateral Agent shall cease to be so designated the Second-Priority Collateral Agent pursuant to the definition of such term, the then Second-Priority Collateral Agent shall deliver to the successor Second-Priority Collateral Agent, to the extent that it is legally permitted to do so, the Pledged Collateral (if any) and the Deposit Account Collateral (if any) together with any necessary endorsements (or otherwise allow the successor Second-Priority Collateral Agent to obtain control of such Pledged Collateral and Deposit Account Collateral) or as a court of competent jurisdiction may otherwise direct, and such successor Second-Priority Collateral Agent shall perform all duties of the Second-Priority Collateral Agent as set forth herein. The Company shall take such further action as is required to effectuate the transfer contemplated hereby (or, in the case of the Deposit Account Collateral, use commercially reasonable efforts to effectuate the transfer contemplated hereby) and shall indemnify the Second-Priority Collateral Agent for any loss or damage suffered by the Second-Priority Collateral Agent as a result of such transfer except for any loss or damage suffered by the Second-Priority Collateral Agent as a result of its own willful misconduct or gross negligence (in each case as determined in a final nonappealable judgment by a court of competent jurisdiction). The Second-Priority Collateral Agent has no obligation to follow instructions from the successor Second-Priority Collateral Agent in contravention of this Agreement

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(g)               The agreement of the Second-Priority Collateral Agent to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 5.06 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

Section 5.07        When Discharge of First-Priority Obligations Deemed to Not Have Occurred. If, at any time after the Discharge of First-Priority Obligations has occurred, the Company incurs and designates any other First-Priority Obligations, or the Company or any Grantor enters into any Refinancing of any First-Priority Document evidencing a First-Priority Obligation, which Refinancing is permitted hereby and by the terms of the Second-Priority Documents, then such Discharge of First-Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of First-Priority Obligations), and the obligations under such Refinancing of the First-Priority Document shall automatically be treated as First-Priority Obligations for all purposes of this Agreement, and the applicable agreement governing such Other First-Priority Obligations shall automatically be treated as a First-Priority Document (and, upon designation by the Company thereof, the “First Lien Indenture” hereunder) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein and the granting by the First-Priority Collateral Agent of amendments, waivers and consents hereunder. Upon receipt of notice of such designation or Refinancing (including the identity of the new First-Priority Collateral Agent), each Second-Priority Representative shall promptly (i) enter into such documents and agreements (at the expense of the Company), including amendments or supplements to this Agreement, as the Company or such new First-Priority Collateral Agent shall reasonably request in writing in order to provide the new First-Priority Representative the rights of the First-Priority Collateral Agent contemplated hereby and (ii) to the extent then held by any Second-Priority Representative, deliver to the First-Priority Collateral Agent the Pledged Collateral that is Common Collateral together with any necessary endorsements (or otherwise allow such First-Priority Collateral Agent to obtain possession or control of such Pledged Collateral).

Section 5.08        No Release Upon Discharge of First-Priority Obligations. Notwithstanding any other provisions contained in this Agreement, if a Discharge of First-Priority Obligations occurs, the second-priority Liens on the Second-Priority Collateral securing the Second-Priority Obligations will not be released, except to the extent such Second-Priority Collateral or any portion thereof was disposed of in order to repay the First-Priority Obligations secured by such Second-Priority Collateral (including as contemplated under Section 6.09 below) or otherwise as permitted under the First-Priority Documents and the Second-Priority Documents, as applicable.

Section 5.09        Purchase Option. Without prejudice to the enforcement of the First-Priority Secured Parties’ remedies, the First-Priority Secured Parties agree that following (a) the acceleration of the First-Priority Obligations in accordance with the terms of all First-Priority Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second-Priority Secured Parties may request, and the First-Priority Secured Parties hereby offer the Second-Priority Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding First-Priority Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the First-Priority Obligations and including all accrued and unpaid interest and fees and expenses as of the date of closing of such purchase, in accordance with the relevant First-Priority Documents, without warranty or representation or recourse (except for customary representations and warranties required to be made by assigning lenders pursuant to any assignment agreement required under any of the First Lien Documents and Other First-Priority Documents). In connection with such purchase, all issued and undrawn letters of credit constituting First-Priority Obligations shall be cancelled, replaced or cash collateralized in an amount not less than 105% of the face amount thereof by the purchasing Second-Priority Secured Parties, or the purchasing Second-Priority Secured Parties shall have provided other similar credit support satisfactory to each relevant issuer; provided that at such time as all such letters of credit have been cancelled, expired or been fully drawn, as the case may be, and after all applications described above have been made, any excess cash collateral deposited as described above shall be returned to the respective purchasers. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second-Priority Secured Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the applicable First-Priority Representatives and the applicable Second-Priority Representative. If none of the Second-Priority Secured Parties exercise such right within the time periods set forth above, the First-Priority Secured Parties shall have no further obligations pursuant to this Section 5.09 for such Purchase Event and may take any further actions in their sole discretion in accordance with the First-Priority Documents and this Agreement. The Issuer and each First-Priority Representative hereby consents to any assignment pursuant to this Section 5.09 to the extent it has a consent or similar approval right under the assignment provisions of the relevant First-Priority Documents.

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ARTICLE 6

Insolvency or Liquidation Proceedings

Section 6.01        Financing Issues.

(a)               If the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First-Priority Collateral Agent shall desire to permit (or not object to) the use of cash collateral or to permit (or not object to) the Company or any other Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that it will raise no (i) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent expressly permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03) and, to the extent the Liens securing the First-Priority Obligations under the First-Priority Documents are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed to have subordinated) its Liens on the Common Collateral to (x) such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to Liens securing First-Priority Obligations under this Agreement, subject to clause (b) of this Section 6.01, (y) any “carve-out” or administrative charge for professional and United States trustee fees agreed to by the First-Priority Representatives and (z) all adequate protection liens granted to the First-Priority Secured Parties with respect to any Common Collateral, (ii) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First-Priority Obligations made by the First-Priority Collateral Agent or any holder of First-Priority Obligations, (iii) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) any lawful exercise by any holder of First-Priority Obligations of the right to credit bid First-Priority Obligations at any sale in foreclosure of First-Priority Collateral, (iv) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) any other request for judicial relief made in any court by any holder of First-Priority Obligations relating to the lawful enforcement of any Lien on First-Priority Collateral or (v) objection to (and will not otherwise contest or join with or support any third party opposing, objecting to or contesting) any order relating to a sale of assets of any Grantor for which the First-Priority Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First-Priority Obligations and the Second-Priority Obligations will attach to the proceeds of the sale (to the extent such proceeds are not applied to repay the First-Priority Obligations) on the same basis of priority as the Liens securing the First-Priority Collateral rank to the Liens securing the Second-Priority Collateral in accordance with this Agreement.

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(b)               Notwithstanding the foregoing, the provisions of clause (i) of Section 6.01(a) shall only be applicable as to the Second-Priority Secured Parties with respect to any use of cash collateral or DIP Financing to the extent that: (i) the Second-Priority Representatives retain their Liens with respect to the Common Collateral that existed as of the date of the commencement of the applicable Insolvency or Liquidation Proceeding (including proceeds thereof arising after the commencement of such Insolvency or Liquidation Proceeding (to the extent such proceeds are not applied to repay the First-Priority Obligations)) and (ii) such DIP Financing is secured by Lien equal or senior to Liens securing First Lien Obligations.

(c)               Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall assert a claim under section 507(b) of the Bankruptcy Code.

Section 6.02        Relief from the Automatic Stay. Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in respect of the Common Collateral, without the prior written consent of the First-Priority Collateral Agent.

Section 6.03        Adequate Protection. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall object or contest (or support any other Person objecting to or contesting) (a) any request by the First-Priority Collateral Agent or the First-Priority Secured Parties for adequate protection, (b) any objection by the First-Priority Collateral Agent or the First-Priority Secured Parties to any motion, relief, action or proceeding based on the First-Priority Collateral Agent’s or the First-Priority Secured Parties’ claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of the First-Priority Collateral Agent, any First-Priority Representative or any other First-Priority Secured Party under Section 506(b) or 506(c) of Title 11 of the United States Code or any similar provisions of any other Bankruptcy Law. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the First-Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law, then each Second-Priority Representative, on behalf of itself and any applicable Second-Priority Secured Party, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First-Priority Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to the Liens securing First-Priority Obligations under this Agreement and (ii) in the event any Second-Priority Representative, on behalf of itself or any applicable Second-Priority Secured Party, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Second-Priority Representative, on behalf of itself or each such Second-Priority Secured Party, agrees that the First-Priority Representatives shall also be granted a senior Lien on such additional collateral as security for the applicable First-Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second-Priority Obligations shall be subordinated to the Liens on such collateral securing the First-Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First-Priority Secured Parties as adequate protection on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to such Liens securing First-Priority Obligations under this Agreement.

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Section 6.04        Preference Issues. If any First-Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the First-Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First-Priority Secured Parties shall remain entitled to the benefits of this Agreement until a Discharge of First-Priority Obligations with respect to all such recovered amounts and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

Section 6.05        Application. This Agreement shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor in possession. The relative rights as to the Common Collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

Section 6.06        506(c) Claims. Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First-Priority Obligations for costs or expenses of preserving or disposing of any Common Collateral.

Section 6.07        Separate Grants of Security and Separate Classifications; Plans of Reorganization.

(a)               Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, acknowledges and agrees that (i) the grants of Liens pursuant to the First-Priority Collateral Documents and the Second-Priority Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Common Collateral, the Second-Priority Obligations are fundamentally different from the First-Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First-Priority Secured Parties and the Second-Priority Secured Parties in respect of the Common Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Common Collateral (with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second-Priority Secured Parties), the First-Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses (whether or not allowed or allowable) before any distribution is made in respect of the Second-Priority Obligations, with each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby acknowledging and agreeing to turn over to the First-Priority Collateral Agent amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second-Priority Secured Parties.

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(b)               Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement other than with the prior written consent of the First-Priority Collateral Agent.

Section 6.08        Section 1111(b)(2) Waiver. Each Second-Priority Representative, for itself and on behalf of the other Second-Priority Secured Parties, waives any claim it may hereafter have against any First-Priority Secured Party arising out of the election by any First-Priority Secured Party of the application to the claims of any First-Priority Secured Party of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any sale, use or lease, cash collateral or DIP Financing arrangement or out of any grant of a security interest in connection with the Common Collateral in any Insolvency or Liquidation Proceeding.

Section 6.09        Asset Sales. Each Second-Priority Representative agrees, for and on behalf of itself and the applicable Second-Priority Secured Parties represented thereby, that it (i) will not oppose any sale consented to by the First-Priority Collateral Agent or any First-Priority Representative of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency or Liquidation Proceeding), so long as the Second-Priority Representative, for the benefit of the Second-Priority Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds of such sale are not applied to repay the First-Priority Obligations or otherwise in accordance with this Agreement) and (ii) shall not have any right to credit bid in any disposition of Collateral in accordance with sections 363(k) or 1129(b)(2)(A)(ii) of the Bankruptcy Code or otherwise, unless such credit bid contemplates the payment in full in cash of all First-Priority Obligations on the closing of such disposition.

Section 6.10        Reorganization Securities; Voting. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a Plan of Reorganization or similar dispositive restructuring plan, on account of both the First-Priority Obligations and the Second-Priority Obligations, then, to the extent the debt obligations distributed on account of the First-Priority Obligations and on account of the Second-Priority Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations. Any such reorganization debt obligations distributed on account of the Second-Priority Obligations must provide (i) for the payment of interest thereon in kind until such time as the reorganization debt obligations distributed on account of the First-Priority Obligations are paid in full and Discharged in accordance with the terms thereof and (ii) for a maturity date and weighted average life to maturity that is later than the maturity date, or longer than the weighted average life to maturity, as the case may be, of the reorganization debt obligations distributed on account of the First-Priority Obligations.

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Section 6.11        Post-Petition Interest. Each Second-Priority Secured Party shall not oppose or seek to challenge any claim by any First-Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of First-Priority Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code (or any similar provision of any other Bankruptcy Law) (“Post-Petition Interest”) or otherwise, to the extent of the value of the Lien of the First-Priority Representative on behalf of the First-Priority Secured Parties on the First-Priority Collateral (for this purpose ignoring all claims and Liens held by the Second-Priority Secured Parties on the Common Collateral).

ARTICLE 7

Reliance; Waivers; etc.

Section 7.01        Reliance. Other than any reliance on the terms of this Agreement, each First-Priority Representative, on behalf of itself and each applicable First-Priority Secured Party (other than the First Lien Trustee and the First Lien Collateral Trustee), acknowledges that it and the applicable First-Priority Secured Parties (other than the First Lien Trustee and the First Lien Collateral Trustee) have, independently and without reliance on the Second-Priority Collateral Agent or any Second-Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable First-Priority Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the applicable First-Priority Documents or this Agreement. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party (other than the Second Lien Trustee and the Second Lien Collateral Agent), acknowledges that it and the applicable Second-Priority Secured Parties (other than the Second Lien Trustee and the Second Lien Collateral Agent) have, independently and without reliance on the First-Priority Collateral Agent or any First-Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable Second-Priority Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the applicable Second-Priority Documents or this Agreement.

Section 7.02        No Warranties or Liability. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, acknowledges and agrees that neither the First-Priority Collateral Agent nor any First-Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First-Priority Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. Neither the First-Priority Collateral Agent nor any First-Priority Secured Party shall have any duty to any Second-Priority Representative or any Second-Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any Subsidiary thereof (including the Second-Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Junior Lien Intercreditor Agreement, the First-Priority Collateral Agent, the First-Priority Secured Parties, the Second-Priority Representatives and the Second-Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Second-Priority Obligations, the First-Priority Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Company’s or any other Grantor’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

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Section 7.03        Obligations Unconditional. All rights, interests, agreements and obligations of the First-Priority Collateral Agent and the First-Priority Secured Parties, and the Second-Priority Representatives and the Second-Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a)               any lack of validity or enforceability of any First-Priority Documents or any Second-Priority Documents;

(b)               any change in the time, manner or place of payment of, or in any other terms of, all or any of the First-Priority Obligations or Second-Priority Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Trustee or any other First-Priority Document or of the terms of the Second Lien Indenture or any other Second-Priority Document;

(c)               any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First-Priority Obligations or Second-Priority Obligations or any guarantee thereof;

(d)               the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e)               any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the First-Priority Obligations, or of any Second-Priority Representative or any Second-Priority Secured Party in respect of this Agreement.

ARTICLE 8

Miscellaneous

Section 8.01        Conflicts. Subject to Section 8.19, in the event of any conflict between the terms of this Agreement and the terms of any First-Priority Document or any Second-Priority Document, the terms of this Agreement shall govern. Notwithstanding any other term or provision set forth in this Agreement, nothing herein shall require the First-Priority Collateral Agent or any of the First-Priority Secured Parties to take any action that would violate any applicable laws.

Section 8.02        Continuing Nature of this Agreement; Severability. Subject to Section 5.07 and Section 6.04, this Agreement shall continue to be effective until the Discharge of First-Priority Obligations shall have occurred. This is a continuing agreement of lien subordination and the First-Priority Secured Parties may continue, at any time and without notice to each Second-Priority Representative or any Second-Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor constituting First-Priority Obligations in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 8.03        Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each Second-Priority Representative (or its authorized agent), each First-Priority Representative (or its authorized agent) and, in the case of any amendment that increases the obligations, or otherwise adversely affects any right, of the Company hereunder, the Company, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding anything in this Section 8.03 to the contrary, this Agreement may be amended from time to time at the request of the Company, at the Company’s expense, and without the consent of any First-Priority Representative, any Second-Priority Representative, any First-Priority Secured Party or any Second-Priority Secured Party or any other Person then party thereto, but in each case subject to Section 8.21, to (i) add other parties holding Other First-Priority Obligations (or any agent or trustee therefor) and Other Second-Priority Obligations (or any agent or trustee therefor) in each case to the extent such Obligations are not prohibited by any First-Priority Document or any Second-Priority Document, (ii) in the case of Other Second-Priority Obligations, (a) establish that the Lien on the Common Collateral securing such Other Second-Priority Obligations shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First-Priority Obligations and shall share in the benefits of the Common Collateral equally and ratably with or junior to all Liens on the Common Collateral securing any Second-Priority Obligations (subject to the terms of the applicable Second-Priority Documents and the Collateral Trust Agreement), and (b) provide to the holders of such Other Second-Priority Obligations (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the First-Priority Collateral Agent) as are provided to the holders of Second-Priority Obligations under this Agreement (subject to the terms of the applicable Second-Priority Documents), (iii) in the case of Other First-Priority Obligations, (a) establish that the Lien on the Common Collateral securing such Other First-Priority Obligations shall be superior in all respects to all Liens on the Common Collateral securing any Second-Priority Obligations and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any First-Priority Obligations (subject to the terms of the applicable First-Priority Documents), and (b) provide to the holders of such Other First-Priority Obligations (or any agent or trustee thereof) the comparable rights and benefits as are provided to the holders of First-Priority Obligations under this Agreement (subject to the terms of the applicable First-Priority Documents), in each case so long as such modifications are not prohibited by any First-Priority Document or any Second-Priority Document and (iv) give effect to any Refinancing of any Obligations. In furtherance thereof, the Company may designate hereunder in writing obligations as a First Lien Indenture (and any Person operating in such capacity thereunder as a First Lien Trustee or First Lien Collateral Trustee), a Second Lien Document (and any Person operating in such capacity thereunder as a Second Lien Collateral Agent), Other First-Priority Obligations (and any Person operating in such capacity thereunder as an Other First-Priority Representative) or Other Second-Priority Obligations (and any Person operating in such capacity thereunder as an Other Second-Priority Representative), and may specify that any such obligations constitute a Refinancing of any existing series of Obligations, if the incurrence of such obligations and related Liens (including the priority thereof) is not prohibited under each of the Financing Documents and this Agreement. Any such additional party and each First-Priority Representative and Second-Priority Representative shall be entitled to rely on the determination of an officer of the Company that such modifications are not prohibited by any First-Priority Document or any Second-Priority Document if such determination is set forth in an officer’s certificate delivered to such party, the First-Priority Collateral Agent and each Second-Priority Representative. At the request (and sole expense) of the Company, without the consent of any First-Priority Secured Party or Second-Priority Secured Party, each of the First-Priority Collateral Agent, the Second-Priority Collateral Agent and each other First-Priority Representative and Second-Priority Representative shall execute and deliver an acknowledgment and confirmation of such permitted modifications and/or enter into an amendment, a restatement or a supplement of this Agreement to facilitate such permitted modifications (it being understood that such actions shall not be required for the effectiveness of any such modifications).

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Section 8.04        Information Concerning Financial Condition of the Company and the Subsidiaries. The First-Priority Secured Parties, each Second-Priority Representative and the Second-Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the Subsidiaries of the Company and all endorsers and/or guarantors of the Second-Priority Obligations or the First-Priority Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Second-Priority Obligations or the First-Priority Obligations. The First-Priority Collateral Agent, the First-Priority Secured Parties, each Second-Priority Representative and the Second-Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the First-Priority Collateral Agent, any First-Priority Secured Party, any Second-Priority Representative or any Second-Priority Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and the First-Priority Collateral Agent, the First-Priority Secured Parties, the Second-Priority Representatives and the Second-Priority Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.05        Subrogation. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First-Priority Obligations has occurred.

Section 8.06        Application of Payments. Except as otherwise provided herein, all payments received by the First-Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First-Priority Obligations as the First-Priority Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the First-Priority Documents and the Collateral Trust Agreement. Except as otherwise provided herein, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, assents to any such extension or postponement of the time of payment of the First-Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First-Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.07        Consent to Jurisdiction; Waivers. The parties hereto irrevocably and unconditionally agree that any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any party hereto, or any affiliate of thereof, in any way relating to this Agreement or the transactions relating hereto, shall be tried and litigated only in the courts of the State of New York sitting in Borough of Manhattan, and in the United States District Court of the Southern District of New York, and any appellate court from any thereof. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, New York, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and consent that all service of process may be made by registered mail directed to such party as provided in Section 8.08 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.

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Section 8.08        Notices. All notices to the First-Priority Secured Parties and the Second-Priority Secured Parties permitted or required under this Agreement may be sent to the First-Priority Collateral Agent, the Second-Priority Collateral Agent, or any other First-Priority Representative or Second-Priority Representative as provided in the First Lien Indenture, the Second Lien Indenture, the relevant First-Priority Document or the relevant Second-Priority Document, as applicable. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. Each First-Priority Representative hereby agrees to promptly notify each Second-Priority Representative upon payment in full in cash of all indebtedness under the applicable First-Priority Documents (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made).

Section 8.09        Further Assurances. Each of the Second-Priority Representatives, on behalf of itself and each applicable Second-Priority Secured Party, and each of the First-Priority Representatives, on behalf of itself and each applicable First-Priority Secured Party, agrees that each of them shall take such further action and shall execute and deliver to the First-Priority Collateral Agent and the First-Priority Secured Parties such additional documents and instruments (in recordable form, if requested) as the First-Priority Collateral Agent or the First-Priority Secured Parties may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

Section 8.10        Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 8.11        Binding on Successors and Assigns. This Agreement shall be binding upon the First-Priority Collateral Agent, the other First-Priority Representatives, the First-Priority Secured Parties, the Second-Priority Representatives, the Second-Priority Secured Parties, the Company, the Company’s Subsidiaries party hereto and their respective permitted successors and assigns.

Section 8.12        Specific Performance. The First-Priority Collateral Agent may demand specific performance of this Agreement. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby irrevocably (x) waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First-Priority Collateral Agent and (y) agrees that, in connection with the forgoing, the First-Priority Collateral Agent may seek an affirmative injunction to enforce the Agreement without a requirement to post a bond in connection therewith.

Section 8.13        Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

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Section 8.14        Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or in portable document format (pdf), each of which shall be an original and all of which shall together constitute one and the same document.

Section 8.15        Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. Each First-Priority Representative represents and warrants that this Agreement is binding upon the applicable First-Priority Secured Parties for which such First-Priority Representative is acting. Each Second-Priority Representative represents and warrants that this Agreement is binding upon the applicable Second-Priority Secured Parties for which such Second-Priority Representative is acting.

Section 8.16        No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of First-Priority Obligations and Second-Priority Obligations. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 8.17        Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Company or any other Grantor shall include the Company or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

Section 8.18        First-Priority Representatives and Second-Priority Representatives. It is understood and agreed that (a) US Bank is entering into this Agreement in its capacity as First Lien Collateral Trustee under the First Lien Collateral Agreement, and the provisions of Section 6 of the Collateral Trust Agreement applicable to the First Lien Collateral Trustee thereunder shall also apply to it as First-Priority Collateral Agent and First Lien Collateral Trustee hereunder and (b) [●] is entering into this Agreement in its capacity as Second Lien Collateral Agent under the Second Lien Indenture, and the provisions of Article [●] of the Second Lien Indenture applicable to the Second Lien Collateral Agent thereunder shall also apply to it as Second-Priority Collateral Agent and Second Lien Collateral Agent hereunder. Notwithstanding any term herein to the contrary, it is hereby expressly agreed and acknowledged that the agreements set forth herein by the First-Priority Collateral Agent (including in its capacity as First-Priority Representative) are made solely in its capacity as the First-Priority Collateral Agent hereunder, and not in its individual capacity. In the case of any reference herein to the giving of any consent, approval or direction by the First-Priority Collateral Agent (including in its capacity as First-Priority Representative), which includes for the avoidance of doubt any provision in respect of the delivery, revocation or rescission of any notice delivered under Section 3.01 hereof, it is understood in all cases the First-Priority Collateral Agent (including in its capacity as First-Priority Representative) shall only take such action under this Agreement as directed in writing by the First Priority Secured Parties in accordance with the terms of the Collateral Trust Agreement (if then in effect) and the First-Priority Documents.

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Section 8.19        Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.01 and 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Indenture, the Second Lien Indenture or any other First-Priority Document or Second-Priority Document entered into in connection with the First Lien Indenture, the Second Lien Indenture or any other First-Priority Document or Second-Priority Document or permit the Company or any Subsidiary of the Company to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the First Lien Indenture, the Second Lien Indenture or any other First-Priority Document or Second-Priority Document entered into in connection with the First Lien Indenture, the Second Lien Indenture or any other First-Priority Document or Second-Priority Document, (b) change the relative priorities of the First-Priority Obligations or the Liens granted under the First-Priority Documents on the Common Collateral (or any other assets) as among the First-Priority Secured Parties or (c) otherwise change the relative rights of the First-Priority Secured Parties in respect of the Common Collateral as among such First-Priority Secured Parties as set forth in the Collateral Trust Agreement and the First-Priority Documents or (d) obligate the Company or any Subsidiary of the Company to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Indenture, the Second Lien Indenture or any other First-Priority Document or Second-Priority Document entered into in connection with the First Lien Indenture, the Second Lien Indenture or any other First-Priority Document or Second-Priority Document. Notwithstanding anything in this Agreement to the contrary, (i) the First Lien Collateral Trustee and the First Lien Trustee shall be entitled to all of the rights, protections, immunities and indemnities set forth in the Collateral Trust Agreement (if then in effect) and the First-Priority Documents as if specifically set forth herein, and (ii) the First Lien Collateral Agent (including in its capacity as First-Priority Representative) shall be entitled to all of the rights, protections, immunities and indemnities of the First Lien Collateral Trustee as set forth in the Collateral Trust Agreement (if then in effect) and the First-Priority Documents as if specifically set forth herein.

Section 8.20        Second-Priority Collateral Agent. The Second-Priority Collateral Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to directions set forth in the Second Lien Indenture; and in so doing, the Second-Priority Collateral Agent shall not be responsible for the terms or sufficiency of this Agreement for any purpose. The Second-Priority Collateral Agent shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, the Second-Priority Collateral Agent shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Second Lien Indenture and, as applicable, the Second Lien Collateral Agreement.

Section 8.21        Joinder Requirements. The Company may designate additional obligations as Other First-Priority Obligations or Other Second-Priority Obligations pursuant to this Section 8.21 if (x) the incurrence of such obligations is not prohibited by any First-Priority Document or Second-Priority Document then in effect and (y) the Company shall have delivered an officer’s certificate to each First-Priority Representative and each Second-Priority Representative certifying the same. If not so prohibited, the Company shall (i) notify each of the First-Priority Representative and the Second-Priority Representative in writing of such designation and (ii) cause the applicable new First-Priority Representative or Second-Priority Representative to execute and deliver to each other First-Priority Representative and Second-Priority Representative, a Joinder Agreement substantially in the form of Exhibit A or Exhibit B, as applicable, hereto.

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Section 8.22        Intercreditor Agreements.

(a)               Each party hereto agrees that the First-Priority Secured Parties (as among themselves) and the Second-Priority Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements, including, in the case of the First-Priority Secured Parties, the Collateral Trust Agreement) with the applicable First-Priority Representatives or Second-Priority Representatives, as the case may be, governing the rights, benefits and privileges as among the First-Priority Secured Parties or as among the Second-Priority Secured Parties, as the case may be, in respect of any or all of the Common Collateral, this Agreement and the other First-Priority Collateral Documents or the other Second-Priority Collateral Documents, as the case may be, including as to application of proceeds of any Common Collateral, voting rights, control of any Common Collateral and waivers with respect to any Common Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the other First-Priority Collateral Documents or Second-Priority Collateral Documents, as the case may be. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other First-Priority Collateral Document or Second-Priority Collateral Document, and the provisions of this Agreement and the other First-Priority Collateral Documents and Second-Priority Collateral Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

(b)               In addition, in the event that the Company or any Subsidiary thereof incurs any Obligations secured by a Lien on any Common Collateral that is junior to Liens thereon securing any First-Priority Obligations or Second-Priority Obligations, as the case may be, and such Obligations are not designated by the Company as Second-Priority Obligations, then the First-Priority Collateral Agent and/or Second-Priority Collateral Agent shall upon the request of the Company enter into an intercreditor agreement with the agent or trustee for the creditors with respect to such secured Obligations to reflect the relative Lien priorities of such parties with respect to the relevant portion of the Common Collateral and governing the relative rights, benefits and privileges as among such parties in respect of such Common Collateral, including as to application of the proceeds of such Common Collateral, voting rights, control of such Common Collateral and waivers with respect to such Common Collateral, in each case, so long as such secured Obligations are not prohibited by, and the terms of such intercreditor agreement do not violate or conflict with, the provisions of this Agreement or any of the First-Priority Documents or Second-Priority Documents, as the case may be. If any such intercreditor agreement (or similar arrangement) is entered into, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any First-Priority Documents, and the provisions of this Agreement, the First-Priority Documents and the Second-Priority Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the respective terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

U.S. BANK NATIONAL
ASSOCIATION,
as First Lien Collateral Trustee, First Lien
Trustee and First-Priority Collateral Agent

By:
Name:
Title:

[_______________],
as Second Lien Collateral Agent and
Second-Priority Collateral Agent

By:
Name:
Title:

34

ACKNOWLEDGMENT

The Grantors each hereby acknowledge that they have received a copy of the foregoing Junior Lien Intercreditor Agreement and consent thereto, agree to recognize all rights granted thereby to the First Lien Collateral Trustee, and the other First-Priority Secured Parties, and the Second Lien Collateral Agent, and the other Second-Priority Secured Parties, and waive the provisions of Section 9-615(a) of the UCC in connection with the application of proceeds of Collateral in accordance with the provisions of the Junior Lien Intercreditor Agreement; provided, however, that the foregoing shall not, without the consent of Company, impair the rights of any Grantor under the First-Priority Documents or the Second-Priority Documents. The Grantors each further acknowledge and agree that they are not an intended beneficiary or third party beneficiary under the foregoing Junior Lien Intercreditor Agreement, as amended, restated, supplemented or otherwise modified from time to time.

[Signatures on following pages]

Acknowledged as of the date first written above:

Grantors:

MACY’S PROPCO HOLDINGS, LLC

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO

By:
Name:
Title:

Annex I
List of Guarantors

[To be Attached]

EXHIBIT A
Joinder Agreement

JOINDER AGREEMENT
(Other First-Priority Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [________], [____], delivered by [____________] (the “New Representative”), as an Other First-Priority Representative, and [[________________] (the “New Collateral Agent”)]2, as an Other First-Priority Collateral Agent.

This Agreement is supplemental to that certain Junior Lien Intercreditor Agreement, dated as of [●], 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), by and among the parties (other than the New Representative and the New Collateral Agent) referred to above. This Agreement has been entered into to record the accession of the New Representative[s] as Other First-Priority Representative[s] under the Junior Lien Intercreditor Agreement [and to record the accession of the New Collateral Agent as an Other First-Priority Collateral Agent under the Junior Lien Intercreditor Agreement].

ARTICLE I
Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Junior Lien Intercreditor Agreement.

ARTICLE II
Accession

SECTION 2.01 [The][/Each] New Representative agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Junior Lien Intercreditor Agreement as an Other First-Priority Representative as if it had originally been party to the Junior Lien Intercreditor Agreement as an Other First-Priority Representative.

SECTION 2.02 [The New Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Junior Lien Intercreditor Agreement as an Other First-Priority Collateral Agent as if it had originally been party to the Junior Lien Intercreditor Agreement as an Other First-Priority Collateral Agent.]

SECTION 2.03 The New Representative[s] and the New Collateral Agent confirm[s] that their address details for notices pursuant to the Junior Lien Intercreditor Agreement [is][/are] as follows: [_____________].

SECTION 2.04 [________] [is][/are] acting in the capacities of Other First-Priority Representative[s] and [________] is acting in its capacity as Other First-Priority Collateral Agent solely for the Secured Parties under [_____________].

2 To be included if applicable.

ARTICLE III
Miscellaneous

SECTION 3.01 This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS, INCLUDING
ACKNOWLEDGEMENT BY GRANTORS]

EXHIBIT B
Joinder Agreement

JOINDER AGREEMENT
(Other Second-Priority Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [__________], [_____], delivered by [__________] (the “New Representative”), as an Other Second-Priority Representative, [and [__________] (the “New Collateral Agent”)]3.

This Agreement is supplemental to that certain Junior Lien Intercreditor Agreement, dated as of [●], 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), by and among the parties (other than the New Representative and the New Collateral Agent) referred to above. This Agreement has been entered into to record the accession of the New Representative[s] as Other Second-Priority Representative[s] under the Junior Lien Intercreditor Agreement [and to record the accession of the New Collateral Agent as an Other Second-Priority Collateral Agent under the Junior Lien Intercreditor Agreement].

ARTICLE I
Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Junior Lien Intercreditor Agreement.

ARTICLE II
Accession

SECTION 2.01 [The][/Each] New Representative agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Junior Lien Intercreditor Agreement as an Other Second-Priority Representative as if it had originally been party to the Junior Lien Intercreditor Agreement as an Other Second-Priority Representative.

SECTION 2.02 [The New Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Junior Lien Intercreditor Agreement as an Other Second-Priority Collateral Agent as if it had originally been party to the Junior Lien Intercreditor Agreement as an Other Second-Priority Collateral Agent.]

SECTION 2.03 The New Representative[s] and the New Collateral Agent confirm[s] that their address details for notices pursuant to the Junior Lien Intercreditor Agreement [is][/are] as follows: [_____________].

SECTION 2.04 [________] [is][/are] acting in the capacities of Other Second-Priority Representative[s] and [________] is acting in its capacity as Other Second-Priority Collateral Agent solely for the Secured Parties under [_____________].

3 To be included if applicable.

ARTICLE III
Miscellaneous

SECTION 3.01 This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS, INCLUDING ACKNOWLEDGEMENT
BY GRANTORS]

EXHIBIT D

Form of Parity Lien Intercreditor Agreement

[FORM OF]

PARI PASSU INTERCREDITOR AGREEMENT

dated as of

[ • ]

among

U.S. BANK NATIONAL ASSOCIATION,
as the Initial Senior Representative and the Collateral Trustee,

[________],
as the Initial Additional Representative,

and

each Additional Parity Lien Representative from time to time party hereto and acknowledged and agreed to by

the Grantors referred to herein

TABLE OF CONTENTS

EXHIBITS

Exhibit A	-	Form of Joinder Agreement (Additional Secured Obligations)

Exhibit B	-	Form of Joinder Agreement (Additional Grantors)

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This PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of [ • ], among U.S. BANK NATIONAL ASSOCIATION, as trustee under the Secured Indenture (in such capacity and together with its successors from time to time in such capacity, the “Initial Senior Representative”) and as collateral trustee for the Secured Parties (as defined in the Collateral Trust Agreement (as defined below)) (in such capacity and together with its successors from time to time in such capacity, the “Collateral Trustee”), [________], as Additional Parity Lien Representative for the Additional Secured Parties (in such capacity and together with its successors from time to time in such capacity, the “Initial Additional Representative”), and each Additional Parity Lien Representative from time to time party hereto for the Additional Secured Parties of the Series with respect to which it is acting in such capacity, and acknowledged and agreed to by Grantors party hereto from time to time. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Collateral Trust Agreement (as defined below).

Reference is made to the Secured Indenture, dated as of June 8, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Secured Indenture”) by and among MACY’S, INC., a Delaware corporation (the “Issuer”), MACY’S PROPCO HOLDINGS, LLC, an Ohio limited liability company, MACY’S LOGISTICS, LLC, an Ohio limited liability company, MACY’S MALL REAL ESTATE, LLC, an Ohio limited liability company, BLOOMINGDALE’S REAL ESTATE, LLC, an Ohio limited liability company, MACY’S USQ, LLC, an Ohio limited liability company, MACY’S BROOKLYN, LLC, an Ohio limited liability company and MACY’S STATE STREET, LLC, an Ohio limited liability company (collectively, the “Grantors”) and U.S. BANK NATIONAL ASSOCIATION, as trustee and as collateral trustee, pursuant to which the Issuer issued its 8.375% Senior Secured Notes due 2025 (together with any additional notes issued under the Secured Indenture, the “Secured Notes”).

In connection with the Secured Indenture, the Grantors, the Initial Senior Representative and the Collateral Trustee entered into that certain Collateral Trust Agreement, dated as of June 8, 2020, by and among the Grantors from time to time party thereto, the Initial Senior Representative and each Additional Parity Lien Representative from time to time party thereto, if any (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”).

The obligations of the Issuer and the Grantors under the Secured Indenture and the other Secured Note Documents are secured on a first-priority basis by liens on certain of the assets of the Grantors pursuant to the terms of the Security Documents.

The Secured Note Documents and the Additional Secured Debt Documents provide, among other things, that the parties thereto shall set forth in this Agreement certain rights and remedies with respect to the Collateral.

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the Initial Senior Representative (for itself and on behalf of each other Senior Secured Note Secured Party), the Collateral Trustee (for itself and on behalf of each Secured Party), the Initial Additional Representative (for itself and on behalf of each other Additional Secured Party) and each Additional Parity Lien Representative, intending to be legally bound, hereby agrees as follows:

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Article I.

DEFINITIONS

Section 1.1           Certain Defined Terms.Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Collateral Trust Agreement (whether or not then in effect):

“Bankruptcy Case” has the meaning set forth in Section 2.1(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Liens” means, with respect to a particular Series, any Lien which the Collateral Trustee expressly declines to accept on an asset or property.

“DIP Financing” has the meaning set forth in Section 2.1(b).

“DIP Financing Liens” has the meaning set forth in Section 2.1(b).

“DIP Lenders” has the meaning set forth in Section 2.1(b).

“Grantors” has the meaning set forth in the recitals hereto.

“Initial Senior Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Joinder Agreement” means a document in the form of Exhibit A to this Agreement required to be delivered by a Parity Lien Representative to the Collateral Trustee and each other Parity Lien Representative in order to create an additional Series of Additional Secured Obligations or a Refinancing of any Series of Secured Obligations (including the Secured Indenture) and bind the Secured Parties hereunder.

“Secured Indenture” has the meaning set forth in the second paragraph of this Agreement.

Section 1.2                Rules of Interpretation. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All references herein to any Person shall be construed to include such Person’s successors and permitted assigns. Unless otherwise indicated, any reference to any agreement or instrument will be deemed to include a reference to that agreement or instrument as assigned, amended, supplemented, amended and restated, or otherwise modified from time to time or replaced in accordance with the terms of this Agreement.

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AGREEMENTS WITH RESPECT TO BANKRUPTCY or insolvency Proceedings

Section 2.1           Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings. (a) This Agreement and the Collateral Trust Agreement shall continue in full force and effect notwithstanding the commencement of any Bankruptcy Proceeding under the Bankruptcy Code, any other Bankruptcy Law or any other federal, state or foreign bankruptcy, insolvency or receivership law or other Bankruptcy Law by or against any Grantor or any of its subsidiaries.

(b)          If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each Secured Party agrees that it will not raise any objection to any such DIP Financing or to the Liens on the Collateral securing such DIP Financing (and all obligations relating thereto, including any “carve-out” from the Collateral granting administrative priority status or Lien priority to secure the payment of fees and expenses of the United States Trustee or professionals retained by any debtor or creditors’ committee agreed to by the Collateral Trustee or by an Act of Required Parity Lien Secured Parties) (“DIP Financing Liens”) or to any use of cash collateral that constitutes Collateral, unless an Act of Required Parity Lien Secured Parties shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral, in each case so long as (A) the Secured Parties of each Series retain the benefit of their Liens on all such Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Secured Parties of each Series are granted Liens on any additional collateral pledged to any Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis all the other Secured Parties as set forth in this Agreement (other than any Liens of any Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Secured Obligations, such amount is applied pursuant to Section 4(d) of the Collateral Trust Agreement, and (D) if any Secured Parties are granted adequate protection with respect to the Secured Obligations subject hereto, including in the form of periodic payments, in connection with such use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 4(d) of the Collateral Trust Agreement; provided that the Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Secured Parties of such Series or its Parity Lien Representative that shall not constitute Collateral (unless the Lien in respect thereof constitutes a Declined Lien with respect to such Secured Parties or their Parity Lien Representative); provided, further, that the Secured Parties receiving adequate protection shall not object to any other Secured Party receiving adequate protection comparable to any adequate protection granted to such Secured Parties in connection with a DIP Financing or use of cash collateral, so long as the proceeds of such adequate protection are applied pursuant to Section 4(d) of the Collateral Trust Agreement. Nothing herein shall prohibit the Collateral Trustee or any Controlling Claimholder from offering to provide a DIP Financing that does not otherwise violate the terms and conditions of this Agreement.

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(c)          If any Secured Party is granted adequate protection (A) in the form of Liens on any additional collateral, then each other Secured Party shall be entitled to seek, and each Secured Party will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à-vis all the other Secured Parties as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other Secured Party shall be entitled to seek, and each Secured Party will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all Secured Obligations pursuant to Section 4(d) of the Collateral Trust Agreement.

Section 2.2           Reinstatement.In the event that any of the Secured Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any other Bankruptcy Law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be fully applicable thereto until all such Secured Obligations shall again have been paid in full in cash. This Section 2.2 shall survive termination of this Agreement.

Section 2.3          Contesting Liens. Each of the Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Bankruptcy Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Secured Parties in all or any part of the Collateral or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of the Collateral Trustee or any Parity Lien Representative to enforce this Agreement or (ii) the rights of any Secured Party to contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting Secured Obligations.

Article III.

MISCELLANEOUS

Section 3.1           Integration/Conflicts.This Agreement, together with the other Secured Debt Documents, represents the entire agreement of each of the Grantors and the Secured Parties with respect to the subject matter hereof and thereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Parity Lien Representative, Collateral Trustee or Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the Collateral Trust Agreement, the provisions of the Collateral Trust Agreement shall govern and control.

Section 3.2            Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement and the Secured Parties of any Series may continue, at any time and without notice to any Secured Party of any other Series, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor constituting Secured Obligations in reliance hereon. Each Parity Lien Representative and the Collateral Trustee, on behalf of itself and each other Secured Party represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Bankruptcy Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver, trustee or similar person for the Issuer or any other Grantor (as the case may be) in any Bankruptcy Proceeding. This Agreement shall terminate and be of no further force and effect with respect to the Collateral Trustee, any Parity Lien Representative and the Secured Parties represented by such Parity Lien Representative and their Secured Obligations, in accordance with Sections 7 and 21 (as applicable) of the Collateral Trustee Agreement; provided, however, that such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

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Section 3.3         Amendments; Waivers.(a) The provisions of Section 8 of the Collateral Trust Agreement are set forth herein mutatis mutandus.

(b)           Notwithstanding the foregoing, without the consent of any Secured Party, any Parity Lien Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 3.10 of this Agreement and upon such execution and delivery, such Parity Lien Representative, the Collateral Trustee and the Other Secured Parties and Additional Secured Obligations of the Series for which such Parity Lien Representative and Collateral Trustee is acting shall be subject to the terms hereof.

(c)            Notwithstanding the foregoing, without the consent of any other Parity Lien Representative or Secured Party, the Collateral Trustee may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional Secured Obligations in compliance with the Secured Indenture, the Collateral Trust Agreement and the other Secured Debt Documents.

Section 3.4           Governing Law; Jurisdiction; Certain Waivers.The provisions of Sections 16, 17, 18 and 20 of the Collateral Trust Agreement are set forth herein mutatis mutandus.

Section 3.5             Notices.The provisions of Section 9 of the Collateral Trust Agreement are set forth herein mutatis mutandus.

Section 3.6            Further Assurances. Each Parity Lien Representative and Collateral Trustee, on behalf of itself and each other Secured Party represented by it, and the Grantors agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Parity Lien Representative and Collateral Trustee may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

Section 3.7          Binding on Successors and Assigns.This Agreement shall be binding upon each Additional Parity Lien Representative, the Collateral Trustee, the Secured Parties, the Grantors, and their respective successors and assigns from time to time. If any of the Additional Parity Lien Representatives and/or the Collateral Trustee resigns or is replaced pursuant to the applicable Secured Debt Documents, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

Section 3.8         Section Headings.Section headings and the Table of Contents used in this Agreement are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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Section 3.9           Counterparts.This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page to this Agreement by telecopy or electronic transmission (including Adobe pdf file) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 3.10        Additional Secured Obligations. To the extent that the Issuer incurs Additional Secured Obligations in accordance with the provisions of the Secured Indenture, the Collateral Trust Agreement and the Additional Secured Debt Documents, the Additional Parity Lien Representative of any such Additional Secured Obligations, acting on behalf of the holders of such Additional Secured Obligations and the holders of such Additional Secured Obligations (such Additional Parity Lien Representative, the holders in respect of such Additional Secured Obligations and the holders of such Additional Secured Obligations being referred to as “Additional Secured Parties”), shall become a party to this Agreement.

(b)          In order for any Additional Parity Lien Representative to become a party to this Agreement such Additional Parity Lien Representative shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by the Collateral Trustee and such Additional Parity Lien Representative) pursuant to which such Additional Parity Lien Representative becomes a Parity Lien Representative hereunder, and such Additional Secured Obligations and such Series of Additional Secured Obligations and the Additional Secured Parties of such Series become subject hereto and bound hereby.

Section 3.11         Authorization. By its signature, each Person executing this Agreement, on behalf of such party or Grantor but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

Section 3.12       No Third Party Beneficiaries; Provisions Solely to Define Relative Rights.The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Parties in relation to one another. None of the Issuer, any other Grantor nor any other creditor thereof shall have any rights or obligations hereunder, and no such Person is an intended beneficiary or third party beneficiary hereof, except, in each case, as expressly provided in this Agreement, and no Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Secured Obligations as and when the same shall become due and payable in accordance with their terms. Without limitation of any other provisions of this Agreement, each Grantor hereby (a) acknowledges that it has read this Agreement and consents hereto, (b) agrees that it will not take any action that would be contrary to the express provisions of this Agreement and (c) agrees to abide by the requirements expressly applicable to it under this Agreement.

Section 3.13        No Indirect Actions.Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

Section 3.14      Additional Grantors.Each Grantor agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any Secured Debt Document and which grants or purports to grant a Lien on any of its assets shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a joinder agreement substantially in the form attached hereto as Exhibit B that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such Secured Debt Document.

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Section 3.15          Concerning the Initial Senior Representative and Collateral Trustee.

(a)          Notwithstanding any term herein to the contrary, it is hereby expressly agreed and acknowledged that the agreements set forth herein by the Initial Senior Representative and/or the Collateral Trustee are made solely in each of their capacities as the Initial Senior Representative or the Collateral Teustee hereunder, and not in their individual capacities.

(b)           Notwithtstanding any term herein to the contrary, in the case of any reference herein to the giving of any consent, approval or direction by the Initial Senior Representative and/or the Collateral Trustee, which includes for the avoidance of doubt any provision in respect of the delivery, revocation or rescission of any notice delivered hereunder, it is understood in all cases the Initial Senior Representative and/or the Collateral Trustee shall only take such action under this Agreement as directed in writing by the Secured Parties in accordance with the terms of the Collateral Trust Agreement (if then in effect), the other Security Documents, and the Secured Debt Documents.

(c)            Notwithstanding anything in this Agreement to the contrary, (i) the Initial Senior Representative and the Collateral Trustee shall be entitled to all of the rights, protections, immunities and indemnities set forth in the Collateral Trust Agreement (if then in effect), the other Security Documents, and the Secured Debt Documents as if specifically set forth herein.

(d)           In connection with its execution and acting hereunder, each of the Collateral Trustee and the Initial Senior Representative are entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to them under the Security Documents and any other applicable Secured Debt Documents.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION, as Initial Senior Representative and Collateral Trustee

By:
Name:
Title:

Notice Address:

[_____]

[________________________],
as Initial Additional Representative

By:
Name:
Title:

Notice Address:

[_____]

[Signature Page to Pari Passu Intercreditor]

Acknowledged and Agreed to by:

[ ],
a [ ]

By:
Name:
Title:

[ ],
a [ ]

By:
Name:
Title:

Notice Address:

[ ]

[Signature Page to Pari Passu Intercreditor]

Exhibit A

to Pari Passu Intercreditor Agreement

JOINDER AGREEMENT

JOINDER NO. [__] dated as of [_____] (this “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT, dated as of [_____] (as amended, restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”), among [ ], as Initial Senior Representative, [ ], as Collateral Trustee, [_________], as Initial Additional Representative and the additional Parity Lien Representatives from time to time party thereto, and acknowledged and agreed to by the Grantors party thereto from time to time.

A.                Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

B.                 As a condition to the ability of the Issuer to incur [Additional Secured Obligations] and to secure such [Additional Secured Obligations] with the liens and security interests created by the [Additional Secured Debt Documents], the undersigned Additional Parity Lien Representative (the “New Representative”) are executing this Joinder Agreement in accordance with the requirements of the Pari Passu Intercreditor Agreement.

Accordingly, the New Representative agrees as follows:

SECTION 1.     In accordance with Section 3.10 of the Pari Passu Intercreditor Agreement, the New Representative by their signatures below become a Parity Lien Representative and a Collateral Trustee, respectively, under, and the related Additional Secured Obligations and Additional Secured Parties become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Parity Lien Representative, and hereby agree to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to them as Additional Parity Lien Representative and Additional Secured Parties, respectively.

SECTION 2.      Each of the New Representative represent and warrant to the Collateral Trustee, each other Parity Lien Representative and the other Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent][trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the Additional Secured Debt Documents relating to such Additional Secured Obligations provide that, upon the New Representative’s entry into this Joinder Agreement, the Additional Secured Parties represented by them will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement.

SECTION 3.     This Joinder Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, but all such counterparts together shall constitute but one and the same instrument. This Joinder Agreement shall become effective when the Collateral Trustee shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder Agreement by telecopy or electronic transmission (including Adobe pdf file) shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

Exhibit A - Page 1

SECTION 4.        Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5.        THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 6.        Any provision of this Joinder Agreement that is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and of the Pari Passu Intercreditor Agreement, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

SECTION 7.       All communications and notices hereunder shall be in writing and given as provided in Section 3.5 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to them at their respective addresses set forth below their signatures hereto.

SECTION 8.        Section 3.6 of the Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

[Remainder of this page intentionally left blank]

Exhibit A - Page 2

IN WITNESS WHEREOF, the New Representative have duly executed this Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [_____] for the holders of [_____]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

Exhibit A - Page 3

Receipt acknowledged by:

U.S. BANK NATIONAL ASSOCIATION,
as Initial Senior Representative and Collateral Trustee

By:
Name:
Title:

Exhibit A - Page 4

Exhibit B

to Pari Passu Intercreditor Agreement

GRANTOR JOINDER AGREEMENT

GRANTOR JOINDER AGREEMENT NO. [__] (this “Grantor Joinder Agreement”) dated as of [_____] to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [_____] (as amended, restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”), among [ ], as Initial Senior Representative and as Collateral Trustee, [_________], as Initial Additional Representative and the additional Parity Lien Representatives from time to time party thereto, and acknowledged and agreed to by the Grantors party thereto from time to time.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

The undersigned, [______________], a [________________] (the “New Grantor”), wishes to acknowledge and agree to the Pari Passu Intercreditor Agreement and become a party thereto to the limited extent contemplated by Section 3.14 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.

Accordingly, the New Grantor agrees as follows for the benefit of the Parity Lien Representatives, the Collateral Trustee and the other Secured Parties:

Section 1.               Accession to the Pari Passu Intercreditor Agreement. The New Grantor (a) acknowledges and agrees to, and becomes a party to, the Pari Passu Intercreditor Agreement as a Grantor to the limited extent contemplated by Section 3.12 thereof, (b) agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Pari Passu Intercreditor Agreement. This Grantor Joinder Agreement supplements the Pari Passu Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 3.14 of the Pari Passu Intercreditor Agreement.

Section 2.             Representations, Warranties and Acknowledgement of the New Grantor. The New Grantor represents and warrants to each Additional Parity Lien Representative, the Collateral Trustee and the other Secured Parties that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor, and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement.

Section 3.              Counterparts. This Grantor Joinder Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Grantor Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or electronic transmission (including Adobe pdf file) shall be effective as delivery of a manually executed counterpart of this Grantor Joinder Agreement or such other document or instrument, as applicable.

Section 4.             Section Headings. Section headings used in this Grantor Joinder Agreement are for convenience of reference only, are not part of this Grantor Joinder Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Grantor Joinder Agreement.

Exhibit B - Page 1

Section 5.               Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Pari Passu Intercreditor Agreement subject to any limitations set forth in the Pari Passu Intercreditor Agreement with respect to the Grantors.

Section 6.               Governing Law. THIS GRANTOR JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS GRANTOR JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

Section 7.              Severability. Any provision of this Grantor Joinder Agreement that is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and of the Pari Passu Intercreditor Agreement, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.               Notices. All communications and notices hereunder shall be in writing and given as provided in Section 3.5 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 3.5 of the Pari Passu Intercreditor Agreement.

Exhibit B - Page 2

IN WITNESS WHEREOF, the New Grantor has duly executed this Grantor Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

Exhibit B - Page 3